Exhibit 4.8

EXECUTION COPY

CREDIT AGREEMENT

dated as of

April 23, 2010

among

QUAD/GRAPHICS, INC.
as U.S. Borrower

7345933 CANADA INC.
as Canadian Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Canadian Administrative Agent

U.S. BANK NATIONAL ASSOCIATION
as Syndication Agent

and

TD SECURITIES

ROYAL BANK OF CANADA

SUNTRUST BANK

and

PNC BANK, NATIONAL ASSOCIATION

as Documentation Agents

J.P. MORGAN SECURITIES INC.
as Co-Lead Arranger and Sole Bookrunner

U.S. BANK NATIONAL ASSOCIATION
as Co-Lead Arranger

i

SECTION 6.10	Sale and Leaseback Transactions. No Loan Party will, or permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions (a) in respect of which the cash consideration received for the asset or property being sold or otherwise transferred therewith is an amount not less than the fair market value of such asset or property and (b) that are consummated within 180 days after such Loan Party or such Subsidiary acquires or completes the construction of the asset or property being sold or otherwise transferred therewith	113
SECTION 6.11	Financial Covenants	113
SECTION 6.12	Change in Fiscal Year	114

ARTICLE VII Events of Default		114

ARTICLE VIII The Agents		117

ARTICLE IX Miscellaneous		122

SECTION 9.01	Notices	122
SECTION 9.02	Waivers; Amendments	123
SECTION 9.03	Expenses; Indemnity; Damage Waiver	126
SECTION 9.04	Successors and Assigns	127
SECTION 9.05	Survival	131
SECTION 9.06	Counterparts; Integration; Effectiveness	131
SECTION 9.07	Severability	132
SECTION 9.08	Right of Setoff	132
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	132
SECTION 9.10	WAIVER OF JURY TRIAL	133
SECTION 9.11	Headings	133
SECTION 9.12	Confidentiality	133
SECTION 9.13	Patriot Act; Proceeds of Crime (Money Laundering and Terrorist Financing Act (Canada)	134
SECTION 9.14	Several Obligations; Nonreliance; Violation of Law	135
SECTION 9.15	Disclosure	135
SECTION 9.16	Appointment for Perfection	135
SECTION 9.17	Interest Rate Limitation	135
SECTION 9.18	Subordination of Intercompany Indebtedness	136

ARTICLE X Collection Allocation Mechanism		137

SECTION 10.01	Implementation of CAM	137
SECTION 10.02	Letters of Credit	138
SECTION 10.03	Conversion	139

TABLE OF CONTENTS
(Continued)

SCHEDULES:

Schedule 1.01(a) — Effective Date and Funding Date Material Indebtedness
Schedule 1.01(b) — Senior Secured Note Collateral
Schedule 1.01(c) — Existing Leveraged Leases; Existing Leveraged Lease Collateral
Schedule 1.01(d) — Funding Date Mortgage Properties
Schedule 2.01 — Commitments
Schedule 2.06 — Existing LCs
Schedule 3.01 — Subsidiaries
Schedule 3.03 — Governmental Consents
Schedule 3.05 — Properties; Lease Disputes
Schedule 3.06(a) — Litigation
Schedule 3.06(b) — Environmental
Schedule 3.10(a) — US Benefits
Schedule 3.10(b) — Canadian Benefits
Schedule 3.10(c) — ERISA Event
Schedule 3.15 — Insurance
Schedule 5.08 — Sources and Uses
Schedule 6.01(b) — Existing Indebtedness
Schedule 6.02 — Liens
Schedule 6.04 — Investments
Schedule 6.08 — Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Opinion of Loan Parties’ Counsel (Foley & Lardner LLP)
Exhibit B-2 — Form of Opinion of Loan Parties’ Canadian Counsel (Torys LLP)
Exhibit C — Form of Increasing Lender Supplement
Exhibit D — Form of Augmenting Lender Supplement
Exhibit E — List of Closing Documents
Exhibit F — Form of Compliance Certificate
Exhibit G — Auction Procedures
Exhibit H — Form(s) of Note(s)

CREDIT AGREEMENT (this “Agreement”) dated as of April 23, 2010 among QUAD/GRAPHICS, INC. as U.S. Borrower, 7345933 CANADA INC., as Canadian Borrower, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan (including Swingline Loans) denominated in U.S. Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate; provided, that with respect to U.S. Tranche Swingline Loans, such interest rate shall be the one-month Adjusted LIBO Rate, or, if such rate is then unavailable, the Alternate Base Rate or such other interest rate as mutually agreed upon by the U.S. Borrower and the U.S. Tranche Swingline Lender.

“Acceptable Funding Date Schedules” means the schedules to this Agreement, the Collateral Documents and the other Loan Documents delivered by the U.S. Borrower and its Subsidiaries and made a part of this Agreement as of the Effective Date, as such schedules may be updated, supplemented or modified by the U.S. Borrower and its Subsidiaries on or prior to the Funding Date; provided, that (i) any information added to schedules in order to reflect the consummation of the World Color Press Acquisition (such as, for example, the identification of World Color Press as a Subsidiary of the U.S. Borrower) shall be automatically permitted under the Loan Documents so long as such information appears in the Approved PA, and (ii) any information added to schedules as a result of actions taken solely by third parties that are not Affiliates of the U.S. Borrower or World Color Press without the consent of a Loan Party or a Subsidiary thereof (such as the commencement of litigation against a Loan Party or a Subsidiary thereof) shall be automatically permitted under the Loan Documents so long as such actions were commenced prior to the Funding Date and do not result in a Funding Date Material Adverse Effect).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Canadian Administration Agent, and “Agent” means either one of them.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is U.S. $1,230,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposures of all of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amalgamation Date” means the first date on which the Amalgamation Date Requirements have been satisfied.

“Amalgamation Date Requirements” means (i) the World Color Press Acquisition shall have been consummated, (ii) 7345933 Canada Inc. shall have merged, consolidated or otherwise amalgamated with World Color Press, and (iii) the Administrative Agent shall have received all of the Funding Date closing documentation required under Exhibit E.

“Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the U.S. Borrower under the U.S. Tranche, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clause (b) hereof, and with respect to the administration of the transactions evidenced hereby generally, and (b) the Canadian Administrative Agent with respect to a Loan or other financial accommodation extended to the Canadian Borrower or, solely with respect to the Canadian Tranche, the U.S. Borrower, and with respect to the administration of the Canadian portion of the transactions evidenced hereby.

“Applicable Margin” means, for any day:

(i) with respect to any Eurodollar Term Loan, 4.00% per annum, and any ABR Term Loan, 3.00% per annum; and

(ii) with respect to any Eurodollar Revolving Loan, ABR Revolving Loan, BA Rate Revolving Loan, and Canadian Prime Rate Revolving Loan, the applicable rate per annum set forth below, based on the Total Leverage Ratio applicable on such date:

	Total Leverage Ratio:	Eurodollar Margin and BA Rate Margin for Revolving Loans	ABR Margin and Canadian Prime Rate Margin for Revolving Loans
Level 1	Less than 2.00 to 1.00	3.00%	2.00%
Level 2	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	3.25%	2.25%
Level 3	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	3.50%	2.50%
Level 4	Greater than or equal to 3.00 to 1.00 but less than 3.5 to 1.00	3.75%	2.75%
Level 5	Greater than or equal to 3.50 to 1.00	4.00%	3.00%

For purposes of the foregoing,

(i) if at any time the Borrowers fail to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Level 5 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Level 3 shall be deemed to be applicable until the Administrative Agent receives the Borrower’s Financials for the first complete Fiscal Quarter to occur after the Funding Date (by way of example only, if the Funding Date occurs on July 15, 2010, for the Fiscal Quarter ending December 31, 2010), and adjustments to the Level then in effect shall thereafter be effected in accordance with the preceding paragraphs; provided, that if the Financials delivered for the Fiscal Quarter including the Funding Date, and the first complete Fiscal Quarter thereafter, demonstrate that a higher Level should have been applicable as of the Funding Date, such higher Level shall instead be deemed to be have been applicable during such period.

“Applicable Percentage” means, with respect to any Lender:

(a) with respect to Canadian Tranche Revolving Loans, Canadian Tranche LC Exposure or Canadian Tranche Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Canadian Tranche Revolving Commitment and the denominator of which is the aggregate Canadian Tranche Revolving Commitments of all Canadian Tranche Lenders (if the Canadian Tranche Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Canadian Tranche Revolving Credit Exposures at that time);

(b) with respect to U.S. Tranche Revolving Loans, U.S. Tranche LC Exposure or U.S. Tranche Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s U.S. Tranche Revolving Commitment and the denominator of which is the aggregate U.S. Tranche Revolving Commitments of all U.S. Tranche Lenders (if the U.S. Tranche Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate U.S. Tranche Revolving Credit Exposures at that time);

(c) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time);

(d) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Loan Lenders; and

(e) with respect to Credit Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure.

Notwithstanding the foregoing, when a Defaulting Lender exists (as contemplated under Section 2.25), such Defaulting Lender’s Commitments and Credit Exposure shall be disregarded in calculations of the Applicable Percentage.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by the U.S. Borrower or a Domestic Subsidiary of the Equity Interests of a Foreign Subsidiary.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved PA” means the Purchase Agreement and the Plan of Arrangement attached thereto as Exhibit A, together with all schedules and exhibits thereto, and together with all amendments and modifications thereto or waivers of provisions thereof that either have been approved by the Administrative Agent and the Syndication Agent prior to the Funding Date or that are not materially adverse to the Lenders.

“Approximate Equivalent Amount” means on any date the Equivalent Amount of Canadian Dollars with respect to such amount of U.S. Dollars on or as of such date, rounded up to the nearest cent as determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Asset Sale Allowance” means, with respect to all Prepayment Events described in clause (a) thereof that occur during the term of this Agreement, an aggregate amount equal to the U.S. Dollar Amount of U.S. $50,000,000 if the Total Leverage Ratio is greater than 2.25 to 1.00 (giving effect to the applicable transaction, event or occurrence on a Pro Forma Basis); provided, that if the Loans Parties and their Subsidiaries retained amounts in excess of the U.S. Dollar Amount of U.S. $50,000,000 when the Total Leverage Ratio was less than or equal to 2.25 to 1.00 (when no Prepayment Event is deemed to occur) for use in compliance with this Agreement, and the Total Leverage Ratio subsequently is greater than 2.25 to 1.00, no such excess amount shall be required to be applied as a mandatory prepayment under Section 2.11 if such excess was already spent in compliance with this Agreement.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Auction Manager” is defined in Section 2.24(a).

“Auction Notice” means an auction notice given by the applicable Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit G hereto.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means with respect to Revolving Loans, the period from and including the Funding Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments.

“BA Rate” means (a) for a Canadian Tranche Lender that is a Schedule I Bank, CDOR and (b) for any other Canadian Tranche Lender, the per annum discount rate quoted by such Canadian Tranche Lender as the discount rate at which it is prepared to purchase bankers’ acceptances with a term to maturity comparable to the maturity of the applicable Interest Period (such rate not to exceed CDOR plus 10 basis points).

“Banking Services” means each and any of the following bank services provided to any Loan Party or Subsidiary thereof by any Lender or any of its Affiliates: (a) commercial credit cards and purchasing cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Loan Party or Subsidiary thereof in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Loan Parties or Subsidiaries thereof, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to ERISA or the Code and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the U.S. Borrower and the Canadian Borrower.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans or BA Rate Loans, as to which a single Interest Period is in effect, (b) a U.S. Tranche Swingline Loan or a Canadian Tranche Swingline Loan, as applicable, and (c) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or BA Rate Loans, as applicable, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (vi) of such Section 6.08).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollars in the London interbank market, and (b) when used in connection with a Borrowing of Canadian Tranche Revolving Loans, Canadian Tranche Swingline Loans or Canadian Tranche Letters of Credit, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and Montreal.

“CAM” means the mechanism for the allocation and exchange of interests in all of the Credit Exposures and collections in respect thereof established under Article X.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.1.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Obligations owed to such Lender, and (b) the denominator shall be the aggregate Obligations owed to all the Lenders, in each case immediately prior to the date on which a CAM Exchange occurs.  For purposes of computing each Lender’s CAM Percentage, all Obligations which shall be denominated in Canadian Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the date on which such CAM Exchange occurs.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Lenders hereunder with respect to the administration and funding of Loans or other financial accommodations extended to the Canadian Borrower or, solely with respect to the Canadian Tranche, the U.S. Borrower, and the administration, possession, perfection and monitoring of, and exercise of control over, Collateral of the Canadian Loan Parties, and its successors in such capacity (or such of its affiliates as it may designate from time to time).

“Canadian Benefit Plans” means all employee benefit plans, including Canadian Retiree Benefit Plans, of any nature or kind whatsoever (other than Canadian Pension Plans and any statutory plans the Canadian Borrower, or any other Canadian Loan Party, or any Subsidiary thereof is required to comply with, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation) that are maintained or contributed to by the Canadian Borrower, any other Canadian Loan Party, and any Subsidiary thereof organized under the laws of Canada.

“Canadian Borrower” means (x) prior to the Amalgamation Date, 7345933 Canada Inc., a corporation organized under the laws of Canada or a political subdivision thereof, and (y) on and after the Amalgamation Date, the Person resulting from the merger, consolidation or amalgamation of 7345933 Canada Inc. and World Color Press, which Person shall be a corporation organized under the laws of Canada or a political subdivision thereof, and which Person’s legal name shall be World Color Press Inc.

“Canadian Dollar Payment Office” means, for Canadian Dollars, the office in Toronto, Ontario of the Canadian Administrative Agent as specified from time to time by the Canadian Administrative Agent to the Borrowers and each Lender.

“Canadian Dollars” or “C$” refers to lawful money of Canada.

“Canadian Guaranty” means that certain Loan Party Guaranty, dated as of the Funding Date, executed by each Canadian Loan Party (other than the Canadian Borrower) in favor of the Canadian Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Loan Parties” means those Loan Parties organized under the laws of Canada or a Province thereof.

“Canadian Multiemployer Pension Plan” means any multiemployer pension plan, including specified multiemployer pension plans, as defined under applicable Canadian law.

“Canadian Pension Plans” means all Canadian defined benefit or defined contribution pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards statute or regulation in Canada and that are established, maintained or contributed to by the Canadian Borrower, any other Canadian Loan Party or any Subsidiary thereof organized under the laws of Canada for its current or former employees.

“Canadian Prime Rate” means, on any day, the rate of interest per annum equal to the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) CDOR for a 30 day term in effect as of 10:00 a.m. on such day plus 100 basis points per annum; provided, that with respect to Canadian Tranche Swingline Loans in Canadian Dollars,  such interest rate shall be the BA Rate for a 30-day Interest Period or, if such rate is unavailable, the Canadian Prime Rate or such other interest rate as mutually agreed upon by the Canadian Borrower and the Canadian Tranche Swingline Lender.

“Canadian Retiree Benefit Plans” means all plans or arrangements which provide health, dental, or any other benefits to employees who have retired or terminated from employment with the Canadian Borrower, the Canadian Loan Party or any Subsidiary thereof organized under the laws of Canada for its current or former employees; the term “Canadian Retiree Benefit Plan” shall not include any statutory plans with which the Canadian Borrower, any other Canadian Loan Party, or any Subsidiary thereof is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation.

“Canadian Security Agreement” means that certain Charge and Security Agreement, dated as of the Funding Date, among the Canadian Loan Parties and the Canadian Administrative Agent, for the benefit of such Agent and the Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement, by any other Canadian Loan Parties (as required by this Agreement or any other Loan Document), or any other Person, and the Canadian Administrative Agent, for the benefit of such Agent and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Tranche” means the Canadian Tranche Revolving Commitments or the Canadian Tranche Revolving Loans and the Canadian Tranche Swingline Loans.

“Canadian Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all Letters of Credit outstanding under the Canadian Tranche at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements under the Canadian Tranche that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Canadian Tranche LC Exposure of any Canadian Tranche Lender at any time shall be its Applicable Percentage of the total Canadian Tranche LC Exposure at such time.

“Canadian Tranche Lender” means, as of any date of determination, each Lender that has a Canadian Tranche Revolving Commitment or, if the Canadian Tranche Revolving Commitments have terminated or expired, a Lender with Canadian Tranche Revolving Credit Exposure.

“Canadian Tranche Letter of Credit” means a letter of credit issued under the Canadian Tranche pursuant to Section 2.06 hereof.

“Canadian Tranche Revolving Commitment” means, with respect to each Canadian Tranche Lender, the commitment, if any, to make Canadian Tranche Revolving Loans and to acquire participations in Canadian Tranche Letters of Credit and Canadian Tranche Swingline Loans hereunder in U.S. Dollars and Canadian Dollars, expressed as an amount representing the maximum aggregate amount of such Canadian Tranche Lender’s Canadian Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Canadian Tranche Lender pursuant to Section 9.04.  The initial amount of each Canadian Tranche Lender’s Canadian Tranche Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Tranche Lender shall have assumed its Canadian Tranche Revolving Commitment, as applicable.  The initial aggregate amount of the Canadian Tranche Lenders’ Canadian Tranche Revolving Commitments is U.S. $265,000,000.

“Canadian Tranche Revolving Credit Exposure” means, with respect to any Canadian Tranche Lender at any time, the sum of the outstanding principal amount of such Canadian Tranche Lender’s Canadian Tranche Revolving Loans and its Canadian Tranche LC Exposure and Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Canadian Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Tranche Swingline Loans outstanding at such time.  The Canadian Tranche Swingline Exposure of any Canadian Tranche Lender at any time shall be its Applicable Percentage of the total Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch in its capacity as lender of Canadian Tranche Swingline Loans hereunder.

“Canadian Tranche Swingline Loan” means a Loan made by the Canadian Tranche Swingline Lender pursuant to Section 2.05(a).

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Consolidated Financial Covenant Entities prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR” means, on any date, the average per annum discount rate of interest for Canadian Dollars bankers’ acceptances having a maturity date comparable to the maturity of the applicable Interest Period appearing on the “Reuters Screen CDOR Page” at or about 10:00 a.m. on such date or, if no such screen is available, the rate quoted by the Canadian Administrative Agent, or such Schedule I Bank as it selects, as the discount rate at which it would purchase, on such date, Canadian Dollars bankers’ acceptances having a maturity date comparable to the maturity of the applicable Interest Period, rounded upwards if necessary to the nearest 0.01% as calculated by the Canadian Administrative Agent in accordance with normal market practice on such date.

“Change in Control” means any event which results in the legal or beneficial ownership of shares of Voting Stock (as defined below) of the U.S. Borrower granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the U.S. Borrower being owned by any person or entity (or group of persons or entities) acting in concert other than any one or more of the following acting in concert:  (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any of Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of Voting Stock of the U.S. Borrower for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership plan of the U.S. Borrower (together, the “Permitted Holders”).  Notwithstanding the foregoing, the transfer of legal or beneficial ownership of all of the shares of Voting Stock of the U.S. Borrower to a new entity shall not be a Change in Control if a majority of the Voting Stock of such new entity is owned by Permitted Holders.  In the event such a transfer occurs, the foregoing definition of “Change in Control” shall be construed with respect to the new entity that owns all of the Voting Stock of the U.S. Borrower (as opposed to the U.S. Borrower itself).  For purposes of this definition, “Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions), and “Securities” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Change in Law” means (a) the adoption or introduction of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, any Issuing Bank or any Agent (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s, such Issuing Bank’s or such Agent’s holding company, if any) with any guideline, requirement, directive or direction (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Claimant Notes” has the meaning set forth in clause (c) of the definition of Specified Existing Indebtedness.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans of the U.S. Borrower, Term Loans of the Canadian Borrower, Canadian Tranche Revolving Loans, U.S. Tranche Revolving Loans, Canadian Tranche Swingline Loans or U.S. Tranche Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by each Loan Party and each other Person granting a Lien under the Collateral Documents, and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Applicable Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Canadian Security Agreement, the Mortgages, and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure Secured Obligations, including, without limitation, all other security agreements, pledge agreements, financing statements, mortgages, hypothecs, debentures, assignments and deeds of trust whether heretofore, now, or hereafter executed by the Loan Parties or any of their Subsidiaries and delivered to the Applicable Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” has the meaning set forth in Section 2.12(a).

“Commitment Fee Rate” means (x) 0.75% per annum for any Fiscal Quarter in which the average daily aggregate Revolving Credit Exposure was less than the U.S. Dollar Amount of U.S. $150,000,000 and (y) 0.50% per annum for any Fiscal Quarter in which the average daily aggregate Revolving Credit Exposure was equal to or greater than the U.S. Dollar Amount of U.S. $150,000,000; provided, that if a Commitment Fee is required to be paid at any time other than at the end of a Fiscal Quarter, the Commitment Fee Rate shall be determined based on the average daily Revolving Credit Exposure beginning on the first day of the Fiscal Quarter in which such Commitment Fee is paid and ending on the day on which such Commitment Fee is paid; provided, further, that the aggregate principal amount of Swingline Loans shall not be included in any determination of Revolving Credit Exposure for purposes of calculating the Commitment Fee Rate.

“Completed Aircraft Substitution” means the purchase by the applicable Loan Party of the Challenger 300 aircraft (including the engines affixed thereto and all other accessions thereto) with the registration number N40QG for approximately U.S. $20,000,000 (which purchase shall have occurred prior to the Effective Date), and the sale by the applicable Loan Party of the Gulfstream IV aircraft (including the engines affixed thereto and all other accessions thereto) with the registration number N444QG for approximately U.S. $20,000,000, which sale shall occur subsequent to the Effective Date.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means, for the Consolidated Financial Covenant Entities, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, including any writedown of goodwill, long-lived asset, or intangible asset impairment, (vi) non-cash expenses related to stock based compensation, (vii) Transaction and Restructuring Charges, and (viii) amounts paid with respect to MEPP Exit Expenses, minus, to the extent included in Consolidated Net Income, (ix) interest income, (x) income tax credits and refunds (to the extent not netted from tax expense), and (xi) extraordinary unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Consolidated Financial Covenant Entities in accordance with GAAP on a consolidated basis (except as otherwise provided in the definition of Transaction and Restructuring Charges).  For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), (i) if at any time during such Reference Period a Consolidated Financial Covenant Entity shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period a Consolidated Financial Covenant Entity shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis after giving effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration (including, without limitation, assumptions of Indebtedness and issuances of seller notes) by a Consolidated Financial Covenant Entity in excess of the U.S. Dollar Amount of U.S. $25,000,000; and “Material Disposition” means any sale, transfer or disposition of a subsidiary, a line of business, a division or an operating unit (with the understanding that the sale of a manufacturing plant shall not constitute a Material Disposition for purposes hereof) by a Consolidated Financial Covenant Entity to any unrelated third party that yields gross proceeds in excess of the U.S. Dollar Amount of U.S. $25,000,000.  Any cash payment made with respect to any non-cash charge that is added back in computing Consolidated EBITDA for any period shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.  No non-cash gain shall be deducted from a computation of Consolidated EBITDA to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Financial Covenant Entities” means the U.S. Borrower and its Subsidiaries, together with all Persons in which the U.S. Borrower and its Subsidiaries own no more than 50% of the voting Equity Interests thereof and which are included in the U.S. Borrower’s consolidated financials under either the equity or cost method of accounting in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Consolidated Financial Covenant Entities calculated on a consolidated basis in accordance with GAAP for such period with respect to (a) all outstanding Indebtedness of the Consolidated Financial Covenant Entities allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Consolidated Financial Covenant Entities for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Financial Covenant Entities, determined on a consolidated basis (without duplication) in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date such Person becomes a Consolidated Financial Covenant Entity, or prior to the date it is merged into or consolidated with a Consolidated Financial Covenant Entity.  Notwithstanding anything to the contrary set forth herein, no gain received by a Borrower as a result of a repurchase of Term Loans under Section 2.24 shall be included in any determination of Consolidated Net Income.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of the Borrowers and their Subsidiaries (including all redeemable common stock) calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, the aggregate book value of the total assets of the Consolidated Financial Covenant Entities calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, at any date and without duplication, the aggregate principal amount of all Indebtedness of the Consolidated Financial Covenant Entities at such date, determined on a consolidated basis in accordance with GAAP plus the aggregate amount of Indebtedness of the Consolidated Financial Covenant Entities relating to the maximum drawing amount of all letters of credit outstanding and to all bankers’ acceptances plus all Indebtedness described in the foregoing of another Person guaranteed by the Consolidated Financial Covenant Entities; provided, however, that no Pension and Post-Employment Benefit Amounts shall be included in any determination hereof.  For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the aggregate of (a) such Lender’s Revolving Credit Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days after the date required to be funded by it hereunder or has failed to comply generally with its funding obligations under agreements in which it commits to extend credit, (b) notified a Borrower, the Administrative Agent, any Issuing Bank, a Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided, that such Lender, upon delivery of such confirmation, even if after the expiry of such 3 Business Day period, shall no longer constitute a Defaulting Lender under this clause (c), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that the mere ownership by a Governmental Authority of a Lender’s or its parent company’s Equity Interests shall not result in a Lender becoming a Defaulting Lender under this clause (ii).

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective and Funding Date Representations” means (a) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04(a), 3.06 (but solely with respect to litigation-related items set forth therein, and only to the extent the breach thereof would result in a Funding Date Material Adverse Effect), 3.08, 3.12, 3.13, 3.17 (with respect to the Funding Date only), and 3.18, (b) with respect to the Funding Date only, each Borrower’s representation that no Funding Date Material Adverse Effect has occurred or is continuing, and (c) with respect to the Funding Date only, each Borrower’s representation that all of its Material Indebtedness outstanding as of the Funding Date is set forth in Schedule 1.01(a).

“Environmental Laws” means all laws, statutes, rules, regulations, codes, by-laws, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, and any principle of common law, in each case relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of Canadian Dollars with respect to any amount of U.S. Dollars at any date means the equivalent in Canadian Dollars of such amount of U.S. Dollars, calculated at the Exchange Rate as of such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, except as set forth on Schedule 3.10(c), (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Pension Plan to satisfy the “minimum funding standard”, as defined in Section 412(a) of the Code or Section 302(a) of ERISA for a plan year, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a Loan Party or any of its ERISA Affiliates from any Pension Plan or Multiemployer Plan; or (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon a Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the U.S. Dollar Equivalent of Canadian Dollars, the rate at which Canadian Dollars may be exchanged into U.S. Dollars, as quoted by the Bank of Canada for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Administrative Agent in Toronto, Ontario, Canada) at 12:00 Noon, Local Time, on such day; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or any capital tax imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) any taxes imposed on a Foreign Lender or the Administrative Agent as a result of such Lender’s or the Administrative Agent’s (in the event the Lender acting as Administrative Agent is a Foreign Lender) failure to satisfy the reporting requirements as set forth in Section 1471(b) of the Code (or regulation or administrative guidance promulgated thereunder), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Leveraged Lease Collateral” means those assets of the U.S. Borrower and its Subsidiaries identified on Schedule 1.01(c).

“Existing Leveraged Leases” means the leveraged leases identified in Schedule 1.01(c).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower or any other Loan Party, as applicable.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrowers and their Subsidiaries, together with all other Consolidated Financial Covenant Entities as calculated in accordance with GAAP, as required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the U.S. Borrower, any other U.S. Loan Party or their respective Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fiscal Quarter” means, for the Loan Parties and their Subsidiaries, each calendar quarter occurring during a Fiscal Year (i.e. the quarters ending March 31th, June 30th, September 30th and December 31st of a Fiscal Year).

“Fiscal Year” means, for the Loan Parties and their Subsidiaries, each calendar year ending on December 31st.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each province thereof shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Free Cash Flow” means, for each Fiscal Year, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year (net of taxes paid or accrued during such Fiscal Year), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining Consolidated Net Income for such Fiscal Year, (iii) decreases in Working Capital during such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the disposition of property permitted under this Agreement by the U.S. Borrower and its Subsidiaries (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income for such Fiscal Year minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the U.S. Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures permitted under this Agreement (with the understanding that, for purposes of this clause (ii), (1) no deduction shall be made for the principal amount of Indebtedness directly incurred in connection with such Capital Expenditures, and (2) the Consolidated Financial Covenant Entities shall be entitled to deduct amounts paid in respect of Capital Expenditures permitted under this Agreement that are financed with the Net Proceeds of asset sales or dispositions that are not required to be applied as prepayments under Section 2.11, or that already have been applied as prepayments under Section 2.11), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt of the U.S. Borrower and its Subsidiaries during such Fiscal Year that are permitted under this Agreement (including certain bankruptcy-related obligations of World Color Press due and payable after the Funding Date in an aggregate amount not to exceed the U.S. Dollar Amount of U.S. $50,000,000 in the aggregate, the Term Loans, the Senior Secured Notes, the Claimant Notes, the Existing Leveraged Leases and the Polish Subsidiary Credit Facility, but excluding payments in respect of any revolving credit facility to the extent there is not a corresponding and equivalent permanent reduction in revolving loan commitments thereunder), (v) increases in Working Capital for such Fiscal Year, (vi) the aggregate amount of cash payments made during such Fiscal Year on account of obligations in respect of pensions and other post-employment benefits in excess of amounts expensed for such obligations during such Fiscal Year, and (vii) the aggregate net amount of non-cash gains on dispositions of property permitted under this Agreement by the U.S. Borrower and its Subsidiaries (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income. Notwithstanding the foregoing or anything to the contrary set forth herein, (x) no portion of Consolidated Net Income corresponding with a Consolidated Financial Covenant Entity that is not a Loan Party or a Subsidiary thereof shall be included in a computation of Free Cash Flow, other than any amount thereof that is distributed by such non-Loan Party or non-Subsidiary thereof to a Loan Party or Subsidiary thereof, which distributed amount shall be included in a computation of Free Cash Flow, and (y) Net Proceeds resulting from a Prepayment Event described in clause (a) or (b) of the definition thereof shall not constitute Free Cash Flow for purposes hereof, and any prepayment of the Secured Obligations with such Net Proceeds shall be governed by Section 2.11(b)(i).

“Free Cash Flow Percentage” means: (i) 0% at any time the Total Leverage Ratio is less than or equal to 2.25 to 1.00, (ii) 25% at any time the Total Leverage Ratio exceeds 2.25 to 1.00 but is less than or equal to 2.50 to 1.00 and (iii) 50% at any time the Total Leverage Ratio exceeds 2.50 to 1.00, in each case as the Total Leverage Ratio will be tested as and when required in connection with a Free Cash Flow Prepayment Date.

“Free Cash Flow Prepayment Date” means the earlier to occur of the date on which the Borrowers are required to deliver to the Administrative Agent the annual audited financials required by Section 5.01(a) for any Fiscal Year and the date on which such annual audited financials are actually delivered for such Fiscal Year, but not earlier than January 1, 2012.

“Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Funding Date Used Equipment” means items of equipment or fixtures owned by a Loan Party as of the Funding Date (after giving effect to the World Color Press Acquisition) that were at some point used in the ordinary course in the day-to-day operations of such Loan Party, including, without limitation, underutilized equipment and equipment located at Plants Designated for Sale or Closure.

“Funding Date Material Adverse Effect” means, on or prior to the Funding Date, any effect that (a) is materially adverse to the business, results of operations, financial condition or liabilities of the U.S. Borrower and its Subsidiaries, taken as a whole, or World Color Press and its Subsidiaries, taken as a whole, as applicable, assuming for purposes of such a determination that the U.S. Borrower or World Color Press, as the case may be, as a business enterprise, is 50% larger than its actual revenues, assets, liabilities and earnings, or (b) prevents or materially delays the U.S. Borrower or World Color Press (as applicable) from consummating the transactions contemplated by the Purchase Agreement.  Notwithstanding the foregoing, effects arising out of or related to (i) General Developments and Transaction Developments shall not be deemed, either alone or in combination, to constitute a Funding Date Material Adverse Effect and (ii) no effect arising from any General Developments or Transaction Developments shall be taken into account in determining whether there has been a Funding Date Material Adverse Effect.  Notwithstanding anything to the contrary, any change or effect on the business, results of operations, financial condition or liabilities of the U.S. Borrower as a result of any loss of the U.S. Borrower’s status as a Subchapter S corporation shall not constitute a Funding Date Material Adverse Effect on the U.S. Borrower, except to the extent that such loss of Subchapter S status results in any loss or liability for the U.S. Borrower relating to or arising out of periods prior to the closing of the Transactions.

“Funding Date Perfection Requirements” means, with respect to each Person constituting a Loan Party as of the Funding Date, the following (with the understanding that only Persons that are Loan Parties as of the Funding Date shall be required to satisfy the following on the Funding Date, and with the understanding that the following shall not require a pledge of Equity Interests in excess of the Applicable Pledge Percentage for any Pledge Subsidiary):

(i) the authorization and filing of UCC financing statements against each such Loan Party in its jurisdiction of organization (or such other jurisdiction as reasonably required by the Administrative Agent, such as the District of Columbia) naming such Loan Party as debtor, the Administrative Agent as secured party, and all of such Loan Party’s assets, other than the

Senior Secured Note Collateral and the Existing Leveraged Lease Collateral, as the collateral subject thereto;

(ii) the authorization and filing of PPSA financing statements and all other personal property security filings in Canada or any Province therein against each Canadian Loan Party and each U.S. Loan Party that owns assets in Canada beyond Equity Interests of Subsidiaries organized under the laws of Canada or a political subdivision thereof (in such offices as reasonably required by the Applicable Agent) naming such Loan Party as debtor, the Canadian Administrative Agent as secured party, and all of such Loan Party’s assets, other than the Senior Secured Note Collateral and the Existing Leveraged Lease Collateral, as the collateral subject thereto;

(iii) the authorization and filing of registrations against Canadian Loan Parties and other Loan Parties which own or have registered rights to intellectual property with the Canadian intellectual property office;

(iv) the delivery to the Administrative Agent by each Loan Party of all certificated Equity Interests owned by such Loan Party, together with undated stock powers in blank; provided, however, that no such delivery shall be required to be made in contravention of Section 5.09;

(v) the delivery to the Canadian Administrative Agent of fully executed and effective Canadian-law governed pledge documentation pursuant to which the Canadian Administrative Agent shall have received first-priority perfected Liens upon the Loan Party’s Equity Interests in the Canadian Borrower, each other Canadian Loan Party, and each Material Canadian Subsidiary thereof (with the understanding that such pledges shall not contravene the requirements of Section 5.09); and

(vi) the delivery to the Administrative Agent of fully executed and effective Mortgages (with each Mortgage being in a form suitable for recordation or registration, as applicable) and Mortgage Instruments (other than appraisals or any new environmental site assessments and those other items referenced in clause (y) of the definition of Mortgage Instruments) for the properties identified in Schedule 1.01(d) hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Developments” means (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any national or international calamity, (e) any developments or occurrences relating to or affecting the industries or the segments thereof or geographic areas in which the U.S. Borrower or World Color Press (as applicable) or any of its respective Subsidiaries or customers operates, (f) any change in the market price of raw materials, including paper and ink, of the type and grade customarily purchased by the U.S. Borrower or World Color Press or any of its respective Subsidiaries, or (g) any changes or proposed changes in or interpretations of any applicable law or generally accepted accounting practices occurring after the date of the Purchase Agreement, but excluding, in each of the cases described in clauses (a)-(d) above, any effect to the extent arising from any effect that has a materially disproportionate impact on the business, results of operations, financial condition or liabilities of the U.S. Borrower or World Color Press (as applicable) relative to similarly situated companies to the extent engaged in the industries in which the U.S. Borrower or World Color Press (as applicable) or any of its respective Subsidiaries conducts its business.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commission, board, office or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; provided, however, that notwithstanding the foregoing, obligations in respect of performance bonds and commercial letters of credit shall not constitute obligations subject hereto (whether as direct obligations or Guarantees thereof)  until such time as the aggregate obligations thereunder (whether or not drawn) exceed the U.S. Dollar Amount of U.S. $25,000,000.

“Hazardous Materials” means all contaminants, vibrations, sound, odor, explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure, respectively, (ii) the Agents, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrowers, the other Loan Parties and each Subsidiary thereof of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by a Loan Party or any Subsidiary thereof, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other

Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (1) current accounts payable incurred in the ordinary course of business, (2) obligations to officers, directors and employees evidencing deferred compensation, and (3) guaranteed salary continuation amounts resulting from and which are payable upon the death of an officer, director or employee), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Off-Balance Sheet Liabilities of such Person and all Attributable Receivables Indebtedness of such Person, (i) all Capital Lease Obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) the aggregate amount of all net Swap Obligations of such Person (with net amount being the termination value thereof), (m) earn-out payments to the extent fully and finally determined, and (n) obligations of such Person under Sale and Leaseback Transactions; provided, however, that obligations in respect of performance bonds and commercial letters of credit shall not constitute Indebtedness until such time as the aggregate obligations thereunder (whether or not drawn) exceed the U.S. Dollar Amount of U.S. $25,000,000.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The Indebtedness of the U.S. Borrower and its Subsidiaries shall exclude Pension and other Post-Employment Benefit Amounts and MEPP Exit Expenses.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated March 2010 relating to the Borrowers and the Transactions.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) cash Consolidated Interest Expense for such period; provided, however, that for the first four Fiscal Quarters beginning with the Fiscal Quarter ending September 30, 2010, cash Consolidated Interest Expense shall be determined on an annualized basis, with each test period beginning with the Fiscal Quarter ending September 30, 2010 and ending on the last day of the applicable Fiscal Quarter.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan or a Canadian Prime Rate Loan (other than a Swingline Loan), the last day of each Fiscal Quarter and the Revolving Loan Maturity Date for Revolving Loans, and the Term Loan Maturity Date for Term Loans, (b) with respect to any Eurodollar Loan or BA Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or a BA Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Loan Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing or BA Rate Borrowing, the period commencing on the date of such Borrowing and (a) in the case of a Eurodollar Borrowing, ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or twelve months, if consented to by each Lender subject to such Borrowing) thereafter or (b) in the case of a BA Rate Borrowing, ending on the date 30, 60 or 90 days (or 180 days, if consented to by each Lender subject to such Borrowing) thereafter, as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing or BA Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Lender” means a Revolving Lender that is not a Non-Investment Grade Lender.

“Issuing Bank” means (i) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder and (ii) each other Lender that agrees to act as an Issuing Bank hereunder and that is approved by the Borrowers and the Administrative Agent, in each case together with its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such

Issuing Bank including, without limitation, with respect to JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada), as amended, and any regulations promulgated thereunder.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means the sum of the Canadian Tranche LC Exposure and the U.S. Tranche LC Exposure.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Canadian Tranche Swingline Lender and the U.S. Tranche Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including Canadian Tranche Letters of Credit and U.S. Tranche Letters of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of U.S. Dollars, Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in U.S. Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in U.S. Dollars with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in U.S. Dollars in an amount of U.S. $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, the LIBO Rate shall in no event be less than 1.50% per annum for any Term Loan.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, but excluding the interest of a lessor under an operating lease or a lease which is or would have been an operating lease on the date of this Agreement, but is subsequently required to be included on a balance sheet as a result of a change in GAAP, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Canadian Guaranty, the U.S. Guaranty, and all other agreements, instruments, documents and certificates identified in Sections 4.01 and 4.02 executed and delivered to, or in favor of, any Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to any Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Loan Party Guarantors.

“Loan Party Guarantor” means (x) with respect to all of the Secured Obligations, each Material Domestic Subsidiary that is required to become a party to a Loan Party Guaranty or that is designated as a Loan Party Guarantor under such Loan Party Guaranty by the U.S. Borrower (including pursuant to a joinder or supplement thereto), and (y) with respect to the Secured Obligations owing by the Canadian Borrower or a Loan Party organized under the laws of Canada, each Material Canadian Subsidiary that is required to become a party to a Loan Party Guaranty or that is designated as a Loan Party Guarantor under such Loan Party Guaranty (including pursuant to a joinder or supplement thereto); provided, that no Receivables Entity shall be required to be a Loan Party Guarantor so long as it remains party to a Permitted Receivables Facility.  The Loan Party Guarantors as of the Funding Date are identified as such in Schedule 3.01 hereto.

“Loan Party Guaranty” means the Canadian Guaranty or the U.S. Guaranty, as applicable.

“Loans” means the loans made by the Lenders to a Borrower pursuant to this Agreement (including, without limitation, the Canadian Tranche Revolving Loans, the U.S. Tranche Revolving Loans and the Term Loans).

“Local Time” means Chicago, IL time.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations, property or financial condition of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents as and when such obligations are required to be performed thereunder, or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Agents or the Lenders under such Loan Document or the perfection or priority of any material Lien granted by a Loan Party in favor of any Agent or any Holder of Secured Obligations.

“Material Canadian Subsidiary” means each Subsidiary organized under the laws of Canada (i) which, as of the most recent Fiscal Quarter of the U.S. Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of that portion of Consolidated EBITDA or Consolidated Total Assets of all Subsidiaries organized under the laws of Canada that are not Material Canadian Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such Fiscal Quarter, the U.S. Borrower (or, in the event the U.S. Borrower has failed to do so within ten (10) days, the Administrative Agent, provided that the Administrative Agent will consult with the U.S. Borrower as part of such process) shall designate sufficient Subsidiaries organized under the laws of Canada as “Material Canadian Subsidiaries” to cause that portion of Consolidated EBITDA or Consolidated Total Assets held by such Subsidiaries that are not Material Canadian Subsidiaries to equal or be less than ten percent (10%) of Consolidated EBITDA or Consolidated Total Assets, as applicable, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Canadian Subsidiaries on and after the date of such designation; provided, further, if a Subsidiary which does not meet the aforementioned 5% requirement is designated by the U.S. Borrower as a Material Canadian Subsidiary, becomes a Loan Party Guarantor, and delivers all applicable Collateral Documents in accordance with Section 5.09, then such Subsidiary shall be deemed to be a Material Canadian Subsidiary for purposes hereof, and shall not be counted toward the 10% non-Material Canadian Subsidiary basket described above.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent Fiscal Quarter of the U.S. Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of that portion of Consolidated EBITDA or Consolidated Total Assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such Fiscal Quarter, the U.S. Borrower (or, in the event the U.S. Borrower has failed to do so within ten (10) days, the Administrative Agent, provided that the Administrative Agent will consult with the U.S. Borrower as part of such process) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to cause that portion of Consolidated EBITDA or Consolidated Total Assets held by Domestic Subsidiaries that are not Material Domestic Subsidiaries to equal or be less than ten percent (10%) of Consolidated EBITDA or Consolidated Total Assets, as applicable, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries on and after the date of such designation; provided, further, if a

Subsidiary which does not meet the aforementioned 5% requirement is designated by the U.S. Borrower as a Material Domestic Subsidiary, becomes a Loan Party Guarantor, and delivers all applicable Collateral Documents in accordance with Section 5.09, then such Subsidiary shall be deemed to be a Material Domestic Subsidiary for purposes hereof, and shall not be counted toward the 10% non-Material Domestic Subsidiary basket described above.

“Material Foreign Subsidiary” means each non-Canadian Foreign Subsidiary (i) which, as of the most recent Fiscal Quarter of the U.S. Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of that portion of Consolidated EBITDA or Consolidated Total Assets of all non-Canadian Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such Fiscal Quarter, the U.S. Borrower (or, in the event the U.S. Borrower has failed to do so within ten (10) days, the Administrative Agent, provided that the Administrative Agent will consult with the U.S. Borrower as part of such process) shall designate sufficient non-Canadian Foreign Subsidiaries as “Material Foreign Subsidiaries” to cause that portion of Consolidated EBITDA or Consolidated Total Assets held by non-Canadian Foreign Subsidiaries that are not Material Foreign Subsidiaries to equal or be less than ten percent (10%) of Consolidated EBITDA or Consolidated Total Assets, as applicable, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries on and after the date of such designation; provided, further, if a Subsidiary which does not meet the aforementioned 5% requirement is designated by the U.S. Borrower as a Material Foreign Subsidiary, and such Subsidiary’s Equity Interests are pledged to the Applicable Agent in accordance with this Agreement (if such pledge is required at all), then such Subsidiary shall be deemed to be a Material Foreign Subsidiary for purposes hereof, and shall not be counted toward the 10% non-Material Foreign Subsidiary basket described above.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding the U.S. Dollar Amount of U.S. $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Material Canadian Subsidiary, a Material Domestic Subsidiary, or a Material Foreign Subsidiary, as applicable.

“MEPP Exit Expense” means expenses not in excess of the U.S. Dollar Amount of U.S. $115,000,000 which may be incurred by the U.S. Borrower and its Subsidiaries in connection with the termination of or withdrawal from certain Multi-Employer Plans.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, charge, deed of trust, hypothec or other agreement (if any) which conveys or evidences a Lien in favor of the Applicable Agent, for the benefit of the Applicable Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instrument” means (x) such title reports, title insurance, flood certifications, FEMA forms (where applicable), flood insurance (where applicable), opinions of counsel, surveys, appraisals, environmental reports (if any), and environmental indemnity signed by each of the Loan Parties granting a Mortgage as are requested by, and in form and substance reasonably acceptable to, the Applicable Agent, in accordance with this Agreement and the other Loan Documents, and (y) such other items reasonably required by Applicable Agent with respect to each parcel of real property owned by any Loan Party as of the Funding Date subject to a Mortgage, including, without limitation, leasehold mortgage protection agreements; provided, however, that with respect to those real properties identified by the U.S. Borrower to the Applicable Agents on or prior to the Effective Date as those being owned or to be owned by the Loan Parties on the Funding Date, the Applicable Agents confirm they have received all environmental reports and appraisals required by them.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which a Loan Party or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Investment Grade Lender” means any Revolving Lender whose unsecured long-term Indebtedness (without giving effect to any third-party credit enhancement) is rated BB+ or lower by S&P or Ba1 or lower by Moody’s, or who does not have an unsecured long-term Indebtedness (without giving effect to any third-party credit enhancement) rating from both S&P and Moody’s.

“Nonqualified Deferred Compensation Plan” means an unfunded plan, arrangement, program or agreement maintained primarily for the purpose of providing deferred compensation, including supplemental and excess benefits, for a select group of management or highly compensated employees within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulations Section 2520.104-23.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Loan Parties and their Subsidiaries to any of the Lenders, the Agents, the Issuing Banks or any indemnified party, individually or collectively, in their respective capacities as Lenders, Agents, Issuing Banks or other indemnified parties, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension and Post-Employment Benefit Amounts” means liabilities for pensions and other post-employment benefits which are or would be properly reflected on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries in accordance with GAAP.

“Pension Plan” means any Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by any Loan Party or any of its Subsidiaries of (i) all or

substantially all the assets of or (ii) all or substantially all of the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as a Loan Party or Subsidiary thereof or business reasonably related or complementary thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Loan Parties and their Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended Fiscal Quarter of the U.S. Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds the U.S. Dollar Amount of U.S. $50,000,000 (including, without limitation, fully and finally determined deferred purchase price amounts, fully and finally determined earn-out payments, assumptions of Indebtedness, and issuances of Seller Notes), the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent, (e) in the case of an acquisition, merger or amalgamation involving a Loan Party or a Subsidiary thereof, a Loan Party or a Subsidiary thereof is the surviving entity or successor entity of such merger, amalgamation and/or consolidation, and (f) if the Total Leverage Ratio is or will be greater than 2.75 to 1.00 at the time of, or after giving effect on a Pro Forma Basis to, any acquisition, the aggregate consideration paid in respect of such acquisition (including, without limitation, fully and finally determined deferred purchase price amounts, fully and finally determined earn-out payments, assumptions of Indebtedness, and issuances of Seller Notes) shall not exceed the U.S. Dollar Amount of U.S. $75,000,000 (with the understanding that such U.S. $75,000,000 limitation shall not apply when the Total Leverage Ratio is or will be less than or equal to 2.75 to 1.00 at the time of, or after giving effect on a Pro Forma Basis, to the applicable acquisition).

“Permitted Corporate Restructuring Transactions” means transactions entered into to facilitate corporate restructurings otherwise permitted by this Agreement or lawful tax planning (and in any event unrelated to an insolvency, bankruptcy, workout or similar event), which transactions are comprised of either (a) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by Loan Parties to non-Loan Party Subsidiaries, but only if the amount of such transfers is returned to a U.S. Loan Party (if the initial Loan Party transferor was a U.S. Loan Party) or to any Loan Party (if the initial Loan Party transferor was a Canadian Loan Party) in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer, or (b) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by non-Loan Party Subsidiaries to Loan Parties, but only if the amount of such transfers is returned to the initial non-Loan Party Subsidiary transferor in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer; provided, however, that (A)

if any of the foregoing transactions shall involve transfers of funds from a Borrower or a Subsidiary to a Borrower or any other Subsidiary, such transfers shall be accomplished by (i) book entries on the accounts of the applicable Borrower or such Subsidiary maintained with the Administrative Agent or (ii) wire transfers to accounts of the applicable Borrower or such Subsidiary maintained with the Administrative Agent or its Affiliates; (B) such transactions shall not be detrimental to the interests of the Lenders and shall occur at a time when no Default shall have occurred and be continuing; and (C) the applicable Borrower has given the Administrative Agent at least 10 days (or such lesser number of days as the Administrative Agent may agree) prior written notice of its intent to engage in or cause such transactions, accompanied by a reasonably detailed description of same.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for taxes, assessments and other governmental charges that are not yet due or have not been delinquent for in excess of ninety (90) days, or are being contested in compliance with Section 5.04; provided, that no more than the U.S. Dollar Amount of U.S. $25,000,000 of aggregate obligations subject to Liens under this clause (a) may be delinquent for more than 90 days and constitute Permitted Encumbrances;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or obligations in an aggregate amount not in excess of the U.S. Dollar Amount of U.S. $25,000,000, or which are being contested in compliance with Section 5.04;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, zoning restrictions, zoning by-laws, municipal by-laws and regulations, development agreements, site plan agreements, municipal agreements, encroachment agreements, restrictive covenants and other restrictions, reservations, covenants, conditions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Loan Party or Subsidiary thereof and notwithstanding anything to the contrary herein, with respect to leasehold interests under which a Loan Party or a Subsidiary thereof is the tenant, mortgages, obligations, liens and other encumbrances affecting the landlord’s interest in the real property;

(g)       in the case of the Canadian Loan Parties, Liens for governmental charges or levies or for employment insurance, pension obligations or other social security obligations, workers’ compensation or vacation pay, the payment of which is not yet due, or for which installments have been paid based on reasonable estimates pending final assessments, or if due, that are being contested in accordance with Section 5.04;

(h)       in the case of the Canadian Loan Parties, undetermined or inchoate Liens incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, that are being contested in accordance with Section 5.04;

(i)        in respect of any real property of a Loan Party in Canada, the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and similar statutory exceptions to title;

(j)        title defects, encroachments or irregularities which are of a minor nature and which in the aggregate do not materially impair the value of any real property or the use of the affected property for the purpose for which it is used by that Person;

(k)       in the case of the Canadian Loan Parties, Liens given to a public utility to secure payment for services, when required by such utility in connection with the operations of that Person in the ordinary course of its business, which related to obligations not due or payable, or if due that are being contested in accordance with Section 5.04; and

(l)        in respect of any leased real property located in Canada, Liens arising from the right of distress enjoyed by landlords outside of the Province of Quebec to secure the payment and performance of rental obligations in respect of such leased properties in such provinces or an Lien granted by that Person to a landlord to secure the payment and performance of rental obligations in respect of property in the Province of Quebec leased from such landlord, provided that such Liens are limited to the assets located at or about such leased property.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s or from Dominion Bond Rating Services Limited;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in U.S. Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S. $5,000,000,000;

(f)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(g)           investments in certificates of deposit, bankers’ acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its long-term unsecured indebtedness of at least “A-” by S&P; and

(h)           fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (f) above and entered into with a financial institution satisfying the criteria described in clause (g) above.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and the Receivables Sellers) either (i) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers, or (ii) directly to third-party investors on a true-sale basis and applying securitization principles (both from a legal and an accounting perspective), in return for cash, pursuant to the Permitted Receivables Facility Documents, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of a Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to a Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of such Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the applicable Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property Security Act” means as it pertains to any Province in Canada, the applicable personal property security legislation relevant among other things for the perfection, priority ranking and enforcement of security interests in personal property and without limitation means in Ontario, the Personal Property Security Act (Revised Statutes of Ontario) as amended from time to time.

“Plants Designated For Closure or Sale” means manufacturing plants owned, leased or subleased by Loan Parties or their Subsidiaries as of the Funding Date that are sold, transferred, assigned, leased, subleased, earlier terminated or otherwise disposed of to Persons that are not Affiliates, or that are closed or otherwise cease operations in order to achieve synergies and cost savings, or because such plants are underutilized or unprofitable.

“Pledge Subsidiary” means, subject to the Applicable Pledge Percentage, (i) each Domestic Subsidiary, (ii) each First Tier Foreign Subsidiary, and (iii) solely with respect to

Secured Obligations owing by the Canadian Loan Parties, each Subsidiary organized under the laws of Canada or any province or territory thereof.

“Polish Subsidiary” means Quad/Winkowski SP.ZO.O, an entity organized under the laws of Poland.

“Polish Subsidiary Credit Facility” means that certain Facilities Agreement dated December 16, 2008 by and between Quad/Winkowski SP.ZO.O, as Borrower, and Bank Polska Kasa Opieka S.A. as Lender, as it may be amended, supplemented, or otherwise modified from time to time.

“Prepayment Event” means, at any time the Total Leverage Ratio is greater than 2.25 to 1.00 (giving effect to the applicable transaction, event or occurrence on a Pro Forma Basis), the following:

(a)           any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of any Loan Party or Subsidiary thereof, other than (1) sales, transfers or dispositions described in Sections 6.03(a)(iii), (a)(iv), (a)(v)(A) through (D), and (a)(vi) through (a)(viii), (2) any sale, transfer or disposition by a non-Canadian Foreign Subsidiary unless the Net Proceeds resulting therefrom are transferred (via dividend, distribution or otherwise) to a Loan Party (with the understanding that Net Proceeds resulting from a sale, transfer or disposition by a Canadian Foreign Subsidiary shall only go to prepay Secured Obligations owing by Canadian Loan Parties), (3) any sale, transfer or other disposition of any Senior Secured Note Collateral or Existing Leveraged Lease Collateral, or other assets permitted hereunder to secure the Senior Secured Notes or the Existing Leveraged Leases, if the Net Proceeds resulting therefrom are required, pursuant to the terms of the Senior Secured Notes as in effect on the Effective Date, or the Existing Leveraged Leases as in effect on the Effective Date, as applicable, to prepay Indebtedness owing thereunder as a mandatory prepayment or in order to reduce the amount of such Indebtedness in order to remain in compliance with overcollateralization or asset coverage covenants, or if such Net Proceeds must continue to secure the Senior Secured Notes or the Existing Leveraged Leases, as applicable, and are prohibited as of the Effective Date to be used for any other purpose, and (4) amounts under Permitted Corporate Restructuring Transactions and World Color Press Facilitating Transactions; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary thereof (subject to the reinvestment provisions set forth in Section 2.11); or

(c)           the occurrence of a Free Cash Flow Prepayment Date; provided, that (i) no Free Cash Flow Prepayment Date shall be deemed to occur prior to January 1, 2012 and (ii) the Total Leverage Ratio will be tested by the Borrowers on each Free Cash Flow Prepayment Date for the Fiscal Year corresponding with such Free Cash Flow Prepayment Date to determine whether a Prepayment Event has occurred under this clause (d)).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New

York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event and to the Administrative Agent’s reasonable satisfaction, that the Borrowers are in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Purchase Agreement” means (i) the Arrangement Agreement, dated as of January 25, 2010, between the U.S. Borrower and World Color Press, (ii) the Plan of Arrangement to be submitted to the Quebec Superior Court and (iii) all exhibits, schedules and disclosure letters thereto, as the same may be amended or modified.

“Purchase Offer” means an offer by a Borrower to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.24.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly-owned Subsidiary of a Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by a Borrower or any other Subsidiary of such Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates such Borrower or any other Subsidiary of such Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of such Borrower or any other Subsidiary of such Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither such Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to such Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of such Borrower, and (c) to which neither such Borrower nor any other Subsidiary of such Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the applicable Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Loan Parties that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 9.04.

“Reinvestment Period” means, with respect to any Net Proceeds to be applied as a mandatory prepayment under Section 2.11, 180 days after receipt by the applicable Loan Party or Subsidiary of such Net Proceeds; provided, that such Person shall have an additional 180 days after the end of such initial 180-day period if, as of the last day of the initial 180-day period, no Default is then outstanding and a Responsible Officer of the U.S. Borrower certifies to the Administrative Agent (i) that the applicable Person is diligently pursuing the completion of the applicable acquisition, replacement, or rebuilding for which such Net Proceeds shall be used, (ii) such acquisition, replacement or rebuilding is underway, and (iii) such Responsible Officer believes, in good faith, that such acquisition, replacement or rebuilding shall be completed by the end of such additional 180-day period.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the Aggregate Credit Exposure and unused Aggregate Commitment at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Financial Officer, the Chief Executive Officer of the U.S. Borrower, and the general counsel of the U.S. Borrower.

“Restricted Intercompany Transactions” means each of the following to occur subsequent to the Funding Date:  (i) all sales, transfers, assignments and other dispositions of assets, other than Funding Date Used Equipment, by Loan Parties to non-Loan Party Subsidiaries and non-Loan Party Affiliates, by Loan Parties to Persons in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, and by U.S. Loan Parties to Canadian Loan Parties (which, with respect to the allowance for the U.S./Canadian transfers, shall be in addition to, and not in limitation of, the allowance set forth in Section 6.03(a)(iii)(C)), (ii) Indebtedness of non-Loan Party Subsidiaries and non-Loan Party Affiliates to Loan Parties, and Indebtedness of Persons in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof to Loan Parties or Subsidiaries thereof, including, without limitation, all loans and advances described in Section 6.04 (with all such Indebtedness being calculated on an outstanding or drawn basis, and with Indebtedness directly owing between two parties being netted against each other), (iii) all investments by Loan Parties in non-Loan Party Subsidiaries and non-Loan Party Affiliates, all investments by Loan Parties and their Subsidiaries in Persons in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, and all non-cash investments by U.S. Loan Parties in Canadian Loan Parties, with such non-cash investments by U.S. Loan Parties in Canadian Loan Parties receiving the benefit of this definition as well as the allowance in Section 6.03(a)(iii)(C) (with the understanding that the aggregate amount of outstanding investments shall be reduced at any time and from time to time by all dividends, distributions and similar amounts received by the holder of an investment, and by the amount of Net Proceeds received by such holder upon the sale of such investment), (iv) guarantees by Loan Parties of Indebtedness owing by Persons organized under the laws of the United States of America (or political subdivisions thereof) and in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, and guarantees by U.S. Loan Parties of Indebtedness owing by Domestic Subsidiaries that are not Loan Parties and Affiliates thereof organized under the laws of the United States of America (or political subdivisions thereof) that are not Loan Parties, (v) a Loan Party’s repurchase of its Equity Interests from a non-Loan Party Subsidiary, and (vi) a merger or amalgamation of a U.S. Loan Party (other than the U.S. Borrower) with a Canadian Loan Party (other than the Canadian Borrower), with the Canadian Loan Party the survivor thereof.

“Restricted Intercompany Transactions Amount” means, with respect to all Restricted Intercompany Transactions, an aggregate amount not to at any time exceed the U.S. Dollar Amount of (i) U.S. $250,000,000 at any time the Total Leverage Ratio is less than 2.25 to 1.00, (ii) U.S. $150,000,000 at any time the Total Leverage Ratio is greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00, and (iii) U.S. $75,000,000 at any time the Total Leverage Ratio is equal to or greater than 2.75 to 1.00, in each case, as computed on a Pro Forma Basis as and when needed.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Loan Party or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in such Loan Party or such Subsidiary.

“Retiree Welfare Plan” means any employee benefit welfare plan as defined in Section 3(1) of ERISA in respect of which a Loan Party or an ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA and which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA.

“Revolving Commitment” means, with respect to each Lender, the sum of its Canadian Tranche Revolving Commitment and its U.S. Tranche Revolving Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Canadian Tranche Revolving Credit Exposure and its U.S. Tranche Revolving Credit Exposure.

“Revolving Lender” means, as of any date of determination, each Canadian Tranche Lender and each U.S. Tranche Lender.

“Revolving Loan” means a Canadian Tranche Revolving Loan or a U.S. Tranche Revolving Loan.

“Revolving Loan Maturity Date” means the date that is the fourth annual anniversary of the Funding Date.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Schedule I Bank” means each bank listed in Schedule I of the Bank Act (Canada).

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Funding Date, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Note Collateral” means those assets of the U.S. Borrower and its Subsidiaries identified on Schedule 1.01(b).

“Senior Secured Notes” means all notes issued from time to time pursuant to that certain Note Agreement dated as of September 1, 1995 between the U.S. Borrower and certain Subsidiaries thereof, as Obligors, and the Purchasers named therein, as it may be amended, supplemented or otherwise modified from time to time, including without limitation, the Senior Secured Notes outstanding as of March 31, 2010 in the aggregate principal amount of U.S. $724,400,000.

“Specified Existing Indebtedness” means Indebtedness outstanding under or in connection with the following:

(a)           Term Facility Credit Agreement (U.S. $450,000,000), dated July 21, 2009, and as amended or modified, among World Color Press and Novink (USA) Corp. (renamed World Color (USA) Corp.), as borrowers, and the guarantors party thereto, and Credit Suisse, General Electric Capital Corporation and GE Canada Finance Holding Company, and Wachovia Bank, National Association, as Co-Administrative Agents and Co-Collateral Agents, and Credit Suisse, as Syndication Agent, and General Electric Capital Corporation and GE Canada Finance Holding Company, and Wachovia Bank, National Association, as Co-Documentation Agents, and the lenders party thereto.

(b)           Credit Agreement (U.S. $350,000,000), dated July 21, 2009, and as amended or modified, among World Color Press and Novink (USA) Corp. (renamed World Color (USA) Corp.), as borrowers, and the guarantors party thereto, and General Electric Capital Corporation, Wells Fargo Foothill, LLC and Credit Suisse, as Co-Administrative Agents, and GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent, and General Electric Capital Corporation, Wells Fargo Foothill, LLC and Credit Suisse, as Co-Collateral Agents, and GMAC Commercial Finance LLC, as Syndication Agent, and the lenders party thereto.

(c)           Indenture (maximum commitment of U.S. $75,000,000, provided that the aggregate amount outstanding may be increased as a result of PIK interest, prepayment premiums not in excess of 5% of the principal amount of such outstandings and amounts deposited in accordance with the Indenture in order to defease and then ultimately redeem all outstanding amounts thereunder, with any overage being returned to the issuers), dated July 21, 2009, and as amended or modified, among Novink (USA) Corp., as Issuer, World Color Press, as Guarantor, and The Bank of New York Mellon, as Trustee, as amended, and the unsecured 10% Senior Guaranteed Notes due July 15, 2013 issued thereunder (as amended or modified, the “Claimant Notes”).

(d)           Second Amended and Restated Revolving Credit Agreement, dated December 7, 2005, and as amended or modified, among the U.S. Borrower, the Subsidiaries of the U.S. Borrower party thereto, U.S. Bank National Association, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., Wachovia Bank, National Association, M&I Marshall & Ilsley Bank, SunTrust Bank and The Northern Trust Company.

(e)           Senior Unsecured Revolving Credit Agreement, dated October 31, 2008, and as amended or modified, among the U.S. Borrower, the Subsidiaries of the U.S. Borrower party thereto, U.S. Bank National Association, M&I Marshall & Ilsley Bank and The Northern Trust Company, as amended by that certain First Amendment dated October 29, 2009.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal (including those imposed pursuant to Regulation D of the Board).  Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve

Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subchapter S Payment” means a payment made by the U.S. Borrower to Persons who held Equity Interests in the U.S. Borrower prior to the Funding Date, measured by the Taxes owing by such Persons that accrued prior to the Funding Date and during the period when the U.S. Borrower was a subchapter S corporation; provided, that no such payment shall be permitted hereunder if an Event of Default would result therefrom or is then outstanding.

“Subordinated Indebtedness” means any Indebtedness for borrowed money of any Loan Party or any Subsidiary thereof that is extended or offered by a Person that is not a Consolidated Financial Covenant Entity or an Affiliate thereof, and the payment of which is contractually subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the U.S. Borrower in its consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by any Loan Party or any subsidiary or subsidiaries thereof.

“Subsidiary” means any subsidiary of the U.S. Borrower or any other Loan Party (and includes without limitation the Canadian Borrower).  Persons in which Loan Parties and Subsidiaries thereof own no more than 50% of the voting Equity Interests thereof shall not constitute Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or their Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of any Loan Party or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate of the Canadian Tranche Swingline Exposure and the U.S. Tranche Swingline Exposure.

“Swingline Loan” means, as the context requires, a Canadian Tranche Swingline Loan and/or a U.S. Tranche Swingline Loan.

“Syndication Agent” means U.S. Bank National Association in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the aggregate commitment of such Term Loan Lender to make Term Loans to the U.S. Borrower and the Canadian Borrower, as applicable, as set forth on Schedule 2.01 or in the most recent Assignment and Assumption Agreement or other documentation contemplated hereby executed by such Term Loan Lender and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make Term Loans, which aggregate commitment shall be U.S. $700,000,000 on the date of this Agreement.  After advancing the Term Loans, each reference to a Term Loan Lender’s Term Loan Commitment shall refer to that Term Loan Lenders’ Applicable Percentage of the Term Loans.

“Term Loan Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Maturity Date” means the date that is the sixth annual anniversary of the Funding Date.

“Term Loan Payment Percentage” means the following percentages for the following Fiscal Quarters, beginning with the Fiscal Quarter ending September 30, 2010, and with all Fiscal Quarters thereafter being treated sequentially (by way of example only, the Fiscal Quarter ending September 30, 2010 would be the first Fiscal Quarter for purposes hereof, and the Fiscal Quarter ending September 30, 2011 would be the fifth Fiscal Quarter for purposes hereof): (i) 0.25% for each of the first four Fiscal Quarters to occur after the Funding Date, (ii) 1.25% for each of the fifth through and including the twelfth Fiscal Quarters to occur after the Funding Date, and (iii) 2.5% for each Fiscal Quarter thereafter.

“Term Loans” means the term loans made by the Term Loan Lenders to the Borrowers pursuant to Section 2.01(c).

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.11(a).

“Tranche” means the Canadian Tranche or the U.S. Tranche, as applicable.

“Transaction and Restructuring Charges” means, for any period: (i) one-time, nonrecurring restructuring and other charges incurred for the purpose of obtaining synergies and cost savings and certain other future restructuring charges and non-recurring charges in respect of the consolidation of the operations of the U.S. Borrower and its Subsidiaries and World Color

Press and its Subsidiaries, which (x) shall only be included if arising subsequent to the Funding Date, (y) shall not exceed, in the aggregate, the U.S. Dollar Amount of U.S. $241,000,000, and (z) shall only be included in the period when incurred; (ii) one-time, nonrecurring restructuring and other charges incurred prior to the Funding Date by World Color Press and its Subsidiaries for the purpose of obtaining synergies and cost savings; and (iii) cash fees, costs, expenses, commissions, or other cash charges incurred during such period in connection with the Transactions, including, without limitation, professional, merger and acquisitions advisory, financing, and accounting fees, costs and expenses (in each case under this clause (iii) to the extent they are not capitalized).

“Transaction Developments” means (a) any acts or omissions of World Color Press or the U.S. Borrower (as applicable) or any of their respective Subsidiaries prior to the Funding Date specifically contemplated by the Purchase Agreement, (b) the execution, delivery and performance of the Purchase Agreement, (c) the announcement by the U.S. Borrower or World Color Press of its execution and delivery of the Purchase Agreement, (d) any acts or omissions taken at the request, or with the approval, of the U.S. Borrower or World Color Press (as applicable), (e) any loss of, or adverse change in, the relationship of World Color Press with its customers, employees, suppliers, financing sources, shareholders, joint venture partners or similar relationships proximately caused by the negotiation, performance, pendency, potential consummation or the announcement of the Purchase Agreement or the transactions contemplated by the Purchase Agreement, (f) any failure by the U.S. Borrower or World Color Press to meet any estimates or expectations of the U.S. Borrower’s or World Color Press’s revenue, earnings or other financial performance or results of operations for any period ending on or after the date of the Purchase Agreement, provided that such estimates and expectations were prepared in good faith, and/or (g) a decline in the price of the common shares of World Color Press on the Toronto Stock Exchange; it being understood that the underlying cause of any such failure or decline referred to in clause (f) or clause (g) shall not, solely by virtue of clause (f) or clause (g), constitute a “Transaction Development”.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the consummation of the World Color Press Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the BA Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unsecured Indebtedness” means Indebtedness for borrowed money of a Loan Party or any Subsidiary thereof that (1) is extended or offered by a Person that is not a Consolidated Financial Covenant Entity or an Affiliate thereof, (2) is not secured by a Lien and (3) is not Subordinated Indebtedness.

“U.S. Borrower” means Quad/Graphics, Inc., a Wisconsin corporation.

“U.S. Dollar Amount” means (i) the amount thereof if denominated in U.S. Dollars, or (ii) the equivalent in U.S. Dollars if denominated in Canadian Dollars, calculated on the basis of the Exchange Rate for Canadian Dollars, on or as of the most recent Computation Date provided for in Section 2.04.

“U.S. Dollars” or “$” or “U.S. $” refers to lawful money of the United States of America.

“U.S. Guaranty” means that certain Loan Party Guaranty dated as of the Effective Date and executed by each U.S. Loan Party in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Loan Parties” means those Loan Parties organized under the laws of the United States of America.

“U.S. Tranche” means the U.S. Tranche Revolving Commitments, the U.S. Tranche Revolving Loans, and the U.S. Tranche Swingline Loans.

“U.S. Tranche Letter of Credit” means a letter of credit issued under the U.S. Tranche pursuant to Section 2.06 hereof.

“U.S. Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount in U.S. Dollars of all Letters of Credit outstanding under the U.S. Tranche at such time plus (b) the aggregate amount in U.S. Dollars of all LC Disbursements under the U.S. Tranche that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time.  The U.S. Tranche LC Exposure of any U.S. Tranche Lender at any time shall be its Applicable Percentage of the total U.S. Tranche LC Exposure at such time.

“U.S. Tranche Lender” means, as of any date of determination, each Lender that has a U.S. Tranche Revolving Commitment or, if the U.S. Tranche Revolving Commitments have terminated or expired, a Lender with U.S. Tranche Revolving Credit Exposure.

“U.S. Tranche Revolving Commitment” means, with respect to each U.S. Tranche Lender, the commitment, if any, to make U.S. Tranche Revolving Loans and to acquire participations in U.S. Tranche Letters of Credit and U.S. Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such U.S. Tranche Lender’s U.S. Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such U.S. Tranche Lender pursuant to Section 9.04.  The initial amount of each U.S. Tranche Lender’s U.S. Tranche Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such U.S. Tranche Lender shall have assumed its U.S. Tranche Revolving Commitment, as applicable.  The initial aggregate amount of the U.S. Tranche Lenders’ U.S. Tranche Revolving Commitments is U.S.$265,000,000.

“U.S. Tranche Revolving Credit Exposure” means, with respect to any U.S. Tranche Lender at any time, the sum of the outstanding principal amount of such U.S. Tranche Lender’s U.S. Tranche Revolving Loans and its U.S. Tranche LC Exposure and U.S. Tranche Swingline Exposure at such time.

“U.S. Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Tranche Swingline Loans outstanding at such time.  The U.S. Tranche Swingline Exposure of any U.S. Tranche Lender at any time shall be its Applicable Percentage of the total U.S. Tranche Swingline Exposure at such time.

“U.S. Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Tranche Swingline Loans hereunder.

“U.S. Tranche Swingline Loan” means a Loan made by the U.S. Tranche Swingline Lender pursuant to Section 2.05(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“World Color Press” means World Color Press Inc., a corporation organized under the laws of Canada.

“World Color Press Acquisition” means the U.S. Borrower’s acquisition, pursuant to the Purchase Agreement, of all of the Equity Interests of World Color Press and its Subsidiaries.

“World Color Press Facilitating Transactions” means, as part of the World Color Press Acquisition, each of the following: (i) the payment on the Funding Date by the U.S. Borrower, whether directly or through any Subsidiary thereof, to those Persons that hold the Equity Interests of World Color Press immediately prior to the consummation of the World Color Press Acquisition, of the consideration required to be paid to such Persons pursuant to the Approved PA, which consideration will in part be paid with proceeds of Loans, (ii) the use of proceeds of Loans, by the U.S. Borrower or a Subsidiary thereof, to repay Specified Existing Indebtedness on the Funding Date, (iii) the transfer, within 30 days after the Funding Date, of the Equity Interests of any Domestic Subsidiary or Foreign Subsidiary owned by any Foreign Subsidiary (including any Subsidiary organized under the laws of Canada (or a political subdivision thereof)) to the U.S. Borrower or any other Domestic Subsidiary; provided, that if such a transfer as described in this clause (iii) is paid for with intercompany Indebtedness, such intercompany Indebtedness shall be fully repaid within 30 days after the incurrence thereof, and (iv) such other events or transactions necessary to consummate the World Color Press Acquisition and described in the Approved PA.

“Working Capital” means, at any date, the excess of current assets of the Consolidated Financial Covenant Entities on such date over current liabilities of the Consolidated Financial Covenant Entities on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Tranche Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar U.S. Tranche Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “U.S. Tranche Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar U.S. Tranche Revolving Borrowing”).

SECTION 1.03     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any of its Subsidiaries at “fair value”, as defined therein; provided further that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in GAAP occurs which results in operating leases being treated or classified as capital leases, such change shall not be given effect under the Loan Documents (including, without limitation, in any computation of financial covenants), and the U.S. Borrower and its Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases.

SECTION 1.05     Québec Matters.  For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, registering or recording under the UCC or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs” contemplated under Article 2724(2) of the Civil Code of Québec; (l) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

ARTICLE II

The Credits

SECTION 2.01     Commitments.  (a)  Subject to the terms and conditions set forth herein, each U.S. Tranche Lender agrees to make U.S. Revolving Loans to the U.S. Borrower in U.S. Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such U.S. Tranche Lender’s U.S. Tranche Revolving Credit Exposure exceeding such U.S. Tranche Lender’s U.S. Tranche Revolving Commitment, or (ii) the aggregate of all of the U.S. Tranche Revolving Credit Exposures exceeding the aggregate U.S. Tranche Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow U.S. Tranche Revolving Loans in U.S. Dollars.  The Canadian Borrower shall not be obligated to repay the U.S. Borrower’s Obligations under the U.S. Tranche.

(b)           Subject to the terms and conditions set forth herein, each Canadian Tranche Lender agrees to make Canadian Tranche Revolving Loans to each Borrower in U.S. Dollars and, solely with respect to the Canadian Borrower, also in Canadian Dollars, from time to time during the Availability Period in an aggregate principal amount that, subject to Sections 2.04 and 2.11(d), will not result in (i) the U.S. Dollar Amount of such Canadian Tranche Lender’s Canadian Tranche Revolving Credit Exposure exceeding the U.S. Dollar Amount of such Canadian Tranche Lender’s Canadian Tranche Revolving Commitment, or (ii) the aggregate of the U.S. Dollar Amount of all of the Canadian Tranche Revolving Credit Exposures exceeding the aggregate of the U.S. Dollar Amount of the aggregate Canadian Tranche Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Canadian Tranche Revolving Loans; provided, however, that amounts drawn by one Borrower under the Canadian Tranche shall not be available to be drawn by the other Borrower until such drawn amounts are repaid; provided, further, that the Canadian Borrower shall not be obligated to repay the U.S. Borrower’s Obligations under the Canadian Tranche.  The U.S. Borrower shall guaranty all of the Canadian Borrower’s Secured Obligations pursuant to the U.S. Guaranty.

(c)           Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make Term Loans in U.S. Dollars to each of the U.S. Borrower and the Canadian Borrower on the Funding Date in an aggregate principal amount equal to its Term Loan Commitment; provided, that the making of such Term Loans will not result in (i) the outstanding principal amount of such Term Loan Lender’s Term Loans to the U.S. Borrower exceeding the amount of such Term Loan Lender’s Term Loan Commitment in respect of the U.S. Borrower, (ii) the outstanding principal amount of such Term Loan Lender’s Term Loans to the Canadian Borrower exceeding the amount of such Term Loan Lender’s Term Loan Commitment in respect of the Canadian Borrower, (iii) the aggregate outstanding principal amount of all Term Loans to the U.S. Borrower exceeding the aggregate of the Term Loan Commitments corresponding with the U.S. Borrower, (iv) the aggregate outstanding principal amount of all Term Loans to the Canadian Borrower exceeding the aggregate of the Term Loan Commitments corresponding with the Canadian Borrower, and (v) the aggregate outstanding principal amount of all Term Loans exceeding the aggregate of the Term Loan Commitments.  No amount in respect of the Term Loans may be reborrowed once it has been repaid.  Term Loans shall be made available in immediately funds in U.S. Dollars in such account and at such time on the Funding Date as designated by the Administrative Agent to the Term Loan Lenders. The U.S. Borrower shall guaranty all of the Canadian Borrower’s Secured Obligations pursuant to the U.S. Guaranty.  The Canadian Borrower shall not guaranty any of the U.S. Borrower’s Secured Obligations pursuant to the Canadian Guaranty or any other Loan Document.

SECTION 2.02     Loans and Borrowings.  (a)  Each U.S. Tranche Revolving Loan (other than a U.S. Tranche Swingline Loan) shall be made as part of a Borrowing consisting of U.S. Tranche Revolving Loans of the same Class and Type made by the U.S. Tranche Lenders ratably in accordance with their respective U.S. Tranche Revolving Commitments of the applicable Class.  Each Canadian Tranche Revolving Loan (other than a Canadian Tranche Swingline Loan) shall be made as part of a Borrowing consisting of Canadian Tranche Revolving Loans of the same Class and Type made by the Canadian Tranche Lenders ratably in accordance with their respective Canadian Tranche Revolving Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any U.S. Tranche Swingline Loan or Canadian Tranche Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.  The Term Loans shall amortize as required under Section 2.10(a).

(b)           Subject to Section 2.14:

(i)            each U.S. Tranche Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the U.S. Borrower may request in accordance herewith;

(ii)           each Canadian Tranche Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as either the U.S. Borrower or the Canadian Borrower may request in accordance herewith, and, solely with respect to the Canadian Borrower, BA Rate Loans or Canadian Prime Rate Loans, as the Canadian Borrower may request in accordance herewith; and

(iii)          each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith;

provided that all Borrowings made on the Funding Date must be made as ABR Borrowings or Canadian Prime Rate Borrowings (unless the Borrowers and the Administrative Agent have entered into a funding indemnity letter, in form and substance acceptable to the Administrative Agent, with respect to Eurodollar Loans or BA Rate Loans on the Funding Date, in which case such rates will be available on such date) but may be converted to Eurodollar Borrowings or BA Rate Borrowings in accordance with Section 2.08.  Each U.S. Tranche Swingline Loan and Canadian Tranche Swingline Loan requested in U.S. Dollars shall be an ABR Loan (subject to the rate options set forth in the definition of ABR), and each Canadian Tranche Swingline Loan requested in Canadian Dollars shall be a Canadian Prime Rate Loan (subject to the rate options set forth in the definition of Canadian Prime Rate).  Each Lender at its option may make any Eurodollar Loan, ABR Loan, BA Rate Loan or Canadian Prime Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing or BA Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S. $1,000,000 and not less than U.S. $1,000,000 (or, if in respect of the Canadian Tranche and a Canadian Dollar Borrowing, integral multiple of CDN $1,000,000 and not less than CDN $1,000,000 in the case of BA Rate Borrowings).  At the time that each ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S. $1,000,000 and not less than U.S. $1,000,000 (or, if in respect of the Canadian Tranche and a Canadian Dollar Borrowing, integral multiple of CDN $1,000,000 and not less than CDN $1,000,000 in the case of Canadian Prime Rate Borrowings); provided that an ABR Revolving Borrowing or a Canadian Prime Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total U.S. Tranche Revolving Commitments or Canadian Tranche Revolving Commitments, as applicable, or that is required to finance the reimbursement of a U.S. Tranche LC Disbursement or a Canadian Tranche LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan, whether a U.S. Tranche Swingline Loan or a Canadian Tranche Swingline Loan, shall be in an amount that is an integral multiple of U.S. $100,000 and not less than U.S. $1,000,000 (or the Approximate Equivalent Amount of each such amount if such Swingline Loan is denominated in Canadian Dollars).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fourteen (14) Eurodollar Borrowings and BA Rate Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the (i) Revolving Loan Maturity Date with respect to Revolving Loans and (ii) the Term Loan Maturity Date with respect to Term Loans.

SECTION 2.03     Requests for Revolving Borrowings.  To request a Borrowing, a Borrower shall notify the Applicable Agent (and the Administrative Agent, if the Administrative Agent is not the Applicable Agent) of such request by telephone (a) in the case of a Eurodollar Borrowing or BA Rate Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing (so long as such day is a Business Day); provided that any such notice of an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or telecopy to the Applicable Agent (and the Administrative Agent, if the Administrative Agent is not the Applicable Agent) of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrower requesting such Borrowing;

(ii)           whether such Borrowing is in respect of Revolving Loans or Term Loans;

(iii)          if related to Revolving Loans, whether such Borrowing is to be made under the U.S. Tranche or the Canadian Tranche;

(iv)          the aggregate amount of the requested Borrowing, and, if requested by the Canadian Borrower, whether such Borrowing shall be denominated in U.S. Dollars or Canadian Dollars;

(v)           the date of such Borrowing, which shall be a Business Day;

(vi)          whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a BA Rate Borrowing;

(vii)         in the case of a Eurodollar Borrowing or a BA Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(viii)        the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Borrowing shall be, if then available, a Eurodollar Borrowing with a one-month Interest Period (with ABR otherwise being applied), and in the case of a Borrowing denominated in Canadian Dollars, the requested Borrowing shall be, if then available, a BA Rate Borrowing with an Interest Period of 30 days (with Canadian Prime Rate otherwise being applied).  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or BA Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04     Determination of U.S. Dollar Amounts.  The Administrative Agent will determine the U.S. Dollar Amount of:

(a)           each BA Rate Borrowing or Canadian Prime Rate Borrowing as of the date three (3) Business Days prior to the date of such Borrowing (or, if such borrowing is permitted to be a same-day Borrowing, the date of such Borrowing) or, if applicable, the date of conversion/continuation of any Borrowing as a BA Rate Borrowing or Canadian Prime Rate Borrowing;

(b)           the Canadian Tranche LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Canadian Tranche Letter of Credit; and

(c)           all outstanding Credit Events on and as of the last Business Day of each Fiscal Quarter, and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its reasonable discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a U.S. Dollar Amount is determined on or as of such day.

SECTION 2.05     Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the U.S. Tranche Swingline Lender agrees to make U.S. Tranche Swingline Loans in U.S. Dollars to the U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.S. Tranche Swingline Loans exceeding U.S. $50,000,000 or (ii) the total U.S. Tranche Revolving Credit Exposures exceeding the aggregate U.S. Tranche Revolving Commitments; provided that the U.S. Tranche Swingline Lender shall not be required to make a U.S. Tranche Swingline Loan to refinance an outstanding U.S. Tranche Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow U.S. Tranche Swingline Loans.  Subject to the terms and conditions set forth herein, the Canadian Tranche Swingline Lender agrees to make Canadian Tranche Swingline Loans in U.S. Dollars or Canadian Dollars to the Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Canadian Tranche Swingline Loans exceeding the U.S. Dollar Amount of U.S. $25,000,000 or (ii) the total Canadian Tranche Revolving Credit Exposures exceeding the aggregate Canadian Tranche Revolving Commitments; provided that the Canadian Tranche Swingline Lender shall not be required to make a Canadian Tranche Swingline Loan to refinance an outstanding Canadian Tranche Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Tranche Swingline Loans.

(b)           To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent (and the Administrative Agent, if the Administrative Agent is not the Applicable Agent) of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from the applicable Borrower.  Each Swingline Lender shall make its requested Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)           Each Swingline Lender may by written notice given to the Applicable Agent (and the Administrative Agent, if the Administrative Agent is not the Applicable Agent) not later than 10:00 a.m., Local Time, on any Business Day require the U.S. Tranche Lenders or the Canadian Tranche Lenders, as applicable, to acquire participations on such Business Day in all or a portion of the U.S. Tranche Swingline Loans or Canadian Tranche Swingline Loans (as applicable) outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Revolving Lenders will participate.  Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each U.S. Tranche Revolving Lender or Canadian Tranche Revolving Lender, as applicable, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each U.S. Tranche Lender and Canadian Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  No U.S. Tranche Lender shall be required to participate in any Canadian Tranche Swingline Loan, and no Canadian Tranche Lender shall be required to participate in any U.S. Tranche Swingline Loan.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the applicable Revolving Lenders.  The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

SECTION 2.06     Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Letters of Credit under the U.S. Tranche denominated in U.S. Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  Subject to the terms and conditions set forth herein, each of the U.S. Borrower and the Canadian Borrower may request the issuance of Letters of Credit under the Canadian Tranche denominated in U.S. Dollars and, solely with respect to the Canadian Borrower, Canadian Dollars for its own account, in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable

Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Schedule 2.06 sets forth certain letters of credit outstanding as of the Funding Date (which Schedule may be amended in accordance with Section 4.02 by the U.S. Borrower before the Funding Date) (the “Existing LCs”).  Upon the Funding Date, the Existing LCs shall be deemed to be Letters of Credit issued hereunder and shall be subject to the terms and conditions hereof.  Such Schedule 2.06 indicates the Borrower constituting the account party thereunder and whether such Existing LC is deemed issued under the U.S. Tranche or the Canadian Tranche.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Applicable Agent (and the Administrative Agent, if the Administrative Agent is not the Applicable Agent) (at least 3 Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency applicable thereto (which may be Canadian Dollars only if related to the Canadian Borrower under the Canadian Tranche), whether such Letter of Credit is to be issued under the Canadian Tranche or the U.S. Tranche, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) if issued under the U.S. Tranche, the U.S. Tranche LC Exposure shall not exceed U.S. $75,000,000 minus the aggregate Canadian Tranche LC Exposure, (ii) if issued under the Canadian Tranche, the Canadian Tranche LC Exposure shall not exceed the U.S. Dollar Amount of U.S. $75,000,000 minus the aggregate U.S. Tranche LC Exposure, (iii) the aggregate of the U.S. Tranche Revolving Credit Exposures shall not exceed the aggregate U.S. Tranche Revolving Commitments, or (iv) subject to Sections 2.04 and 2.11(d), the aggregate of the U.S. Dollar Amount of all of the Canadian Tranche Revolving Credit Exposures shall not exceed the aggregate Canadian Tranche Revolving Commitments.  At no time may the aggregate face amount of all Letters of Credit issued (or deemed issued) under this Agreement exceed the U.S. Dollar Amount of U.S. $75,000,000.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date; provided, however, that a Letter of Credit may expire subsequent to the Revolving Loan Maturity Date if, no later than 90 days prior to the Revolving Loan Maturity Date, the applicable Borrower deposits with the Applicable Agent such amounts (in such currencies and to cover such obligations in connection with the applicable Letter of Credit) as required by Section 2.06(j).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender under the U.S. Tranche or the Canadian Tranche, as applicable, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit issued under such Tranche equal to such Lender’s Applicable Percentage of the aggregate U.S. Dollar Amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason; provided, that the foregoing shall only apply with respect to Letters of Credit issued under the Tranche to which such Lender is subject.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit issued under its Tranche is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments under its Tranche, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent, in U.S. Dollars or Canadian Dollars, as applicable, in the amount and currency equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement in an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the U.S. Dollar Amount of U.S. $500,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan (or, if a Letter of Credit issued for the account of the Canadian Borrower in Canadian Dollars under the Canadian Tranche, a Canadian Prime Rate Borrowing or Canadian Tranche Swingline Loan denominated in Canadian Dollars) in the amount and currency of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Borrowing, or Swingline Loan.  If the applicable Borrower fails to make such payment when due, the Applicable Agent shall notify each Revolving Lender under the applicable Tranche of the applicable LC Disbursement of the payment then due from the applicable Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each such Revolving Lender shall pay to the Applicable Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender under such Tranche (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Revolving Lenders), and the Applicable Agent shall promptly pay to such Issuing Bank the amounts so received by it from such Revolving Lenders.  Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Rate Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.  If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in Canadian Dollars would subject any Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the applicable Borrower shall, at its option, either (x) pay the amount of any such tax requested by the relevant Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in Canadian Dollars in U.S. Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)            Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder.  Neither the Agents, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in case such LC Disbursement is denominated in Canadian Dollars, at the rate per annum then applicable to Canadian Prime Rate Revolving Loans); provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing

Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in one or more accounts with the Agents, in the name of the Applicable Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the U.S. Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article VII.  For purposes of this paragraph, Canadian Dollar LC Exposure shall be calculated using the Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrowers.  The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Such deposits shall be invested by the Administrative Agent in short term treasuries, if available, which earn interest, in any case at the Borrowers’ sole risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived.  A Borrower that cash collateralizes a Letter of Credit under Section 2.06(c) shall be required to satisfy the foregoing collateralization requirements.

(k)           Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made in Canadian Dollars (other than amounts in respect of which the Borrowers have deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in Canadian Dollars to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable

Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Canadian Dollar Letter of Credit and (iii) of each Lender’s participation in any Canadian Dollar Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into U.S. Dollars, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made).  On and after such conversion, all amounts accruing and owed to any Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

(l)            Non-Investment Grade Lender.  A Revolving Lender shall notify the Administrative Agent of its status as a Non-Investment Grade Lender within 2 Business Days after such Lender becomes a Non-Investment Grade Lender.  Whether or not such notice is delivered, on the second Business Day to occur after a Revolving Lender becomes a Non-Investment Grade Lender, the following provisions shall apply once a Lender becomes a Non-Investment Grade Lender (and shall cease to apply as contemplated by clause (vi) below):

(i)            Such Non-Investment Grade Lender shall cease to receive participation fees and all other fees under Section 2.12(b) in respect of Letters of Credit.

(ii)           If any LC Exposure exists at the time a Lender becomes a Non-Investment Grade Lender, then all or any part of such LC Exposure shall be automatically reallocated among the Lenders that are Investment Grade Lenders (such Lenders, together with the Issuing Banks, the “Reallocation Parties”) under the applicable Tranche in accordance with their respective Applicable Percentages (the “Initially Reallocated Amount”), but only to the extent (x) the sum of all Investment Grade Lenders’ Revolving Credit Exposures under such Tranche plus such Non-Investment Grade Lender’s LC Exposure under such Tranche does not exceed the total of all Investment Grade Lenders’ Commitments under such Tranche and (y) the conditions set forth in Section 4.03 are satisfied at such time.  No such reallocation shall affect the amount of any Commitment hereunder, and each Lender shall continue to be required to fund Revolving Loans and participate in Swingline Loans as and when required hereunder.  During such period as a Revolving Lender constitutes a Non-Investment Grade Lender, such Non-Investment Grade Lender shall not participate in Letters of Credit and related LC Exposure.

(iii)          If the LC Exposure of the Investment Grade Lenders under a Tranche is reallocated pursuant to the foregoing, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such Investment Grade Lenders’ Applicable Percentages, such that they receive their allocable shares of Letter-of-Credit related fees that otherwise would have gone to the Non-Investment Grade Lender.  If any portion of a Non-Investment Grade Lender’s LC Exposure under a Tranche is not reallocated pursuant to this Section (the “Unallocated LC Amount”), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Non-Investment Grade Lender’s unallocated LC Exposure under such Tranche shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated, if at all.  So long as any Lender is a Non-Investment Grade Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit under the affected Tranche, unless the related exposure will be 100% covered by the Revolving Commitments of the Investment Grade

Lenders under such Tranche in accordance with this Section (the “Subsequently Reallocated Amount”, and together with the Initially Reallocated Amount, the “Aggregate Reallocated Amount”), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Investment Grade Lenders under such Tranche in a manner consistent with this Section (and Non-Investment Grade Lenders shall not participate therein).

(iv)          Other than letter of credit fees covered elsewhere in this Section, any amount payable to a Revolving Lender in respect of Letters of Credit that accrued prior to its becoming a Non-Investment Grade Lender (such as its funded participations in LC Disbursements) shall be paid to such Revolving Lender as and when required.  No amounts that accrue and are subsequently paid in respect of Letters of Credit while such Revolving Lender is a Non-Investment Grade Lender shall be paid to such Non-Investment Grade Lender because the Investment Grade Lenders or the applicable Issuing Bank(s) shall be holders of the obligations being satisfied by such amounts, and the Non-Investment Grade Lender shall not have participated in the exposure corresponding with such amounts.

(v)           As of the second Business Day to occur after a Revolving Lender becomes a Non-Investment Grade Lender, such Non-Investment Grade Lender shall automatically acquire from each Reallocation Party a participation in the Revolving Loans of such Reallocation Party (with the Revolving Loans of an Issuing Bank being those held by such Issuing Bank in its capacity as a Revolving Lender), with the amount of such participation equaling the ratable share of the Aggregate Reallocated Amount held by such Reallocation Party.  No further action need be taken by a Non-Investment Grade Lender or a Reallocation Party in order to give effect to such a participation.  Each Revolving Lender agrees that if it becomes a Non-Investment Grade Lender, it shall acquire the participations contemplated hereby on an absolute and unconditional basis which shall not be affected by any circumstance whatsoever, including the occurrence or continuance of a Default, and that each payment required to be made in respect of its participation shall be made without any offset, abatement, withholding or reduction whatsoever.  The Borrower shall continue to deal solely and directly with each Lender, including each Non-Investment Grade Lender and each Reallocation Party, in respect of its Revolving Commitment and Revolving Loans without regard to the participations described in this Section 2.06(l)(v). Each Reallocation Party shall be required to deal directly with the applicable Non-Investment Grade Lender with respect to funding (or failing to fund) its participation as and when required.   Each such participation shall otherwise be subject to Section 9.04(c).   Each Non-Investment Grade Lender agrees and acknowledges that its participation amount in Revolving Loans hereunder shall increase or decrease, as applicable, as the Aggregate Reallocation Amount increases or decreases.

(vi)          If a Non-Investment Grade Lender becomes an Investment Grade Lender and remains an Investment Grade Lender for at least 30 consecutive days, then the applicable LC Exposure and Revolving Loans of the Lenders shall be readjusted promptly thereafter by the Administrative Agent to reflect the inclusion of such Lender’s applicable Revolving Commitment, and on such date such Lender shall purchase at par such Obligations under the applicable Tranche in respect of Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Obligations in accordance with its Applicable Percentage.  In addition, such Lender’s participations in the Revolving Loans held by Reallocation Parties shall terminate and the Administrative Agent shall make such adjustments to the amounts to be paid to the Reallocation Parties and the Lender that no longer constitutes a Non-Investment Grade Lender as necessary in order to give effect to such termination.

SECTION 2.07     Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) 2:00 p.m., Local Time, with respect to any ABR Revolving Loans or ABR Term Loans and (y) otherwise, 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders for purposes of the Loans in such Class in an amount equal to such Lender’s Applicable Percentage of such Loan; provided that (i) Term Loans shall be made as provided in Section 2.01(c) and (ii) Swingline Loans shall be made as provided in Section 2.05.  The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City, NY, Chicago, IL or, with respect to the Canadian Borrower, Toronto, Ontario, Canada and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or Canadian Prime Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Applicable Agent to the applicable Issuing Bank.

(b)           Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, if related to a Canadian Dollar Revolving Loan, the Canadian Prime Rate) and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans or Canadian Prime Rate Loans, as applicable.  If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08     Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or a BA Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or a BA Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent and, in the case of a Borrowing under the Canadian Tranche, the Canadian Administrative Agent of such election (by telephone or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower or sent by e-mail)) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent and, in the case of a Borrowing under the Canadian Tranche, the Canadian Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit a Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans or BA Rate Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of commitments pursuant to which such Borrowing was made.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, Eurodollar Borrowing or BA Rate Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing or BA Rate Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a BA Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s or 30 days duration, as applicable.

(d)           Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender under the applicable Tranche of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a BA Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars, such Borrowing shall be continued as a Eurodollar Borrowing with a one-month Interest Period, if Eurodollar Borrowings are then available; otherwise it shall be converted to a ABR Borrowing, and (ii) in the case of a Borrowing denominated in Canadian Dollars, such Borrowing shall be continued as a BA Rate Borrowing with a 30-day Interest Period, if BA Rate Borrowings are then available; otherwise it shall be converted to a Canadian Prime Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a BA Rate Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing and each BA Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09     Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the earlier of the Revolving Loan Maturity Date and 3:00 p.m. (Local Time) on August 23, 2010, if the World Color Press Acquisition has not been consummated by August 23, 2010, and the Term Loan Commitments shall terminate at 3:00 p.m. (Local Time) on the earlier of the Funding Date and August 23, 2010.

(b)           The U.S. Borrower, on its behalf and on behalf of the Canadian Borrower, may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of the U.S. Dollar Amount of U.S. $1,000,000 and not less than the U.S. Dollar Amount of U.S. $5,000,000 and (ii) the U.S. Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (a) the Revolving Credit Exposures would exceed the aggregate of the Revolving Commitments, (b) the Canadian Tranche Revolving Credit Exposures would exceed the aggregate of the Canadian Tranche Revolving Commitments, or (c) the U.S. Tranche Revolving Credit Exposures would exceed the aggregate of the U.S. Tranche Revolving Commitments.  The U.S. Borrower, in connection with any such reduction, shall specify the Tranche that is to be subject to such reduction.

(c)           The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments; provided, that if a reduction is specific to a single Tranche, then the corresponding Commitments shall be ratably reduced only with respect to such Tranche.

SECTION 2.10     Repayment and Amortization of Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of the applicable Revolving Lenders the then unpaid principal amount of each Revolving Loan extended to such Borrower on the Revolving Loan Maturity Date in the currency of such Loan and (ii) to the U.S. Swingline Lender and the Canadian Swingline Lender the then unpaid principal amount of each U.S. Swingline Loan and Canadian Swingline Loan, respectively, on the Revolving Loan Maturity Date and, to the extent the aggregate outstanding principal amount of U.S. Swingline Loans and Canadian Swingline Loans exceeds the U.S. Dollar Amount of U.S. $10,000,000, on the first date after the applicable Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the applicable Borrower shall repay all Swingline Loans then outstanding under the Tranche under which such Revolving Loans are being made.  Each Borrower shall repay its Term Loans on the last day of each Fiscal Quarter in an amount equal to the then applicable Term Loan Payment Percentage times the aggregate principal amount of its Term Loans on the Funding Date (subject to adjustment pursuant to Section 2.11 as a result of prepayments).  To the extent not previously paid, all unpaid Term Loans shall be fully repaid by the applicable Borrower on the Term Loan Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, the currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent (with the form attached hereto as Exhibit H being so approved).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11     Prepayment of Loans.

(a)           Subject to Section 2.11(d), in the event and on each occasion that (i) the aggregate Revolving Credit Exposures of all Lenders exceeds the aggregate of the Revolving Commitments, (ii) the aggregate Canadian Tranche Revolving Credit Exposures of all Canadian Tranche Lenders exceeds the aggregate of the Canadian Tranche Revolving Commitments, or (iii) the aggregate U.S. Tranche Revolving Credit Exposures of all U.S. Tranche Lenders exceeds the aggregate of the U.S. Tranche Revolving Commitments, then the applicable Borrower(s) shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in such amount equal to the excess under the applicable Tranche (or, if applicable, cash collateralize LC Exposure in a manner acceptable to the Administrative Agent).

(b)           In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or, if applicable, any of its Subsidiaries in respect of any Prepayment Event (or, in the case of Free Cash Flow, on the date on which a prepayment in respect thereof is required to be made, if at all), the Borrowers shall immediately after such Net Proceeds are received (or, in the case of Free Cash Flow, when cash is required to be paid, if at all), prepay the Term Loans (with Net Proceeds being applied first to all scheduled Term Loan payments required to be made during the twelve-month period following the applicable Prepayment Event (with such Net Proceeds being applied ratably across all such scheduled Term Loan payments), and second to all remaining outstanding Term Loans in the inverse order of maturity) in an aggregate amount equal to:

(i)            100% of such Net Proceeds if arising under clauses (a) or (b) of the definition of Prepayment Event; provided, however, that the Asset Sale Allowance shall not be required to be paid under this Section 2.11(b)(i); provided, further, that if the Asset Sale Allowance is fully utilized in a Fiscal Year, an amount of additional Net Proceeds resulting under clause (a) of the definition of Prepayment Event not in excess of the U.S. Dollar Amount of U.S. $2,000,000 may be retained by the Loan Parties and their Subsidiaries during such Fiscal Year and not applied pursuant to this Section 2.11(b)(i); or

(ii)           the then applicable Free Cash Flow Percentage of Free Cash Flow required to be paid on the applicable Free Cash Flow Prepayment Date (with such prepayment, if any, being accompanied by a certification signed by a Financial Officer of the U.S. Borrower certifying the manner in which Free Cash Flow and the resulting prepayment were calculated, which certification shall be in form and substance reasonably satisfactory to Administrative Agent);

provided, that (x) in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the U.S. Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the relevant Loan Party or Subsidiary in respect thereof intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within the Reinvestment Period, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties or their Subsidiaries, and certifying that no Default has occurred and its continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; and (y) to the extent any of such Net Proceeds have not been so applied by the end of the Reinvestment Period, a prepayment shall be required to be made at the end of such Reinvestment Period in an amount equal to those Net Proceeds that have not been so applied; provided, further, that amounts paid under this Section 2.11 by the Canadian Borrower shall be applied solely to satisfy Obligations owing by Canadian Loan Parties (in the same order of priority as for proceeds of Collateral set forth in Section 2.18(b)), and amounts paid under this Section 2.11 by the U.S. Borrower shall be applied first to satisfy Obligations owing by U.S. Loan Parties, and second to satisfy Obligations owing by Canadian Loan Parties (in each case in the same order of priority as for proceeds of Collateral as set forth in Section 2.18(b)).

(c)           Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11.  The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or a BA Rate Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment (so long as such day is a Business Day) or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Any optional prepayment of a Term Loan shall be in an amount equal to at least U.S. $1,000,000 (or, if the remaining principal balance of the Term Loans is less then the Approximate Equivalent Amount of U.S. $1,000,000, the aggregate of such remaining principal balance).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Applicable Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans (and, if a prepayment of Revolving Loans, of the corresponding Tranche) included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.  If, on or prior to the one-year anniversary of the Funding Date, either Borrower at any time prepays all or any part of its Term Loans (whether pursuant to a voluntary or mandatory prepayment) with Net Proceeds of Indebtedness evidenced by one or more revolving credit facilities (excluding the revolving credit facilities evidenced by this Agreement), tranche B term loans, tranche C term loans, institutional term loans or other credit facilities (but in any event excluding any high-yield bond or similar debt securities offering), the applicable Borrower prepaying its Term Loans shall pay to the Applicable Agent on the date of such prepayment, for the ratable benefit of the Term Loan Lenders receiving such prepayment, a prepayment premium equal to 1% times the aggregate amount of such prepayment.

(d)           If, on any Computation Date, the sum of the aggregate principal U.S. Dollar Amount of all of the Canadian Tranche Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Canadian Dollars, as of the most recent Computation

Date with respect to each such Credit Event) exceeds the aggregate Canadian Tranche Revolving Commitments (including, without limitation, as a result of fluctuations in currency exchange rates), the Borrowers shall immediately repay Revolving Loans or cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal U.S. Dollar Amount of all Canadian Tranche Revolving Credit Exposures to equal or be less than the aggregate Canadian Tranche Revolving Commitments.

SECTION 2.12     Fees.  (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Commitment Fee Rate on the average daily amount of the excess of the aggregate of the Revolving Commitments over the aggregate Revolving Credit Exposures during the period from and including the Funding Date to but excluding the date on which such Revolving Commitments terminate (with such determination made on a quarterly basis and at any other time Commitment Fees are required to be paid); provided, that the aggregate principal amount of Swingline Loans shall not be included in any determination of Revolving Credit Exposure for purposes of calculating the Commitment Fee.  Accrued Commitment Fees shall be payable in arrears on the last day of each Fiscal Quarter of each Fiscal Year and on the date on which the applicable Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Each Borrower agrees to pay (i) to the Applicable Agent for the account of each Lender under a Tranche a participation fee with respect to its participations in Letters of Credit issued under such Tranche, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans or BA Rate Revolving Loans, as applicable, on the amount available to be drawn under each outstanding Letter of Credit under such Tranche during the period from and including the Funding Date to but excluding the later of the date on which such Lender’s Revolving Commitment under the applicable Tranche terminates and the date on which such Lender ceases to have any LC Exposure under the applicable Tranche and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the amount available to be drawn under each outstanding Letter of Credit hereunder issued by such Issuing Bank during the period from and including the Funding Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of each Fiscal Quarter of each Fiscal Year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Funding Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in U.S. Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13     Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, and the Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Margin.  Swingline Loans accruing interest at the Alternate Base Rate, the Canadian Prime Rate or such other rate as may be mutually agreed to by the applicable Borrower and the applicable Swingline Lender shall be subject to this Section 2.13(a).

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, and the Loans comprising each BA Rate Borrowing shall bear interest at the BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.  Swingline Loans shall bear interest as applicable at the BA Rate or the Adjusted LIBO Rate in each case, applicable for a 30 day Interest Period plus the Applicable Margin, regardless of the actual duration of such Borrowing.

(c) Notwithstanding the foregoing, but subject to Section 9.17(c), if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or an Event of Default occurs under clauses (h), (i) or (j) of Article VII, all of the Obligations shall automatically bear interest at a rate per annum equal to (i) in the case of the principal amount of the Obligations, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans (or, in the case of any amount denominated in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans) as provided in paragraph (a) of this Section.  If any other Event of Default occurs, upon the election of the Required Lenders, the Obligations shall bear interest at a rate per annum equal to (i) in the case of the principal amount of the Obligations, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans (or, in the case of any amount denominated in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans) as provided in paragraph (a) of this Section.  The Required Lenders may rescind such election at any time in their sole discretion (notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or BA Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, or the interest computed be reference to the Canadian Prime Rate and the BA Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Canadian Prime Rate or BA Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14     Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or a BA Rate Borrowing:

(a)           the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the BA Rate, as applicable, for such Interest Period; or

(b)           the Applicable Agent is advised by the majority in interest of the Lenders that would participate in such Borrowing that the Adjusted LIBO Rate, the LIBO Rate or the BA Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Borrowers and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing or BA Rate Borrowing, as applicable, shall be ineffective and shall be repaid on the last day of the then current Interest Period applicable thereto or shall be converted into an ABR or Canadian Prime Rate Borrowing, at the option of the applicable Borrower, on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing or BA Rate Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Rate Borrowing, respectively; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15     Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, capital adequacy requirement, special deposit, liquidity requirement, cash margin, capital or assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement which is actually reflected in the Adjusted LIBO Rate or a particular BA Rate quoted by a Canadian Tranche Lender that is not a Schedule I Bank) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to:  (A) increase the cost to such Lender of making or maintaining any Eurodollar Loan or BA Rate Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, (B) reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, (C) directly or indirectly reduce the effective return to such Lender or such Issuing Bank in respect of any such Loan or any Borrowing (other than a reduction resulting from a higher rate of, or from a change in the calculation of, income or capital tax relating to the net income or capital of such Lender or such Issuing Bank) otherwise received or receivable by such Lender or such Issuing Bank under this Agreement; or (D) subject such Lender or such Issuing Bank to, or cause the withdrawal or termination of a previously granted exemption with respect to, any Taxes or changes the basis of taxation of payments due to such Lender or such Issuing Bank or increase any existing Taxes on payments on account of the Obligations (other than, for greater certainty, in each case, taxes imposed on the overall pre-tax net income or capital of such Lender or such Issuing Bank), then the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower (with such certificate including reasonable detail as to the amounts so owing) and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan or BA Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan or BA Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or BA Rate Loan on the date required by the terms of this Agreement or specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan or BA Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or BA Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the Eurodollar or BA Rate market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section together with a calculation of such amount in reasonable detail shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17     Taxes.  (a)  Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Borrower shall pay any Other Taxes imposed on or incurred by an Agent, a Lender or an Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, in each case with a calculation of such amount in reasonable detail, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which such Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the U.S. Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the U.S. Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If an Agent, an Issuing Bank, or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.17, or if an Agent, an Issuing Bank, or a Lender receives a credit (for purposes of determining its Tax liability in any jurisdiction other than the jurisdiction that imposed such Taxes or Other Taxes) with respect to such Taxes or Other Taxes and if such refund or credit can be traced and matched as being applicable to such indemnification or additional payment, it shall pay over the amount of such refund or credit to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of such Agent, Issuing Bank or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that such Borrower, upon the request of such Agent, Issuing Bank or Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Issuing Bank, or Lender in the event such Agent, Issuing Bank or Lender is required to repay such refund to such Governmental Authority, or in the event that any such credit is determined subsequently not to be available to such Agent, Issuing Bank or Lender. This Section shall not be construed to require any Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either Borrower or any other Person.

SECTION 2.18     Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)           Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document prior to 12:00 noon, Local Time on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event under the Canadian Tranche, the Canadian Administrative Agent’s Canadian Dollar Payment Office except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Applicable Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. Dollars, other than payments in respect of Canadian Tranche Revolving Credit Exposure which shall be made in Canadian Dollars with respect to Canadian Tranche Revolving Loans made in Canadian Dollars to the Canadian Borrower, or shall be made in U.S. Dollars if advanced to either Borrower in U.S. Dollars.

(b)           Any proceeds of Collateral received by any Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower), or (B) prior to the occurrence of an Event of Default, a mandatory prepayment (which shall be applied in accordance with Section 2.11), or (ii) after an Event of Default has occurred and is continuing and the

Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably (with amounts applied to the Term Loans in inverse order of maturity), fifth, to pay an amount to the Agents equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations, and seventh, to the payment of any other Secured Obligation due to any Agent or any Lender by the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by a Borrower, or unless a Default is in existence, neither any Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or BA Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or BA Rate Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans of the same Class and, in that event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.  If proceeds of Collateral are applied pursuant to this Section 2.18(b), then (i) proceeds of Collateral owned by U.S. Loan Parties shall first be applied to the Secured Obligations of U.S. Loan Parties, and shall then be applied to the Secured Obligations of Canadian Loan Parties, and (ii) proceeds of Collateral owned by Canadian Loan Parties shall only be applied to the Secured Obligations of the Canadian Loan Parties.

(c)           At the election of the Applicable Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents by a Loan Party, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Applicable Agent.  Each Borrower hereby irrevocably authorizes (i) the Applicable Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) each Agent, each Lender, and each Affiliate thereof to charge such account maintained with JPMorgan Chase Bank, National Association as mutually agreed upon between the U.S. Borrower and the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents; provided, however, that if amounts on deposit in such account are insufficient to satisfy all amounts then due and payable, each Agent, each Lender and each Affiliate thereof shall then be entitled to charge any other deposit account of such Borrower maintained with such Person for each such payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that, subject to the terms of this Agreement, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)           Unless the Applicable Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the relevant Lenders or the relevant Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Effective Rate (or the Canadian Prime Rate if related to Canadian Dollar Obligations) and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then any Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender and for the benefit of any Agent, the applicable Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by such Agent in its discretion.

SECTION 2.19     Mitigation Obligations; Replacement of Lenders.  (a)  If (i) any Lender requests compensation under Section 2.15, or (ii) if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender becomes a Non-Investment Grade Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that neither Borrower shall be required to pay such costs or expenses if such designation results in requests for compensation or additional amounts in excess of those made prior to such designation, and neither Borrower shall be required to pay such excess amount of compensation or excess additional amount.

(b)           If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Investment Grade Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) other than with respect to assignments by Non-Investment Grade Lenders to Investment Grade Lenders and Defaulting Lenders to non-Defaulting Lenders, such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

SECTION 2.20     Expansion Option.  The Borrowers may from time to time elect to increase the Revolving Commitments, in each case in minimum increments of U.S. $20,000,000, so long as, after giving effect thereto, the aggregate amount of all such increases does not exceed U.S. $70,000,000.  The Borrowers may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrowers and the Administrative Agent, such consent not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrowers and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrowers and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.20.  Increases and new Revolving Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrowers, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of each of the Borrowers and (B) the Borrowers shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the applicable Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Revolving Commitments being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Applicable Agent such amounts in immediately available funds as the Applicable Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the applicable Borrower shall be deemed to have repaid and reborrowed all of its outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan or BA Rate Loan, as applicable, shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Revolving Commitments added or increased hereby and Revolving Loans made in connection therewith shall be subject to the same terms and conditions (including, without limitation, payment terms, pricing, fees, maturity dates, and collateral requirements) as all other Revolving Loans and Revolving Commitments hereunder.  In no event shall the fees, interest rates and other compensation offered or paid in respect of additional or increased Revolving Commitments under this Section 2.20 have higher rates, fees or compensation that amounts paid and payable to the then existing Revolving Lenders in respect of their Revolving Commitments and Revolving Loans.  Any increase of addition under this Section 2.20 shall specify the Tranche under which Revolving Commitments shall be increased, and the amount of such increase with respect to such Tranche.  The Revolving Commitment and Revolving Loans of a Lender shall not be increased under this Section 2.20 without the prior written consent of such Lender.

SECTION 2.21     Restricted Payments; Market Disruption.  If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations, any Agent or any Holder of Secured Obligations is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Holder of Secured Obligations.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent or any Holder of Secured Obligations in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement

SECTION 2.22     Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Agent could purchase the specified currency with such other currency at the Applicable Agent’s main New York City office or Toronto, Ontario office, as applicable, on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or any Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or any Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or such Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23     Senior Debt.  Each Borrower hereby designates all Secured Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Secured

Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.

SECTION 2.24     Loan Repurchases.  (a) Subject to the terms and conditions set forth or referred to below, either Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by such Borrower)  (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by JPMorgan Securities Inc. (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)            the Required Lenders shall have consented in writing to the applicable Borrower’s delivery of such Purchase Offer and the proposed repurchase of Term Loans, and each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Purchase Offer;

(iii)          the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that a Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)          after giving effect to any purchase of Term Loans of the applicable Class or Classes pursuant to this Section 2.24, there shall be no Revolving Credit Exposure other than undrawn amounts of Letters of Credit;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the applicable Borrower shall automatically be cancelled and retired by such Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall such Borrower be entitled to any vote hereunder in connection with such Term Loans;

(vi)          no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vii)         the applicable Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the securities of any such Person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer; and

(viii)        at the time of each purchase of Term Loans through a Purchase Offer, the applicable Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (vii).

(b)       A Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer.  If a Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement such Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then such Borrower shall have no liability to any Term Loan Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by a Borrower pursuant to this Section 2.24, (x) the applicable Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by such Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)       The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16, Section 2.17 and Section 9.04 will not apply to the purchases of Term Loans or Other Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.24.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.25     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12;

(b)           the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders under the applicable Tranche in accordance with their respective Applicable Percentages  but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures under such Tranche plus such Defaulting Lender’s Swingline Exposure and LC Exposure under such Tranche does not exceed the total of all non-Defaulting Lenders’ Commitments under such Tranche and (y) the conditions set forth in Section 4.03 are satisfied at such time;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower(s) shall within one (1) Business Day following notice by the Applicable Agent (x) first, prepay such Swingline Exposure under the applicable Tranche and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) under the applicable Tranche in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower(s) cash collateralizes any portion of such Defaulting Lender’s LC Exposure under the applicable Tranche pursuant to Section 2.25(c), neither Borrower shall be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Tranche during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders under a Tranche is reallocated pursuant to Section 2.25(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure under a Tranche is neither cash collateralized nor reallocated pursuant to Section 2.25(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Tranche shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)           so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan under its Tranche and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit under the affected Tranche, unless the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders under such Tranche and/or cash collateral will be provided by the Borrowers in accordance with Section 2.25(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders under such Tranche in a manner consistent with Section 2.25(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or Swingline Lender under the applicable Tranche hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit under the applicable Tranche in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the U.S. Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.03 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the applicable Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s applicable Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) under the applicable Tranche as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01     Organization; Powers; Subsidiaries.  Each Loan Party, each Material Canadian Subsidiary and each Material Domestic Subsidiary is duly organized, validly existing and in good standing or equivalent status under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing or equivalent status in, every jurisdiction where such qualification is required. Except as could not reasonably be expected to result in a Material Adverse Effect or as otherwise permitted pursuant to Section 6.03, each Subsidiary of the Borrowers that is not a Material Canadian Subsidiary or a Material Domestic Subsidiary is duly organized, validly existing and in good standing or equivalent status under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing or equivalent status in, every jurisdiction where such qualification is required. No Loan Party or Subsidiary thereof organized under the laws of the State of Wisconsin is the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its dissolution except, with respect to all Loan Parties and other Subsidiaries other than the U.S. Borrower, to the extent that such dissolution could not reasonably be expected to have a Material Adverse Effect.  Each applicable Loan Party and Subsidiary thereof has filed with the Wisconsin Department of Financial Institutions any required annual report for its most recently completed report year, except, with respect to all Loan Parties and other Subsidiaries other than the U.S. Borrower, to the extent that failure to file could not reasonably be expected to have a Material Adverse Effect .  No filing has been made by any Loan Party or any Subsidiary thereof with the Wisconsin Department of Financial Institutions of a decree of dissolution except as otherwise permitted pursuant to Section 6.03.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary or a Material Canadian Subsidiary, as applicable, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the applicable Loan Party and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as required by Wisconsin Statutes section 180.0622 and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Loan Parties or other Subsidiaries are owned, beneficially and of record, by such Loan Parties or Subsidiaries free and clear of all Liens other than those created under the Loan Documents.  Except as disclosed on Schedule 3.01, there are no outstanding commitments or other obligations of any Loan Party or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party or any Subsidiary.

SECTION 3.02     Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (i) except such as have been obtained or made and are in full force and effect, (ii) except for those, such as Hart-Scott-Rodino approval and other similar approvals required in connection with the World Color Press Acquisition, which will be obtained and will be in full force and effect as of the Funding Date, and (iii) except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) except for those set forth in Schedule 3.03, will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any Subsidiary thereof or any order of any Governmental Authority, (c) after repayment or satisfaction of the Specified Existing Indebtedness, will not violate or result in a default under any indenture, agreement or other instrument in an aggregate principal amount of at least the U.S. Dollar Amount of U.S. $25,000,000, or where payments due thereunder or amounts received thereunder equal at least the U.S. Dollar Amount of U.S. $25,000,000, that is binding upon any Loan Party or any Subsidiary thereof or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary thereof, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary thereof, except Liens created pursuant to the Loan Documents.

SECTION 3.04     Financial Condition; No Material Adverse Change.  (a) The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the Fiscal Year ended December 31, 2009 reported on by Deloitte & Touche LLP, independent public accountants.  The U.S. Borrower has also heretofore furnished to the Lenders World Color Press’s consolidated balance sheet and statements of income, shareolders’ equity and cash flows as of and for the Fiscal Year ended December 31, 2009 reported on by KPMG LLP, independent public chartered accountants.  All such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries, and World Color Press and its consolidated Subsidiaries, each as of such dates and for such periods in accordance with (i) GAAP for the U.S. Borrower and its Subsidiaries and (ii) generally accepted accounting principles in Canada for World Color Press and its Subsidiaries.  References to shareholders’ equity, for purposes of this Section 3.04, shall include redeemable equity as referenced in note 19 to the financial statements of the U.S. Borrower included in the U.S. Borrower’s Form S-4 Registration Statement filed with the U.S. Securities Exchange Commission on March 5, 2010.

(b)           Since December 31, 2009, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05     Properties.  (a)  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned by each Loan Party and has a net book value in excess of the U.S. Dollar Amount of U.S. $1,000,000 or leased or subleased by each Loan Party pursuant to a lease or sublease with annual net rent in excess of the U.S. Dollar Amount of U.S. $1,000,000.  Except as set forth in Schedule 3.05, each of such leases and subleases with annual rents and other payments equal to or in excess of the U.S. Dollar Amount of U.S. $10,000,000 is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party, and to the knowledge of any Responsible Officer of either Loan Party, by any other party, to any such lease or sublease exists.  Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests (except for any subleases or sublicenses of such property which have been disclosed in writing to the Administrative Agent and where the book value thereof or annual rents and other payments in respect thereof are less than the U.S. Dollar Amount of U.S. $10,000,000) in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case, free of all Liens other than those permitted by Section 6.02.  With respect to owned, leased or subleased properties where the book value, annual rents or other payments are less than the U.S. Dollar Amount of U.S. $10,000,000, no more than the U.S. Dollar Amount of U.S. $25,000,000 in the aggregate of such properties fail to comply with this Section 3.05.

(b)           Each Loan Party and each Subsidiary thereof owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party and the Subsidiaries thereof does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06     Litigation, Environmental and Labor Matters.  (a)  Other than those items identified in Schedule 3.06(a) hereto, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer, threatened in writing against or affecting any Loan Party or any Subsidiary thereof (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  There are no strikes, lockouts, slowdowns, or other labor controversies pending against or, to the knowledge of any Responsible Officer, threatened in writing against or affecting any Loan Party or any Subsidiary thereof which has or threatens to have a material impact on the Lenders.

(b)           Other than those items identified in Schedule 3.06(b) hereto and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license, certificate of approval or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received, through a Responsible Officer thereof, written notice of any claim with respect to any Environmental Liability or (iv) knows, through a Responsible Officer thereof, of any basis for any Environmental Liability.

(c)           None of the Loan Parties or their Subsidiaries is in default under or not in compliance with any law, regulation, rule or order, or any obligation under any agreement or instrument, where the failure to comply therewith has a Material Adverse Effect.

SECTION 3.07     Compliance with Laws and Agreements.  Each of the Loan Parties and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08     Investment Company Status.  None of the Loan Parties or their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09     Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed (including, without limitation, all U.S. Federal and Canadian Federal tax returns), and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10     ERISA; Canadian Benefit and Pension Plans.

(a)           Schedule 3.10(a) is a complete and correct list of, and separately identifies, all (a) Pension Plans, (b) Multiemployer Plans and (c) Retiree Welfare Plans in effect on the Effective Date.  Except as described in Schedule 3.10(a), each Benefit Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined to be so qualified, and each trust related to such Benefit Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status.  With respect to each Pension Plan, the Loan Parties and all ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and paid all minimum required contributions and all required installments on or before the due dates provided under Section 430(j) of the Code except to the extent that failure to do so could not reasonably be expected to result in the imposition of a lien corresponding with an obligation in excess of the U.S. Dollar Amount of U.S. $10,000,000 or the institution of termination proceedings by the PBGC.  With respect to each Multiemployer Plan, the Loan Parties and all ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates except to the extent that failure to do so could not reasonably be expected to result in the imposition of any withdrawal liability in excess of the U.S. Dollar Amount of U.S. $25,000,000.  Except for events, acts and failures to act that would not reasonably be expected to result in liabilities in excess of the U.S. Dollar Amount of U.S. $25,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party or ERISA Affiliate incurs or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur.  Except as disclosed in the financial statements delivered to the Lenders prior to the Effective Date, the aggregate costs of benefits to be provided under all Retiree Welfare Plans and all Nonqualified Deferred Compensation Plans

could not reasonably be expected to result in a material liability to the Loan Parties during the term of this Agreement.  As of the Effective Date, the Loan Parties have provided the Lenders with copies of the most recent Form 5500 and actuarial report for each Pension Plan, the most recent actuarial report for each Retiree Welfare Plan and an estimate of the December 31, 2009 aggregate liability of all Nonqualified Deferred Compensation Plans.

(b)           Canadian Benefit and Pension Plans.  Schedule 3.10(b) is a complete and correct list of, and separately identifies all (a) Canadian Pension Plans, (b) Canadian Multiemployer Pension Plans, and (c) Canadian Retiree Benefit Plans in which the Canadian Borrower, the other Canadian Loan Parties or any Subsidiary thereof participate, sponsor, or maintain as of the Effective Date.  The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in accordance with the ITA and such other applicable laws and administrative guidelines, and, all reports, returns and filings required to be made thereunder have been made, and no event has occurred which could be expected to cause the loss of such registered status, except to the extent that failure to comply could not reasonably be expected to result in liabilities in excess of U.S. $25,000,000 in the aggregate.  The Canadian Benefit Plans and Canadian Pension Plans have been administered in accordance with their terms, applicable collective bargaining agreements, and administrative guidelines except to the extent that failure to comply could not reasonably be expected to result in liabilities in excess of U.S. $25,000,000 in the aggregate.  All obligations of the Canadian Borrower, the Canadian Loan Parties, or any Subsidiary thereof required in connection with the Canadian Benefit Plans and the Canadian Pension Plans have been performed on a timely basis except to the extent that failure to comply could not reasonably be expected to result in liabilities in excess of U.S. $25,000,000 in the aggregate.  As of the Closing Date, there are no outstanding disputes, investigations, examinations or other legal proceedings concerning the assets of the Canadian Benefit Plans or the Canadian Pension Plans that could reasonably be expected to result in liabilities in excess of U.S. $25,000,000 in the aggregate.  No promises of benefit improvements under the Canadian Pension Plans have been made since the date of the most recent actuarial report provided to the Lenders in respect of such Canadian Pension Plan which makes such report misleading in any material respect and, since the date of such report, there have been no benefit improvements to which members of the Canadian Pension Plans are or may become entitled which are not reflected in such actuarial report.  All contributions or premiums required to be made or paid by the Canadian Borrower, the other Canadian Loan Parties or any Subsidiary thereof to the Canadian Benefit Plans, the Canadian Pensions, or the Canadian Multiemployer Pension Plans have been made on a timely basis in accordance with the terms of such plans, collective bargaining agreements and all applicable laws except to the extent that failure to comply could not reasonably be expected to result in liabilities in excess of U.S. $10,000,000 in the aggregate.  There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans or the Canadian Pension Plans.  Except for liabilities which cannot be expected to exceed U.S. $10,000,000 in the aggregate, there are no liabilities in connection with any former Canadian Pension Plan, Canadian Multiemployer Pension Plan, or Canadian Benefit Plans relating to the employees, former employees or their beneficiaries of the Canadian Borrower, the Canadian Loan Parties, or any Subsidiary thereof that has terminated, and any such Canadian Pension Plans, Canadian Multiemployer Pension Plans, or Canadian Benefit Plans have been terminated in accordance with their terms and applicable law.

SECTION 3.11     Disclosure.  The U.S. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties and their Subsidiaries to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, when taken as a whole; provided that, with respect to projected financial information, the U.S. Borrower represents only that such information was prepared by Responsible Officers thereof in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time.

SECTION 3.12     Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13     Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Funding Date and on each date on which the Borrowers remake their representations and warranties under Section 4.03, (i) the fair value of the assets of the Loan Parties and their Subsidiaries, at a fair valuation, when taken as a whole, will exceed their debts and liabilities (including without limitation the Obligations), subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties and their Subsidiaries, when taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties and their Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts become due and liabilities become absolute and matured; and (iv) the Loan Parties and their Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Funding Date.

(b)           No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond the ability of the Loan parties and their Subsidiaries, taken as a whole, to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Loan Parties and their Subsidiaries, taken as a whole, and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of the Loan Parties and their Subsidiaries, taken as a whole.

SECTION 3.14     No Default.  Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15     Insurance.  Schedule 3.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date.  As of the Funding Date, no Loan Party has received notice of nonpayment of any premiums due with respect to, or cancellation of, any insurance policies described on Schedule 3.15.  All such insurance is offered by financially sound and reputable insurance companies and is in such amounts and covering such properties and risks as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location as the Loan Parties and their Subsidiaries.

SECTION 3.16     No Burdensome Restrictions.  No Loan Party or Subsidiary thereof is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.17     Liens; Security Interest in Collateral.  There are no Liens on any of the real or personal properties of any Loan Party or Subsidiary thereof other than those Liens permitted under Section 6.02.  Subject to the Security Agreement, the Canadian Security Agreement, and the U.S. $50,000,000 allowance described in clause (q) of Article VII, the provisions of this Agreement and the other Loan Documents create legal, valid and perfected Liens on all the Collateral in favor of the Applicable Agent, for the benefit of such Agent and the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) to the extent permitted under Section 6.02 and (b) in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Applicable Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Applicable Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.18     Patriot Act, etc.  The Loan Parties and their Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada).

SECTION 3.19     Employment Matters.  The hours worked by and any payments made to employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable Federal, state, provincial, local or foreign law dealing with such matters, other than such violations where the sole remedy thereof is the payment of damages which, in the aggregate, do not exceed the U.S. Dollar Amount of U.S. $25,000,000.  All material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.20     Canadian Anti Money Laundering Legislation.  The Canadian Borrower is not a charity registered with the Canada Revenue Agency and it does not solicit charitable financial donations from the public and none of the Borrowings under this Agreement and none of the other services and products, if any, to be provided by any of the Lenders or the Applicable Agent under or in connection with this Agreement will be used by, on behalf of or for the benefit, of any Person other than the Borrowers or any other Loan Party.

ARTICLE IV

Conditions

SECTION 4.01     Effective Date.  This Agreement and the rights and obligations of the parties hereunder will become effective on the date on which each of the following conditions has been satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Foley & Lardner LLP, counsel for the Loan Parties, substantially in the form of Exhibit B-1, and Torys LLP, Ontario, counsel for the Loan Parties, substantially in the form of Exhibit B-2.  Each Borrower hereby requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received those agreements, documents and certificates listed under the heading “Effective Date Closing Documents” in the list of closing documents attached hereto as Exhibit E, including without limitation, those relating to the organization, existence and good standing of the initial Loan Parties, and the authorization and court approval of the Transactions.

(d)           The Effective and Funding Date Representations being true and correct in all material respects on and as of such date (except where such representation or warranty is qualified by materiality, then in all respects or where such representations apply solely to the Funding Date); provided, however, that if any such representation or warranty is qualified by Material Adverse Effect, material adverse change, materially and adversely, or similar language, then, for purposes of the Effective Date, such representation or warranty shall be deemed to be qualified by Funding Date Material Adverse Effect.

(e)           No injunction or temporary restraining order exists and no litigation has commenced or is otherwise pending which would prohibit the effectiveness hereof or the extension of any Loan or issuance of any Letter of Credit.

(f)            The Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(g)           No Default shall have occurred or shall be continuing.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02     Funding Date Credit Events.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The conditions set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

(b)           The Specified Existing Indebtedness shall have been fully repaid or funds sufficient to fully repay such Specified Existing Indebtedness shall have been placed in escrow for that purpose (on terms reasonably acceptable to the Administrative Agent), all lending commitments thereunder and the related documentation therefor shall have terminated, and all Liens granted under or in connection therewith shall have been released and discharges duly filed in connection therewith; provided, however, that with respect to the Claimant Notes, the related indenture either shall have been terminated or the covenants of World Color Press thereunder shall have been terminated or made inapplicable to World Color Press and its Affiliates.

(c)           The Administrative Agent (or its counsel) shall have received (i) a copy of each Loan Party Guaranty fully executed by the Loan Party Guarantors required to be subject thereto as of the Funding Date, (ii) a copy of the Security Agreement fully executed by the Loan Parties required to be subject thereto as of the Funding Date, and (iii) a copy of the Canadian Security Agreement fully executed by the Loan Parties required to be subject thereto as of the Funding Date.

(d)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Funding Date) of Foley & Lardner LLP, counsel for the Loan Parties, Torys LLP, Ontario counsel for the Loan Parties, and local real estate counsel and, if applicable, additional local Canadian counsel for the Loan Parties, each in form and substance reasonably acceptable to the Administrative Agent.  Each Borrower hereby requests such counsel to deliver such opinions.

(e)           The Funding Date Perfection Requirements shall have been satisfied, or waived or extended at the sole discretion of the Applicable Agent.

(f)            (i) The Effective and Funding Date Representations being true and correct in all material respects on and as of such date (except where such representation or warranty is qualified by materiality, then in all respects, or where such representations apply solely to the Effective Date); provided, however, that if any such representation or warranty is qualified by Material Adverse Effect, material adverse change, materially and adversely, or similar language, then, for purposes of the Funding Date, such representation or warranty shall be deemed to be qualified by Funding Date Material Adverse Effect. (ii) There has been no breach of any representation or warranty set forth in the Approved PA which is material to the interests of the Lenders, and which breach gives the U.S. Borrower (or any Affiliate thereof) the right to terminate its obligations under the Approved PA (determined without regard to any notice that may be required or whether the U.S. Borrower or such Affiliate exercises such right).

(g)           No Default shall have occurred or shall be continuing, or shall result upon the funding of any Loan or issuance of any Letter of Credit on the Funding Date.

(h)           No injunction or temporary restraining order exists and no litigation has commenced or is otherwise pending which would prohibit the effectiveness hereof or the extension of any Loan or issuance of any Letter of Credit.  The Administrative Agent shall have received evidence that all regulatory, legal and other third-party approvals necessary for the World Color Press Acquisition have been obtained and all waiting periods with respect thereto have expired (except those with respect to which the failure to have obtained or failure to have expired would not result in a Funding Date Material Adverse Effect).

(i)            The Agents shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(j)            The Administrative Agent shall have received those agreements, documents and certificates listed under the heading “Funding Date Closing Documents” in the list of closing documents attached hereto as Exhibit E, including without limitation, those relating to the organization, existence and good standing of the initial Loan Parties, and the authorization and court approval of the Transactions.

(k)           The Lenders shall have received the Acceptable Funding Date Schedules.

(l)            Beginning with the Fiscal Quarter ended March 31, 2010 and ending with the last complete Fiscal Quarter to occur prior to the Funding Date (unless such Fiscal Quarter occurs within 60 days of the Funding Date, in which case no reporting shall be required for such Fiscal Quarter), the Lenders also shall have received, within 60 days after the end of each such Fiscal Quarter occurring during such period, unaudited interim consolidated financial statements of each of the U.S. Borrower and World Color Press, with such unaudited financials being delivered in compliance with the requirements of Section 5.01.

(m)          The World Color Press Acquisition shall be consummated substantially in accordance with the Purchase Agreement and applicable laws, the aggregate consideration paid for World Color Press and its Subsidiaries shall be consistent with the Purchase Agreement, and all rights of appeal or dissent in connection therewith have expired, other than rights of appeal or dissent held by no more than 7.5% of the holders of the common Equity Interests of World Color Press.  The Purchase Agreement in effect on the Funding Date shall be in form and substance identical to the Approved PA.  The Administrative Agent shall have received evidence that World Color Press Acquisition was approved by the U.S. Borrower’s and World Color Press’s directors and shareholders and all other relevant parties including without limitation applicable Government Authority, except as provided on Schedule 3.03.

(n)           No Funding Date Material Adverse Effect shall have occurred.

(o)           Solely with respect to the Canadian Borrower and its Loans and Letters of Credit, the Amalgamation Date Requirements shall have been satisfied.

The Administrative Agent shall notify the Borrowers and the Lenders of the Funding Date, and such notice shall be conclusive and binding.

SECTION 4.03     Each Credit Event Subsequent to the Funding Date.  Subsequent to the Funding Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrowers set forth in the Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 4.03.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrowers, for itself, the other Loan Parties and their respective Subsidiaries, covenants and agrees with the Lenders that, on and after the Funding Date:

SECTION 5.01     Financial Statements and Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)           within ninety (90) days after the end of each Fiscal Year of the U.S. Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the U.S. Borrower for such Fiscal Year would be required to be filed under the rules and regulations of the U.S. Securities and Exchange Commission, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that all financials provided under this Section 5.01 shall include financial information for all Consolidated Financial Covenant Entities;

(b)           within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the U.S. Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the U.S. Borrower for such Fiscal Quarter would be required to be filed under the rules and regulations of the U.S. Securities and Exchange Commission, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that all financials provided under this Section 5.01 shall include financial information for all Consolidated Financial Covenant Entities;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower in substantially the form of Exhibit F (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which has had a material effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (a) above, if such certificate is available (with the Borrowers using commercially reasonably efforts to obtain such certificates), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary thereof with the U.S. Securities and Exchange Commission (if applicable), or any Governmental Authority succeeding to any or all of the functions of said Commission (if applicable), or with any national securities exchange (if applicable), provided that such materials shall be deemed delivered on the date when they become publically available at no cost on EDGAR;

(f)            on each Free Cash Flow Prepayment Date, a certificate from a Financial Officer of the U.S. Borrower indicating whether a Prepayment Event has occurred on such date and certifying the manner in which the Total Leverage Ratio, and, if applicable, Free Cash Flow and any resulting prepayment were calculated, which certifications shall be in form and substance reasonably satisfactory to Administrative Agent; and

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or Subsidiary thereof, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02     Notices of Material Events.  Each Borrower (without duplication) will furnish to the Administrative Agent written notice of the following:

(a)           the occurrence of any Default (such notice to be provided within two (2) Business Days after a Responsible Officer becomes aware of such occurrence);

(b)           the filing of any pleading, notice of appeal, communication of counsel or other document regarding any legal action or potential legal action or the commencement of any action, suit or proceeding, by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary thereof that if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(c)           promptly, and in any event within five (5) days after (i) the failure to pay a minimum required contribution or installment to a Pension Plan on or before the due date provided under Section 430 of the Code; (ii) the failure to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; (iii) the occurrence of an ERISA Event with a notice describing such ERISA Event, and any action that any Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Pension Plan pertaining thereto; and (iv) any officer of any Loan Party or any ERISA Affiliate knows or has reason to know, a Pension Plan is in “at risk” status within the meaning of Section 430(j) of the Code, except as disclosed in writing by the U.S. Borrower to the Administrative Agent prior to the Effective Date.

(d)           promptly, and in any event within five (5) days after the occurrence of any event which may give rise to the full termination of, or provide any Governmental Authority, without the consent of any of the Canadian Borrower, Canadian Loan Parties, or any Subsidiary thereof, with the authority to fully terminate, any Canadian Pension Plan;

(e)           within five (5) days after the failure of any of the Canadian Borrower, Canadian Loan Party, or any Subsidiary thereof to make normal or special payments to any Canadian Pension Plan, a notice of such failure, a copy of any notice filed under any applicable law, and a statement by any officer of any of the Canadian Borrower, Canadian Loan Party, or any Subsidiary thereof setting forth (A) sufficient information necessary to determine the amount of any corresponding Lien, (B) the reason for the failure to make the required payments and (C) the action, if any, to be taken with respect thereto;

(f)            any other development that to the knowledge of a Responsible Officer results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)           the receipt by any of the Canadian Borrower, Canadian Loan Party, or any Subsidiary thereof of any notice or directive or order from any Canadian federal or provincial governmental or regulatory authority having jurisdiction over any Canadian Pension Plan regarding a Canadian Pension Plan shortfall, deficiency, insolvency or other matter, together with a copy of any such notice, directive or order (including, without limitation, any Form 7 (summary of contributions/revised summary of contributions) received by any of the Canadian Borrower, Canadian Loan Party, or any Subsidiary thereof in connection with the Pension Benefits Act (Ontario)).

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03     Existence; Conduct of Business.  Except as otherwise permitted by Section 3.01, each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04     Payment of Obligations.  Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Loan Party or Subsidiary thereof has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties; Insurance.  Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, except with respect to Plants Designated for Closure or Sale, Funding Date Used Equipment and property described in Section 6.03(a)(v)(B), (a) keep and maintain all property (including all Collateral) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers insurance in such amounts and covering such properties and risks as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location as the Loan Parties and their Subsidiaries.  The U.S. Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The U.S. Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets (other than the assets securing the Senior Secured Notes, the Polish Subsidiary Credit Facility, or the Existing Leveraged Leases) and business interruption insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  In the event any Loan Party or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The U.S. Borrower (x) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, provided that notification requirement shall not apply at any time when the Total Leverage Ratio is no greater than 2.25 to 1.00 and (y) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.06     Books and Records.  Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects.  Each Borrower will, and will cause each other Loan Party and the respective Subsidiaries thereof to, permit any representatives designated by any Agent (including employees of any Agent or any consultants, accountants, lawyers and appraisers retained by any Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I and Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Borrower acknowledges that the Agents, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and their Subsidiaries’ assets for internal use by the Borrowers, the Agents and the Lenders.

SECTION 5.07     Compliance with Laws and Material Contractual Obligations.  Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case with respect to each of clause (i) and clause (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08     Use of Proceeds.  The proceeds of the Term Loans, Revolving Loans and Swingline Loans will be used to: (i) repay the Specified Existing Indebtedness, pay a portion of the consideration for the World Color Press Acquisition, pay certain costs, fees and expenses related to the Transactions, and make certain Restricted Payments, all as more fully described in Schedule 5.08 hereto; (ii) finance the working capital needs and general corporate purposes of the Loan Parties and their Subsidiaries in the ordinary course of business; and (iii) to consummate Permitted Acquisitions and make Restricted Payments permitted under Section 6.07.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09     Loan Party Guarantors; Pledges; Additional Collateral; Further Assurances; Amalgamation Date.

(a)           As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after any Subsidiary qualifies independently as, or is designated by the U.S. Borrower or the Administrative Agent as, a Loan Party Guarantor pursuant to the definitions of “Material Domestic Subsidiary”, “Material Canadian Subsidiary” and “Loan Party Guarantor”, the U.S. Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Loan Party Guarantor to deliver to the Administrative Agent a joinder to each of the relevant Loan Party Guaranty and the relevant Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Loan Party Guaranty and Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation, other Collateral Documents to the extent contemplated by this Section 5.09 or the Security Agreement, and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Such additional documentation shall include Canadian collateral documentation for Canadian Loan Parties, such as, but not limited to, Canadian law governed documentation governing pledges of Equity Interests in Subsidiaries organized under the laws of Canada or a political subdivision thereof.  The U.S. Borrower shall cause each such Person to be designated as a U.S. Loan Party or a Canadian Loan Party (based on its jurisdiction of organization) at the time the aforementioned deliveries are made.  If any Loan Party Guarantor ceases to be a Material Subsidiary at any time, the Borrowers may request that such Subsidiary be released from its guaranty, and the Applicable Agent, upon receipt of evidence in form and substance reasonably satisfactory to it that such Loan Party Guarantor is no longer a Material Subsidiary, shall release such Subsidiary from its guaranty and release the liens on and security interests in the assets of such Subsidiary (in each case at the Borrowers’ expense).  The U.S. Borrower may designate in writing Subsidiaries which do not qualify as Material Subsidiaries as Loan Party Guarantors, and the U.S. Borrower shall cause such Persons to become subject to all applicable Collateral Documents and other Loan Documents.  The Applicable Agent shall, upon written request by the U.S. Borrower and at the U.S. Borrower’s cost and expense, release from the Collateral Documents and other Loan Documents any Subsidiary which is not a Material Subsidiary, including, without limitation, any Subsidiary which no longer qualifies as a Material Subsidiary pursuant to the definition thereof.  The Lenders hereby authorize the Applicable Agent to release such a Subsidiary from its Loan Party Guaranty and its Collateral Documents; provided, that if such Subsidiary subsequently qualifies as a Material Subsidiary pursuant the definition thereof, such Subsidiary shall be required to re-deliver its Loan Party Guaranty and its Collateral Documents.

(b)           Each Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether real (subject to Section 5.09(c) below), personal, tangible, intangible, or mixed), to be subject at all times to first priority, perfected Liens in favor of the Applicable Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 and any exceptions thereto permitted in the Security Agreement and the Canadian Security Agreement.  Without limiting the generality of the foregoing, each Borrower will (i) subject to Section 5.09(e) below, cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Applicable Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Applicable Agent shall reasonably request and (ii) if required pursuant to paragraph (c) of this Section, will, and will cause each Loan Party to, promptly deliver Mortgages and Mortgage Instruments with respect to any real property (including, for purposes hereof, the real properties with the street addresses of 56 Duplainville Road, Saratoga Springs, NY 12866, and 871 Baker Road, Martinsburg, WV 25401) owned by such Loan Party to the extent, and within such time period as is, reasonably required by the Applicable Agent.

(c)           Without limiting the foregoing, each Borrower will, and will cause each Loan Party and each of the Subsidiaries thereof to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, hypothecs and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Applicable Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrowers; provided, however, that no Mortgage or Mortgage Instruments shall be required with respect to any leasehold property (with the understanding that, for purposes hereof, the real properties with the street addresses of 56 Duplainville Road, Saratoga Springs, NY 12866, and 871 Baker Road, Martinsburg, WV 25401 shall not constitute leasehold properties) or any real property owned or acquired by any Loan Party on or after the Funding Date if the book value therefor is less than the U.S. Dollar Amount of U.S. $10,000,000 or if the cost of perfecting a Lien in such property, in the Administrative Agent’s sole discretion, is excessive in light of the value of such property.

(d)           If any assets (excluding any real property or improvements thereto or any interest therein (unless required pursuant to paragraph (c) of this Section) are acquired by a Loan Party after the Funding Date (other than assets constituting Collateral under the Security Agreement or the Canadian Security Agreement or both that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), with respect to which additional action is required to perfect the Lien or security interest of the Applicable Agent, the U.S. Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, and if the cost of perfecting a Lien in such property, in the Administrative Agent’s sole discretion, is not excessive in light of the value of such property, each Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrowers.  Notwithstanding the foregoing, the Administrative Agent shall not receive a Lien on any asset constituting an “Excluded Asset” under and as defined in the Security Agreement.

(e)           Notwithstanding the foregoing or anything to the contrary set forth herein, neither the Canadian Borrower nor any Loan Party organized under the laws of Canada shall be required to guaranty those Secured Obligations owing by the U.S. Borrower or any Loan Party that is a Domestic Subsidiary, or grant the Applicable Agent a Lien on its assets to secure those Secured Obligations owing by the U.S. Borrower or a Loan Party that is a Domestic Subsidiary.  In addition, only the Funding Date Perfection Requirements shall be required to be satisfied in respect of Collateral as of the Funding Date.  No Liens in favor of the Applicable Agent shall be required to be perfected prior to the Funding Date other than those specified by the Funding Date Perfection Requirements which must be perfected by the Funding Date. No Loan Party shall be required to deliver Collateral Documents governed by the laws of the jurisdiction of organization of a First Tier Foreign Subsidiary in respect of the pledge to the Applicable Agents of Equity Interests in such First Tier Foreign Subsidiary unless such First Tier Foreign Subsidiary is a Material Foreign Subsidiary.  No Loan Party shall otherwise be required to take any actions to perfect the Applicable Agent’s Lien in such First Tier Foreign Subsidiary’s Equity Interests other than such Loan Party’s entry into the Security Agreement and the filing of a UCC-1 financing statement against such Loan Party which includes such Equity Interests as part of the collateral subject thereto.

(f)            The Borrowers shall cause the Amalgamation Date to occur within five Business Days after the date on which the World Color Press Acquisition is consummated.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower, for itself, the other Loan Parties and their respective Subsidiaries, covenants and agrees with the Lenders that, on and after the Funding Date:

SECTION 6.01     Indebtedness.  No Loan Party will, or permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness and guarantees thereof existing on the date hereof and set forth in Schedule 6.01(b) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness;

(c)           the Senior Secured Notes and the Existing Leveraged Leases, in each case together with extensions, increases (including subsequent issuances), renewals and replacements thereof; provided, that no such extension, renewal, increase or replacement shall be consummated in contravention of the agreements, documents and instruments evidencing the Senior Secured Notes or the Existing Leveraged Leases, as applicable;

(d)           Indebtedness of any Loan Party to any other Loan Party or any Subsidiary of any Loan Party, and Indebtedness of any Subsidiary of a Loan Party to any Loan Party or any Subsidiary thereof, and Indebtedness of any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof to any Loan Party or Subsidiary thereof; provided that such Indebtedness is permitted under Section 6.04;

(e)           Guarantees by a Loan Party of Indebtedness of any other Loan Party or Subsidiary of a Loan Party, by any Subsidiary of any Loan Party of Indebtedness of a Loan Party or any Subsidiary of a Loan Party, and by any Loan Party or Subsidiary thereof of Indebtedness of any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) such Guarantees are permitted under Section 6.04, and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(f)            Indebtedness of any Loan Party or any Subsidiary thereof incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness); provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the Borrowers are in compliance on a Pro Forma Basis with Section 6.11 after the incurrence thereof;

(g)           Indebtedness of any Loan Party or any Subsidiary thereof as an account party in respect of (i) trade letters of credit or (ii) constituting obligations in respect of Swap Obligations and hedging and swap arrangements permitted under Section 6.05;

(h)           Unsecured Indebtedness and Subordinated Indebtedness so long as the Borrowers shall be in compliance with Section 6.09 and with Section 6.11 on a Pro Forma Basis;

(i)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)            Indebtedness of any Loan Party or any Subsidiary thereof as an account party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(k)           The Polish Subsidiary Credit Facility, together with extensions, increases, renewals and replacements thereof (with the Borrowers being in compliance on a Pro Forma Basis with Section 6.11 after any incurrence thereunder or increase in the aggregate principal amount thereof);

(l)            Indebtedness of Foreign Subsidiaries (other than the Canadian Borrower’s Indebtedness under this Agreement), so long as the aggregate principal amount thereof does not at any time exceed the U.S. Dollar Amount of (i) U.S. $200,000,000 at any time the Total Leverage Ratio is less than 2.75 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (ii) U.S. $100,000,000 at any time the Total Leverage Ratio is equal to or greater than 2.75 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and so long as the Borrowers are in compliance, on a Pro Forma Basis, with Section 6.11 after any incurrence thereof or increase in the aggregate principal amount thereof;

(m)          Indebtedness incurred under industrial revenue bonds so long as not in contravention with Section 6.02;

(n)           Indebtedness of a Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount equal to the U.S. Dollar Amount of (1) U.S$125,000,000 when the Total Leverage Ratio is less than 2.25 to 1.00 and (2) U.S. $75,000,000 when the Total Leverage Ratio equals or exceeds 2.25 to 1.00 (with the Total Leverage Ratio giving effect, on a Pro Forma Basis, to any fundings or purchases to be made under such Permitted Receivables Facilities);

(o)           Operating leases classified as Indebtedness under GAAP;

(p)           Indebtedness evidencing Sale and Leaseback Transactions permitted under Sections 6.03 and 6.10;

(q)           Indebtedness permitted under Section 6.04; and

(r)            Indebtedness arising under Permitted Corporate Restructuring Transactions.

SECTION 6.02     Liens.  No Loan Party will, or permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary unless permitted elsewhere under this Section 6.02, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness), except for such increases as may be permitted under Section 6.01(k) or (l);

(d)           any Lien on Senior Secured Note Collateral or Existing Leveraged Leases that secures Indebtedness evidenced by the Senior Secured Notes or the Existing Leveraged Leases, as applicable, and that is permitted under Section 6.01(c), together with any Lien on any other property or asset of a Loan Party or Subsidiary thereof that is permitted elsewhere under this Section 6.02 and that is used to secure such Indebtedness in respect of the Senior Secured Notes or the Existing Leveraged Leases, as applicable, that is permitted under Section 6.01(c);

(e)           Liens on property or assets acquired by a Loan Party or a Subsidiary thereof after the Effective Date; provided, that (i) the aggregate principal amount of Indebtedness secured thereby does not exceed the U.S. Dollar Amount of U.S. $200,000,000 at any time, and (ii) with respect to any such Liens securing Indebtedness owing by the U.S. Borrower or a Domestic Subsidiary thereof, the aggregate principal amount of such Indebtedness owing by the U.S. Borrower and all such Domestic Subsidiaries does not exceed the U.S. Dollar Amount of U.S. $100,000,000 at any time, and the aggregate net book value of the property or assets owned by the U.S. Borrower and the Domestic Subsidiaries that is subject to such Liens does not exceed the U.S. Dollar Amount of U.S. $100,000,000 at any time;

(f)            Liens on the assets or property of any Loan Party or any Subsidiaries in connection with Sale and Leaseback Transactions that comply with the requirements of Section 6.10;

(g)           Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (iv) such security interests shall not apply to any other property or assets of any Loan Party or any Subsidiary;

(h)           Liens arising under Permitted Receivables Facilities where the Attributable Receivable Indebtedness thereunder is permitted under Section 6.01(n);

(i)            Liens securing the Polish Subsidiary Credit Facility to the extent the Indebtedness in respect thereof is permitted under Section 6.01(k); provided, that only assets owned by the Polish Subsidiary shall secure the Polish Subsidiary Credit Facility;

(j)            Liens securing hedging obligations of Loan Parties arising under non-speculative natural gas swaps; provided, that (x) no more than the U.S. Dollar Amount of U.S.

$25,000,000 in the aggregate of such obligations (as determined based on the termination value thereof) shall be owing to any Person that is not a Holder of Secured Obligations and (y) such obligations owing to non-Holders of Secured Obligations shall be secured solely with cash and cash equivalents;

(k)           Liens securing obligations owing under and in connection with industrial revenue bonds; provided, that no more than the U.S. Dollar Amount of U.S. $50,000,000 in aggregate principal amount of such bonds may be secured pursuant to this clause; and

(l)            Liens on assets of the Loan Parties and their Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness subject to such Liens does not exceed the U.S. Dollar Amount of (x) U.S. $50,000,000 in the aggregate at any time with respect to Loan Parties and their Subsidiaries organized under the laws of the United States or Canada and (y) U.S. $125,000,000 in the aggregate at any time with respect to Subsidiaries of Loan Parties organized under the laws of jurisdictions other than the United States or Canada.

SECTION 6.03     Fundamental Changes and Asset Sales.

(a)  No Loan Party will, or permit any Subsidiary to, merge into, or amalgamate or consolidate with any other Person, or permit any other Person to merge into, or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)            any Person may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation; provided that any such merger arising in connection with an Acquisition shall not be permitted unless also permitted by Section 6.04;

(ii)           (a) any Subsidiary may merge into or amalgamate with a Loan Party in a transaction in which the surviving entity or successor entity is a Loan Party; provided, however, that (1) any such merger involving the U.S. Borrower must result in the U.S. Borrower as the survivor thereof, (2) any such merger involving the Canadian Borrower must result in the Canadian Borrower as the survivor thereof, with the understanding that this clause (2) permits the amalgamation of 7345933 Canada Inc. with World Color Press on the Amalgamation Date, (3) any such merger involving a U.S. Loan Party that is a Material Domestic Subsidiary and a Canadian Loan Party must either result in such U.S. Loan Party that is a Material Domestic Subsidiary as the surviving entity or, if a Canadian Loan Party is the survivor thereof, there shall be availability therefor (based on the net book value of the assets of the U.S. Loan Party subject to such merger) under the Restricted Intercompany Transactions Amount (and such merger shall reduce the availability of the Restricted Intercompany Transactions Amount), and (4) if arising in connection with an Acquisition, shall not be permitted unless also permitted by Section 6.04, and (b) any non-Loan Party Subsidiary may merge into or amalgamate with another non-Loan Party Subsidiary; provided, that, if arising in connection with an Acquisition, shall not be permitted unless also permitted by Section 6.04;

(iii)          any of the following sales, transfers, leases or other disposition may occur:

(A)          any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(B)           any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party (other than sales, transfers, leases or dispositions by U.S. Loan Parties to Canadian Loan Parties, which are covered by clause (C) below);

(C)           any U.S. Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Canadian Loan Party; provided, that the aggregate net book value of all such assets that are sold, transferred, leased or otherwise disposed of shall not exceed the U.S. Dollar Amount of U.S. $50,000,000 plus the unused portion of the Restricted Intercompany Transactions Amount;

(D)          any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary that is not a Loan Party;

(E)           any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Subsidiary or an Affiliate thereof that is not a Loan Party, any U.S. Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Canadian Loan Party (which is in addition to, and not in limitation of, the allowance provided in the foregoing clause (C)), and any Loan Party or Subsidiary may sell, transfer lease or otherwise dispose of its assets to any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, so long as the aggregate net book value of all such assets, when taken together with all other Restricted Intercompany Transactions, does not exceed the Restricted Intercompany Transactions Amount; and

(F)           any Loan Party may sell, transfer, lease or otherwise dispose of Funding Date Used Equipment to a Subsidiary or an Affiliate thereof that is not a Loan Party, or to any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof;  provided, that the aggregate net book value of all sales, transfers, leases and dispositions made in reliance on this clause (F) shall not exceed (i) the U.S. Dollar Amount of U.S. $125,000,000 at any time the Total Leverage Ratio is less than 2.75 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (ii) the U.S. Dollar Amount of U.S. $50,000,000 at any time the Total Leverage Ratio is equal to or greater than 2.75 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis); provided, further, that if a sale, transfer, lease or disposition was permitted because the Total Leverage Ratio was less than 2.75 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), but subsequent thereto, the Total Leverage Ratio equals or exceeds 2.75 to 1.00, such sale, transfer, lease or disposition shall remain a permitted transaction under this clause (F), but no further sales, transfers, leases or dispositions shall be permitted hereunder until such time as the Total Leverage Ratio is less than 2.75 to 1.00 and the Loan Parties have not otherwise reached the above-mentioned U.S. $125,000,000 limitation;

(iv)          a Borrower or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation on Attributable Receivables Indebtedness under Section 6.01(n)) at any time;

(v)           the Loan Parties and their Subsidiaries may:

(A)          sell inventory in the ordinary course of business;

(B)           effect sales, trade-ins or dispositions of used, obsolete, scrap, worn out or surplus equipment or property for value if such equipment is located at Plants Designated for Closure or Sale or otherwise in the ordinary course of business consistent with past practice;

(C)           enter into licenses of technology in the ordinary course of business;

(D)          sell, transfer, assign, lease or otherwise dispose of owned, or sublease, assign or earlier terminate leases or subleases in connection with leaseholds or subleaseholds for, Plants Designated for Closure or Sale; provided, that the aggregate net book value for all Plants Designated for Closure or Sale that are sold, transferred, assigned, disposed of, leased, subleased or early terminated shall not exceed the U.S. Dollar Amount of U.S. $100,000,000; and

(E)           make any other sales, transfers, leases or dispositions (including Sale and Leaseback Transactions that comply with Section 6.10) that, together with all other property of the Loan Parties and their Subsidiaries previously leased, sold or disposed of as permitted by this clause (E) during the term of this Agreement, and as determined based net book value for all property subject to such sales, transfers, leases or other dispositions, does not exceed 7.5% of Consolidated Total Assets; provided, that (i) the U.S. Borrower shall determine such 7.5% amount on the first Business Day of each Fiscal Year based on the amount of Consolidated Total Assets as of such first Business Day, (ii) if such 7.5% amount exceeds the previous Fiscal Year’s 7.5% amount, such excess shall be available to the U.S. Borrower and its Subsidiaries for additional asset sales under this clause (E), and (iii) if such 7.5% amount is less than the previous Fiscal Year’s 7.5% amount, and the existing 7.5% allowance has already been fully utilized, then no further asset sales shall be permitted under this clause (E) until such time as the U.S. Borrower and its Subsidiaries comply with this clause (E), but asset sales previously made in compliance with a previous Fiscal Year’s determination shall remain permitted sales hereunder and no Event of Default shall result therefrom;

provided, further, all sales, transfers, leases and other dispositions permitted under this Section 6.03(a)(v) shall be for fair market value and, other than with respect to clauses (v)(B), (v)(C) (other than cross-licensing of technology where the consideration for the issuance of a license is (1) the receipt of a different license of comparable value, (2) the receipt of Equity Interests in a Person (or the enhancement of the value of existing Equity Interests in such Person), and (3) an interest in a joint development arrangement (or the enhancement of value under an existing joint development agreement), in which case no cash consideration is required) and (v)(D), at least 75% of the consideration paid therefor shall be in cash;

(vi)          any Subsidiary may liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to the Lenders, and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property (including revenues) are transferred to another Loan Party; provided, that a Canadian Loan Party’s assets and property (including revenues) shall only be so transferred to another Canadian Loan Party, and a U.S. Loan Party’s assets and property (including revenues) shall only be so transferred to another U.S. Loan Party;

(vii)         a Loan Party or any Subsidiary thereof may engage in Permitted Corporate Restructuring Transactions and the World Color Press Facilitating Transactions; and

(viii)        the Loan Parties may consummate the Completed Aircraft Substitution.

(b)           No Loan Party will, or permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

SECTION 6.04     Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, or permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Permitted Acquisitions (with the understanding that a Loan Party or its Subsidiary may use proceeds of Indebtedness to consummate a Permitted Acquisition so long as such Indebtedness is permitted under the Loan Documents);

(c)           loans or advances by a U.S. Loan Party to a Canadian Loan Party, guarantees by a U.S. Loan Party of Indebtedness owing by a Canadian Loan Party (other than guarantees of the Secured Obligations), and cash investments (whether by capital contribution or otherwise) by a U.S. Loan Party in a Canadian Loan Party; provided, that the aggregate of all such loan, advance and guaranty obligations and cash investments shall not at any time exceed the U.S. Dollar Amount of (i) U.S. $250,000,000 at any time the Total Leverage Ratio is less than 2.25 to 1.00, (ii) U.S. $150,000,000 at any time the Total Leverage Ratio is greater than or equal to 2.25 to 1.00 but less than 3.25 to 1.00, and (iii) U.S. $50,000,000 at any time the Total Leverage Ratio is equal to or greater than 3.25 to 1.00, in each case, as computed on a Pro Forma Basis as and when needed; provided, further, a U.S. Loan Party may make additional guarantees of Canadian Loan Party’s obligations if amounts remain available therefor under clause (e)(i) below;

(d)           loans or advances made by:

(i)            a Loan Party to another Loan Party (other than from a U.S. Loan Party to a Canadian Loan Party, which is subject to the foregoing clause (c));

(ii)           a Loan Party to any non-Loan Party Subsidiary or non-Loan party Affiliate thereof, subject to the proviso at the end of this Section 6.04(d);

(iii)          any non-Loan Party Subsidiary to a Loan Party;

(iv)          any non-Loan Party Subsidiary to any other Non-Loan Party Subsidiary or to a non-Loan Party Affiliate thereof; and

(v)           any Loan Party or Subsidiary thereof to any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, subject to the proviso at the end of this Section 6.04(d);

provided, that all such loans and advances covered by (d)(ii) and (d)(v), when aggregated with all other Restricted Intercompany Transactions, shall not at any time exceed the Restricted Intercompany Transactions Amount;

(e)           guarantees of Indebtedness by:

(i)            a U.S. Loan Party of any Foreign Subsidiary, Affiliate of a U.S. Loan Party organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof), or Person that is organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof) and in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided, that Indebtedness so guaranteed is permitted under Section 6.01 or this Section 6.04 and the aggregate principal amount of such guaranty obligations at no time exceeds the U.S. Dollar Amount of (i) U.S. $200,000,000 at any time the Total Leverage Ratio is less than 2.25 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (ii) U.S. $100,000,000 at any time the Total Leverage Ratio is equal to or greater than 2.25 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis); provided, further, that the U.S. Loan Parties also shall be permitted to guaranty, in excess of the foregoing limitation, up to the U.S. Dollar Amount of U.S. $100,000,000 of Indebtedness owing under the Polish Subsidiary Credit Facility so long as the Indebtedness so guaranteed is permitted under Section 6.01(k) (with such $100,000,000 allowance not being subject to the above-mentioned Total Leverage Ratio test);

(ii)           a Loan Party in respect of Indebtedness owing by another Loan Party; provided that guarantees by U.S. Loan Parties of Canadian Loan Parties shall receive the benefit of the allowances set forth in both of the foregoing clauses (c) and (e)(i);

(iii)          a Loan Party in respect of Indebtedness owing by a Domestic Subsidiary that is not a Loan Party or an Affiliate thereof that is not a Loan Party organized under the laws of the United States of America (or political subdivision thereof); provided, that the aggregate principal amount of such guaranty obligations, when taken together with all other Restricted Intercompany Transactions, does not at any time exceed the Restricted Intercompany Transactions Amount;

(iv)          a Subsidiary of a Loan Party in respect of Indebtedness owing by a Loan Party;

(v)           a Subsidiary that is not a Loan Party in respect of Indebtedness owing by any other Subsidiary or Affiliate thereof that is not a Loan Party; and

(vi)          a Loan Party or Subsidiary thereof in respect of Indebtedness owing by any Person that is organized under the laws of the United States of America and in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided, that the aggregate principal amount of such guaranty obligations, when taken together with all other Restricted Intercompany Transactions, does not at any time exceed the Restricted Intercompany Transactions Amount;

(f)            investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries, Affiliates and Persons in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof, and investments by U.S. Loan Parties in Canadian Loan Parties (with the aggregate amount of outstanding investments being reduced at any time and from time to time by all dividends, distributions and similar amounts received by the holder of an investment, and by the amount of Net Proceeds received by such holder upon the sale of such investment); provided, that all such investments by Loan Parties in non-Loan Party Subsidiaries and non-Loan Party Affiliates, by Loan Parties and their Subsidiaries in any Person in which a Loan Party or other Subsidiary owns no more than 50% of the voting Equity Interests thereof (in each case other than Receivables Entities), and by U.S. Loan Parties in Canadian Loan Parties, when aggregated with all other Restricted Intercompany Transactions, shall not at any time exceed the Restricted Intercompany Transactions Amount; provided, further, that U.S. Loan Parties may also make investments in Canadian Loan Parties in excess of the foregoing limitation to the extent permitted under (1) Section 6.04(c) with respect to cash investments and (2) Section 6.03(a)(iii)(C) with respect to non-cash investments.

(g)           Guarantees constituting Indebtedness permitted by Section 6.01;

(h)           Swap Agreements entered into by any Loan Party or any of their Subsidiaries to the extent permitted by Section 6.05;

(i)            any investments, loans or advances existing on the date hereof as set forth on Schedule 6.04;

(j)            investments resulting from World Color Press Facilitating Transactions or Permitted Corporate Restructuring Transactions; and

(k)           any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances outstanding at any time does not exceed the U.S. Dollar Amount of U.S. $50,000,000 during the term of this Agreement.

SECTION 6.05     Swap Agreements.  No Loan Party will, or permit any Subsidiary to, enter into any Swap Agreement or hedging or swap arrangement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Subsidiary, and (c) non-speculative foreign currency exchange swaps or hedges.  In addition, no Loan Party or Subsidiary thereof will incur or otherwise be liable for hedging obligations in an aggregate net amount (based on termination value) in excess of the U.S. Dollar Amount of U.S. $25,000,000 where the counterparty thereto is not a Holder of Secured Obligations and such hedging obligations arise under non-speculative natural gas swaps.

SECTION 6.06     Transactions with Affiliates.  No Loan Party will, or permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and wholly owned Subsidiaries not involving any other Affiliate, or transactions between two non-Loan Party Subsidiaries, (c) any Indebtedness incurred in accordance with Section 6.01, (d) any Restricted Payment permitted by Section 6.07, (e) any Permitted Investment and (f) compensation of officers, directors and employees in connection with their services to Loan Parties and their Subsidiaries, including, without limitation, the provision of services to or for the direct or indirect benefit of such officers, directors and employees so long as such services are provided at prices and on terms and conditions not more favorable than those that could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.07     Restricted Payments.  No Loan Party will, or permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           the Borrowers may declare and pay dividends with respect to their respective Equity Interests payable solely in additional shares of its common stock;

(b)           Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c)           the Borrowers and their Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers or such Subsidiaries;

(d)           the following repurchases of Equity Interests may occur so long as no Event of Default is then outstanding or would result therefrom and reasonable consideration is given therefor: (1) a non-Loan Party may repurchase its Equity Interests from a Loan Party, (2) a Loan Party may repurchase its Equity Interests from another Loan Party, (3) a non-Loan Party may repurchase its Equity Interests from another non-Loan Party, and (4) a Loan Party may repurchase its Equity Interests from a non-Loan Party Subsidiary so long as, solely for purposes of this clause (4), the aggregate consideration therefor, when taken together with all other Restricted Intercompany Transactions, does not exceed the Restricted Intercompany Transactions Amount.

(e)           Restricted Payments under Permitted Corporate Restructuring Transactions and World Color Press Facilitating Transactions;

(f)            the Loan Parties may make a one-time cash payment on the Funding Date in an aggregate amount not in excess of the U.S. Dollar Amount of U.S$140,000,000 in connection with the World Color Press Acquisition (as such distribution appears in Schedule 5.08);

(g)           the Loan Parties may make payments necessary to consummate the World Color Press Acquisition (as such payments appear in Schedule 5.08), including without limitation, paying the cash purchase price for World Color Press of up to the U.S. Dollar Amount of U.S. $135,000,000;

(h)           Subchapter S Payments; and

(i)            in addition to the foregoing, so long as no Default is then outstanding or would result therefrom, the U.S. Borrower may make Restricted Payments in an annual aggregate amount not in excess of:

(A)          U.S. $10,000,000 during Fiscal Year 2010;

(B)           U.S. $60,000,000 during each of Fiscal Year 2011 and Fiscal Year 2012; provided, that the aggregate amount of Restricted Payments made during Fiscal Years 2010, 2011 and 2012 shall not exceed an aggregate of U.S. $120,000,000, and

(C)           beginning with Fiscal Year 2013, up to 50% of Free Cash Flow for the immediately preceding Fiscal Year if the Total Leverage Ratio, on a Pro Forma Basis immediately before and after giving effect to such Restricted Payment, is greater than or equal to 2.75 to 1.00; provided, that such 50% of Free Cash Flow limitation shall not be in effect when the Total Leverage Ratio, on a Pro Forma Basis immediately before and after giving effect to such Restricted Payment, is less than 2.75 to 1.00, and the only limitation at that time shall be that no Default is then outstanding or would result therefrom.

Any amount permitted to be distributed, paid or remitted as a Restricted Payment in a Fiscal Year that is not so distributed, paid or remitted, may be distributed, paid or remitted in the next immediately succeeding Fiscal Year, and such amount shall not be counted toward the annual cap on Restricted Payments for the Fiscal Year in which such amount is distributed, paid or remitted.  Any principal payment made in respect of Subordinated Indebtedness or Unsecured Indebtedness shall reduce on a dollar-for-dollar basis the amounts available for Restricted Payments under Section 6.07(i).

SECTION 6.08     Restrictive Agreements.  Except for agreements set forth on Schedule 6.08, no Loan Party will, or permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or, with respect to any Loan Party, to make or repay loans or advances to any Loan Party or any other Subsidiary or to Guarantee Indebtedness of any Loan Party or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not prohibit any non-Canadian Foreign Subsidiary from entering into agreements that contain financial covenants which require compliance with financial tests without explicitly addressing the ability of such non-Canadian Foreign Subsidiary to take any action described in clause (b) of this section, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions imposed by an agreement evidencing Indebtedness permitted under this Agreement so long as such restrictions and conditions permit and do not limit or restrict the financings evidenced by the Loan Documents (including all grants of Collateral in connection herewith and all payments of principal, interest, fees, costs and expenses required hereby), and so long as such restrictions and conditions are not more restrictive or limiting than those set forth in the Loan Documents (with the understanding that any change to any individual covenant or event of default (including the definitions therefor) that is more restrictive or limiting shall violate this provision, and that covenants and events of default shall not be read in their entirety for purposes hereof.

SECTION 6.09     Subordinated Indebtedness/Unsecured Indebtedness.  No Loan Party or Subsidiary shall incur, be liable for, guaranty or otherwise be subject to Subordinated Indebtedness or Unsecured Indebtedness unless: (i) such Subordinated Indebtedness or Unsecured Indebtedness has a final maturity date that occurs at least 180 days after the Term Loan Maturity Date; (ii) the representations, warranties, covenants and events of default set forth in the agreements, documents and instruments evidencing such Subordinated Indebtedness or Unsecured Indebtedness are not more onerous or restrictive in any material respect than those set forth in the Loan Documents (with the understanding that any financial covenant, negative covenant or event of default that is more onerous or restrictive (or, with respect to events of default, is triggered more quickly or is tied to a standard that is more limited or more easily violated than one set forth in the Loan Documents) shall be automatically deemed to be material for purposes hereof); (iii) with respect to both the Unsecured Indebtedness and the Subordinated Indebtedness, no principal prepayment thereof or defeasance, purchase, redemption, retirement or acquisition thereof (whether voluntary or mandatory) shall be made unless a Restricted Payment under Section 6.07(i) of this Agreement may be made and would be permitted (as determined on a Pro Forma Basis) on the date of such principal payment, and then only in an amount not in excess of the amount of such Restricted Payment that would be permitted; (iv) with respect to Unsecured Indebtedness, the agreements, documents and instruments evidencing such Unsecured Indebtedness may only provide that up to 5% of the aggregate outstanding principal amount thereof be scheduled to be paid in any Fiscal Year, with the understanding that all such scheduled principal payments shall also be subject to the restriction set forth in the foregoing clause (iii); (v) with respect to the Subordinated Indebtedness, no scheduled principal payments shall be permitted until at least 180 days after the Term Loan Maturity Date; and (vi) the agreements, documents and instruments evidencing Unsecured Indebtedness and Subordinated Indebtedness will reflect, to the Administrative Agent’s reasonable satisfaction, the restrictions and limitations set forth in this Section 6.09, such that the holders of such Subordinated Indebtedness or Unsecured Indebtedness, as applicable, shall have acknowledged in writing that the terms of such Subordinated Indebtedness or Unsecured Indebtedness shall not contravene the requirements of this Section 6.09 (including all limitations on principal payments tied to Restricted Payment availability under Section 6.07(i)), and such agreements, documents and instruments shall not be amended, modified, or waived to eliminate such requirements and acknowledgments without the Administrative Agent’s prior written consent (which may be granted or withheld in the Administrative Agent’s sole and absolute discretion); provided, that if the Administrative Agent or an Affiliate thereof holds any Unsecured Indebtedness or Subordinated Indebtedness, then, with respect to such Unsecured Indebtedness or Subordinated Indebtedness, such prior written consent shall be required from the Required Lenders, which may grant or withhold such consent in their sole and absolute discretion).  Any refinancing, replacement, extension, increase, substitution, renewal, supplement or modification of Subordinated Indebtedness or Unsecured Indebtedness shall be subject to the requirements of this Section 6.09.

SECTION 6.10     Sale and Leaseback Transactions.  No Loan Party will, or permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions (a) in respect of which the cash consideration received for the asset or property being sold or otherwise transferred therewith is an amount not less than the fair market value of such asset or property and (b) that are consummated within 180 days after such Loan Party or such Subsidiary acquires or completes the construction of the asset or property being sold or otherwise transferred therewith.

SECTION 6.11     Financial Covenants.

(a)           Maximum Total Leverage Ratio.  The Borrowers will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of their Fiscal Quarters, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of the then most-recently ended four (4) consecutive Fiscal Quarters, all calculated for the Consolidated Financial Covenant Entities on a consolidated basis, to be greater than (x) 3.75 to 1.00 from the Funding Date through and including the Fiscal Quarter ending September 30, 2012, (y) 3.50 to 1.00 for the Fiscal Quarters ending December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013, and (z) thereafter, 3.25 to 1.00.  This covenant shall be tested commencing with the Fiscal Quarter ending September 30, 2010.

(b)           Minimum Interest Coverage Ratio.  The Borrowers will not permit the Interest Coverage Ratio, determined as of the end of each of their Fiscal Quarters for the period of the then most-recently ended four (4) consecutive Fiscal Quarters, to be less than (x) 3.00 to 1.00 from the Funding Date through and including the Fiscal Quarter ending September 30, 2011, (y) 3.25 to 1.00 for the Fiscal Quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, and (y) thereafter, 3.50 to 1.00.  This covenant shall be tested commencing with the Fiscal Quarter ending September 30, 2010.

(c)           Minimum Consolidated Net Worth.  The Borrowers will at all times maintain Consolidated Net Worth of not less than U.S. $745,800,000 plus 40% of positive Consolidated Net Income for each Fiscal Year (with no reductions being made for any negative amount in any Fiscal Year) on a cumulative basis, beginning with the Fiscal Year ending December 31, 2010; provided, however, that no portion of Consolidated Net Income corresponding with a Consolidated Financial Covenant Entity that is not a Loan Party or a Subsidiary thereof shall be included in a computation of Minimum Consolidated Net Worth under this Section 6.11(c), other than any amount thereof that is distributed to a Loan Party or Subsidiary as a result of its ownership of Equity Interests in such other Person, which distributed amount shall be included herein.

SECTION 6.12     Change in Fiscal Year.  The Consolidated Financial Covenant Entities will not change the end of each of their Fiscal Years from December 31st without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, and with the Borrowers agreeing to make such changes to the Loan Documents that are reasonably requested by the Administrative Agent to give effect to such change in Fiscal Years); provided, that if World Color Press or a Subsidiary thereof does not end its Fiscal Year on December 31st, then World Color Press or any Subsidiary thereof, as applicable, shall be permitted to change their Fiscal Year-ends to December 31st, with such change being made no later than December 31, 2010, but with the understanding that the U.S. Borrower and its Subsidiaries will be required to provide financial reporting and determine financial covenant compliance hereunder as though World Color Press and its Subsidiaries used a December 31st Fiscal Year-end as of the Funding Date.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           either Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially inaccurate when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Loan Party’s existence), 5.08, 5.09, or in Article VI;

(e)                                  any Loan Party or any Subsidiary thereof shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the U.S. Borrower (which notice will be given at the request of any Lender);

(f)                                    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or other voluntary prepayment or (ii) Indebtedness that is not yet due, if the applicable Loan Party or Subsidiary has not received written notice of default from the holder or holders of such Indebtedness or any trustee or agent on its or their behalf;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of any Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any plan of arrangement, proposal or petition or make an assignment or motion seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of the U.S. Dollar Amount of U.S. $25,000,000 shall be rendered against any Loan Party or any Subsidiary or any combination thereof and shall either not be fully covered by independent third-party insurance or shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, and any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment and such action is not stayed within 30 days;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability in excess of the U.S. Dollar Amount of U.S. $25,000,000 or the imposition of a Lien in excess of U.S. $10,000,000 under Title IV of ERISA, or a Loan Party or an ERISA Affiliate thereof shall fail to make a contribution payment to a Pension Plan on or before the applicable due date which could reasonably be expected to result in the imposition of a Lien in excess of U.S. $10,000,000 under Section 430(k) of the Code or Section 303(k) of ERISA;

(m)                               any of the Canadian Borrower, Canadian Loan Party, or any Subsidiary thereof shall have failed to make normal or special payments to a Canadian Pension Plan, or the occurrence of any event which may give rise to the full termination of any Canadian Pension Plan which, when taken together with all ERISA Events that have occurred, could reasonably be expected to result in liability in excess of the U.S. Dollar Amount of U.S. $25,000,000;

(n)                                 a Change in Control shall occur;

(o)                                 the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(p)                                 either Loan Party Guaranty shall for any reason cease to be valid, binding and enforceable in accordance with its terms or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Loan Party Guaranty, or any Loan Party Guarantor shall fail to comply with any of the terms or provisions of the Loan Party Guaranty to which it is a party and such failure has not been cured during any applicable grace period therefor (including, without limitation, by the Borrowers’ removing the affected Subsidiary from its status as a Loan Party Guarantor pursuant to Section 5.09(a) hereof, to the extent the Borrowers are permitted to remove such Person and only so long as no other Event of Default is then outstanding), or any Loan Party Guarantor shall deny that it has any further liability under the Loan Party Guaranty to which it is a party, or shall give notice to such effect;

(q)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest and Lien in any Collateral purported to be covered thereby, except as permitted by the terms of such Collateral Document, or any Collateral Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; provided, however, that no Event of Default shall occur under this clause (q) if the aggregate book value of Collateral that is required to be, but is not subject to, a first priority perfected security interest or Lien is at any time less than or equal to the U.S. Dollar Amount of U.S. $50,000,000; or

(r)                                    with respect to any Loan Document not covered by clauses (p) and (q) above, any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with the terms of such Loan Document or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any material provision of any of the Loan Documents or any Loan Party or any Subsidiary shall fail to comply with any of the material terms or provisions of any of the Loan Documents to which it is a party;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agents may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to either Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Applicable Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agents

Each of the Lenders and each Issuing Bank hereby irrevocably appoints each Agent as its agent and authorizes such Agent to take such actions on its behalf, including execution of subordination agreements in respect of Subordinated Indebtedness and the other

Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers.  An Agent shall not be removed at any time or for any reason without its prior written consent.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank, and in the case of the Canadian Administration Agent, shall be a bank with an office in Toronto, Ontario, Canada, or an Affiliate of any such bank.  The appointment of a successor Canadian Administrative Agent shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld).  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent as it makes with respect to the Agents in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each

Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Loan Party or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Each Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes each Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Holder of Secured Obligations (other than the Applicable Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Applicable Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Applicable Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Applicable Agent on behalf of the Holders of Secured Obligations.  The Lenders hereby authorize each Agent, at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Applicable Agent at any time, the Lenders will confirm in writing the Applicable Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document (including a permitted transfer to a Subsidiary other than a Loan Party), or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the U.S. Borrower to the Administrative Agent, the Applicable Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Applicable Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Applicable Agent shall not be required to execute any such document on terms which, in the Applicable Agent’s opinion, would expose the Applicable Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Loan Party or any Subsidiary thereof in respect of) all interests retained by any Loan Party or any Subsidiary thereof, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on behalf of its affiliated Secured Parties, agrees that the Applicable Agent may determine, in its sole discretion, to not perfect a Lien in an asset of any Loan Party if the cost and expense associated with perfecting such Lien would be excessive in light of the value of such asset, or if such asset would not provide material credit support for the benefit of the Holders of Secured Obligations.

For the purposes of holding hypothecs and any other security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond, note or other title of indebtedness issued by, or any other Obligation of, any Borrower or any other Loan Party in connection with this Agreement, the Administrative Agent, each Lender (on its own behalf and on behalf of its affiliated secured parties) and each Issuing Bank and each Borrower on behalf of itself and on behalf of its Subsidiaries hereby irrevocably appoints, constitutes and authorizes the Canadian Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Canadian Administrative Agent, to act as the person holding irrevocable the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Agents, the Lenders (and affiliated secured parties) and the Issuing Banks as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, and for the benefit of each Agent, each Lender (and affiliated secured parties) and the Issuing Banks, each such hypothec and other security, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec or other security and agree that the Canadian Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by such Borrower or any Subsidiary thereof and pledged in favor of the Secured Parties in connection with this Agreement.  Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, the Administrative Agent, each Lender (on its own behalf and on behalf of its affiliated secured parties) and each Issuing Bank hereby irrevocably appoint and authorize the Canadian Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Agents, the Lenders (and affiliated secured parties) and the Issuing Banks to acquire, hold and be the sole registered holder of any bond, note or title of indebtedness which may be issued under any hypothec or other security issued by either Borrower or any Subsidiary thereof in connection with this Agreement, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents.  The Canadian Administrative Agent as the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, note or title of indebtedness, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, note or title of indebtedness or pledge on such terms and conditions as it may determine from time to time.  Any person who becomes a successor Administrative Agent, a Lender or an Issuing Bank shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a successor Administrative Agent, a Lender or an Issuing Bank, as applicable, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a successor Administrative Agent, a Lender or an Issuing Bank, as applicable, all actions taken by the Custodian in such capacity.  The substitution of the Canadian Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

ARTICLE IX

Miscellaneous

SECTION 9.01                                      Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to either Borrower or any Subsidiary thereof, c/o Quad Graphics, Inc., N63 W23075 State Hwy. 74, Sussex, WI 53089-2827, Attention of Kelly Vanderboom, Vice President-Treasurer, with a copy to Andrew Schiesl, Vice President, General Counsel and Secretary; Telecopy No. 414-566-9533; Telephone No. (414) 566-2464; email: Kelly.Vanderboom@qg.com for Kelly Vanderboom, and Andrew.Schiesl@qg.com for Andrew Schiesl);

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address: servicing.6@jpmchase.com;

(iii)                               if to the Canadian Administrative Agent, to JPMorgan Chase Bank, Toronto Branch, 200 Bay Street, 18th floor, Toronto, M5J 2J2, Canada, Attention of Indrani Lazarus; Telecopy No. (416) 981-9174; Telephone No. (416) 981-9218; email address: indrani.lazarus@jpmorgan.com;

(iv)                              if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address: servicing.6@jpmchase.com;  with respect to any other Issuing Bank, to such address as provided by such Issuing Bank to the Borrowers and the Applicable Agent;

(v)                                 if (A) to the U.S. Tranche Swingline Lender, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address: servicing.6@jpmchase.com; and (B) to the Canadian Tranche Swingline Lender, to JPMorgan Chase Bank, Toronto Branch, 200 Bay Street, 18th floor, Toronto, M5J 2J2, Canada, Attention of Indrani Lazarus; Telecopy No. (416) 981-9174; Telephone No. (416) 981-9218; email address: indrani.lazarus@jpmorgan.com; and

(vi)                              if to any other Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender; provided, further, that the Borrower may provide notices to the Applicable Agents pursuant to Article II by e-mail.  The Administrative Agent, or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices under Section 5.02(a) and (f), if sent by e-mail, shall also be sent by another method of communication approved under this Section 9.01.

(c)                                  Any party hereto may change its address, e-mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt during regular business hours.

SECTION 9.02                                      Waivers; Amendments.  (a)  No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party or Subsidiary thereof therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Section 2.20, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)                               amend, modify or waive the requirements of Section 2.11(b), including, without limitation, solely for purposes thereof, each definition used therein or otherwise directly related thereto (such as, but not limited to, the definitions of Asset Sale Allowance, Free Cash Flow, Free Cash Flow Percentage, and Prepayment Event), without (1) the written consent of Term Loan Lenders holding more than 50% of the aggregate principal amount of the Term Loans at such time and (2) Revolving Lenders holding more than 50% of the aggregate of the Revolving Credit Exposures and unused Revolving Commitments at such time.

(iv)                              postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon (other than the waiver of default interest), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (other than with respect to the foregoing, any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11 in each case which shall require the approval of the Lenders identified in the foregoing Section 9.02(b)(iii)), without the written consent of each Lender directly affected thereby; provided, that no extension of the Revolving Loan Maturity Date shall be deemed to directly affect any Term Loan Lender, and subject to the following proviso, the only Lenders entitled to vote to extend the Revolving Loan Maturity Date shall be those Revolving Lenders directly affected thereby (with the understanding that an extension of the Revolving Loan Maturity Date shall not apply to any Revolving Lender that does not approve such extension); provided, further, that (x) no change in the Applicable Margin for such approving Revolving Lenders shall require the approval of any Lenders other than all such approving Revolving Lenders (which all would be subject to the same change) so long as such change does not result in the Applicable Margin for Revolving Loans and related Letter of Credit obligations held by the approving Revolving Lenders exceeding the Applicable Margin for Term Loan Lenders, and (y) no other amendment or modification shall be made in connection with an extension of the Revolving Loan Maturity Date (including, without limitation, amendments to or modifications of covenants or Events of Default) without the approval of the Lenders otherwise required under this Section 9.02.

(v)                                 change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(vi)                              change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vii)                           release any Loan Party Guarantor that is a Borrower or a Material Subsidiary from its obligations under its Loan Party Guaranty without the written consent of each Lender; provided, that no release provided for in Section 5.09 shall require the vote of any Lender under this clause (vii), or

(viii)                        except as provided in clauses (c) and (d) of this Section, except in conjunction with a release of a Borrower or a Loan Party Guarantor from its Loan Party Guaranty as permitted by this Section 9.02(b), or except as provided in any Collateral Document, release the Collateral of any Borrower or any Loan Party Guarantor that is a Material Subsidiary, without the written consent of each Lender; provided, that no release provided for in Section 5.09 shall require the vote of any Lender under this clause (viii);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, an Issuing Bank or a Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be.  The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.

(c)                                  The Lenders hereby irrevocably authorize each Agent, at its option and in its sole discretion, to (1) release any Liens granted to such Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent (with a corresponding release of the Loan Party Guarantors from their Loan Party Guarantees), (ii) constituting property being sold or disposed of if the U.S. Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); provided, that there also shall be a corresponding release of a Loan Party Guarantor from its Loan Party Guaranty if such Loan Party Guarantor’s Equity Interests are the subject of such permitted sale or disposition, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of such Agent and the Lenders pursuant to Article VII (including, if applicable, a corresponding release of a Loan Party Guarantor from its Loan Party Guaranty), and (2) take any actions deemed appropriate by it in connection with the grant by any Loan Party or any Subsidiary of Liens of the type described in clauses (c) through (l) of Section 6.02 (including without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)                                 If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non Consenting Lender”), then the U.S. Borrower may elect to replace a Non Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the U.S. Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other

Obligations due to the Non Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation payments due to such Non Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non Consenting Lender been prepaid on such date rather than sold to the replacement Lender. If a Non Consenting Lender is replaced pursuant to this Section 9.02(d) on or before the first anniversary of the Funding Date, then such Non Consenting Lender shall receive a replacement premium from the Borrowers on the date on which it is replaced equal to 1.0% times the aggregate principal amount of Term Loans held by such Non Consenting Lender at the time of its replacement.

SECTION 9.03                                      Expenses; Indemnity; Damage Waiver.  (a)  The Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for any Agent (including Canadian counsel and local counsel), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender (including Canadian counsel and local counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Each Borrower shall jointly and severally indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct, or breach of an enforceable contractual obligation by such Indemnitee (or any affiliate thereof or their respective officers, directors, employees, employers, advisors and agents) or (ii) if the applicable loss, claim, damage, liability or expense arises solely as a result of a dispute between two or more of the Indemnitees and none of the Loan Parties or their Subsidiaries are involved in such dispute.

(c)                                  To the extent that either Borrower fails to pay any amount required to be paid by it to any Agent, an Issuing Bank or a Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, and each Revolving Lender under the applicable Tranche severally agrees to pay to such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that such Borrower’s failure to pay any such amount shall not relieve either Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided, however, that the term “consequential damages” for this purpose shall not include any damages which U.S. Borrower may suffer as a result of a claim made by World Color Press based on U.S. Borrower’s failure to consummate the Transactions, if U.S. Borrower’s failure to consummate the Transactions resulted from failure or refusal by an Indemnitee to honor its commitment hereunder.

(e)                                  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04                                      Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit),  Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the U.S. Borrower; provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the otherwise required prior written consent of the U.S. Borrower to an assignment will be deemed to have been given if the U.S. Borrower has not objected to such assignment within five days after a request for such consent;

(B)                                the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                each Issuing Bank (such consent not to be unreasonably withheld); provided that no consent therefrom shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S$1,000,000 in respect of Term Loans and the U.S. Dollar Amount of U.S. $5,000,000 in respect of Revolving Loans unless each of the U.S. Borrower and the Administrative Agent otherwise consent, provided that no such consent of the U.S. Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided, that no such U.S. $3,500 fee shall be required to be paid in conjunction with assignments between a Lender and an Approved Fund or Affiliate thereof;

(D)                               each Lender with Commitments under the Canadian Tranche shall be required to fund in Canadian Dollars as and when required hereunder (and no Person shall become such a Lender under the Canadian Tranche if it is unable to so fund in Canadian Dollars); and

(E)                                 the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of either Borrower, any Agent, any Issuing Bank or either Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the U.S. Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05                                      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06                                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07                                      Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08                                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, subsequent to an election by the Applicable Agent or the Required Lenders, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated), except payroll and trust accounts, at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09                                      Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 To the maximum extent permitted by applicable law, each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process by recognized overnight courier service, addressed as provided for notices in Section 9.01.

Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10                                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11                                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                      Confidentiality.  Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower and each of its obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower.  For the purposes of this Section, “Information” means all information received from a Borrower relating to either Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY EITHER BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT A BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES, ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS, AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13                                      Patriot Act; Proceeds of Crime (Money Laundering and Terrorist Financing Act (Canada).  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.  Each Lender may also request such information in respect of a Loan Party’s Subsidiaries.  Each Canadian Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agents, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding such Canadian Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Canadian Loan Party, and the transactions contemplated hereby. Each Canadian Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or any Agent, or any prospective assign or participant of a Lender, an Issuing Bank or an Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.  If an Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of such Canadian Loan Party for the purposes of applicable AML Legislation, then such Agent shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender, each Issuing Bank and such Agent within the meaning of applicable AML Legislation, and shall provide to each Lender and each Issuing Bank copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.  Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and Issuing Banks agrees that the Agents have no obligation to ascertain the identity of any Canadian Loan Party or any authorized signatories of such Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from such Canadian Loan Party or any such authorized signatory in doing so.

SECTION 9.14                                      Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to a Borrower in violation of any Requirement of Law.

SECTION 9.15                                      Disclosure.  Each Borrower and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Loan Party, their respective Subsidiaries or their respective Affiliates.

SECTION 9.16                                      Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Applicable Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession.  Should any Lender (other than the Applicable Agent) lawfully obtain possession of any such Collateral, such Lender shall notify the Applicable Agent thereof, and, promptly upon the Applicable Agent’s request therefor shall deliver such Collateral to the Applicable Agent or otherwise deal with such Collateral in accordance with the Applicable Agent’s instructions.

SECTION 9.17                                      Interest Rate Limitation.

(a)                                  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest hereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender

(b)                                 For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(c)                                  Any provision of this Agreement that would oblige a Canadian Loan Party or Subsidiary thereof organized under the laws of Canada to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party or Subsidiary, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(d)                                 If any provision of this Agreement would oblige a Canadian Loan Party or a Subsidiary thereof organized under the laws of Canada to make any payment of interest or other amount payable to any Holder of Secured Obligations in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Holder of Secured Obligations of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Holder of Secured Obligations of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest; and thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

SECTION 9.18                                      Subordination of Intercompany Indebtedness.  Each Borrower agrees that any and all claims of such Borrower against any Loan Party with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, each Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Loan Parties, to the extent permitted by the terms of this Agreement and the other Loan Documents.  Notwithstanding any right of a Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Loan Parties, all rights, liens and security interests of a Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Secured Obligations in those assets.  Each Borrower shall not have any right to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than Unliquidated Obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Secured Obligations (or any Affiliate thereof) have been terminated.  If, at any time after the occurrence and during the continuance of an Event of Default, all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Loan Parties, to either Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than Unliquidated Obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by a Borrower at any time after the occurrence and during the continuation of an Event of Default upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Secured Obligations (other than Unliquidated Obligations) and the termination of all financing arrangements pursuant to any Loan Document among either Borrower and the Holders of Secured Obligations (and their Affiliates), the applicable Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the applicable Borrower where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the applicable Borrower as the property of the Holder of Secured Obligations.  If a Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same.  Each Borrower agrees that until the Secured Obligations (other than Unliquidated Obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Secured Obligations (and their Affiliates) have been terminated, each Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim such Borrower has or may have against any guarantor, including the Loan Parties.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01                               Implementation of CAM.

(a)                                  Upon the acceleration of the Loans and the termination of the Revolving Commitments in accordance with the terms hereof (including, without limitation, as a result of an event under clause (h) or (i) of Article VII), the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Term Loans, the Revolving Loans and the other Obligations (including, without limitation, exchanges between Revolving Loans under the U.S. Tranche and the Canadian Tranche) such that in lieu of the interest of each Lender in each Revolving Loan or Term Loan in which it shall participate as of such date (including such Lender’s interest in the other

Obligations of each Loan Party), such Lender shall hold an interest in every one of the Revolving Loans, Term Loans and other Obligations of each Borrower, whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.  Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Revolving Loan, Term Loan or other Obligations.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b)                                 As a result of the CAM Exchange, upon and after the date on which the CAM Exchange occurs, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the Termination Date, including by way of setoff, in respect of the Obligations shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02                               Letters of Credit.

(a)                                  In the event that on the date on which a CAM Exchange occurs any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under any such Letter of Credit shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Loan, each Lender having, on such date and prior to giving effect to the CAM Exchange, LC Exposure with respect to such Letter of Credit shall promptly pay over to the Administrative Agent, in immediately available funds, in the case of any undrawn amount, and in U.S. Dollars, in the case of any unreimbursed amount, an amount equal to such Lender’s Applicable Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the date on which such CAM Exchange occurs to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Loan in a principal amount equal to such amount.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b),  (c),  (d)  or (e)  below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of either Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of

Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Article II.

(b)                                 In the event that on or after the date on which a CAM Exchange occurs any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.06(e) (but not of either Borrower under Section 2.06(e)).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 10.02, the applicable Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.06(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant Section 10.01.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)                                  In the event that after the date on which a CAM Exchange occurs any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)                                 With the prior written approval of the Administrative Agent and the applicable Issuing Bank (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing.

(e)                                  Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

SECTION 10.03                               Conversion.  In the event a CAM Exchange shall occur, Obligations owed by the Borrowers denominated in Canadian Dollars shall, automatically and with no further act required, be converted to obligations of the same Borrowers denominated in U.S. Dollars.  Such conversion shall be effected based upon the Exchange Rate in effect with respect to Canadian Dollars on the date on which the CAM Exchange occurs.  On and after any such conversion, all amounts accruing and owed to any Lender in respect of its Obligations shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder (and, in the case of interest on Loans, at the default rate applicable to ABR Loans hereunder).  Notwithstanding the foregoing provisions of this Section 10.03, any Lender may, by notice to the Borrowers and the Administrative Agent prior to the date on which a CAM Exchange occurs, elect not to have the provisions of this Section 10.03  apply with respect to all Obligations owed to such Lender immediately following such date, and, if such notice is given, all Obligations owed to such Lender immediately following the date on which such CAM Exchange occurs shall remain designated in their original currencies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QUAD/GRAPHICS, INC.,
as U.S. Borrower

By	/s/ John C. Fowler
Name: John C. Fowler
Title: Senior Vice President & CFO

7345933 CANADA INC.,
as Canadian Borrower

By	/s/ John C. Fowler
Name: John C. Fowler
Title: Senior Vice President & CFO

Signature Page to Credit Agreement

Quad/Graphics, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lenders, as an Issuing Bank and as Administrative Agent

By	/s/ Sabur A. Hashmy
Name: Sabur A. Hashmy
Title: Sr. Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent

By	/s/ Sabur A. Hashmy
Name: Sabur A. Hashmy
Title: Sr. Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Peter I. Bystol
Name: Peter I. Bystol
Title: Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

M&I MARSHALL AND ILSLEY BANK

By	/s/Donald J. Robinson-Gay
Name: Donald J. Robinson Gay
Title: Vice President

By	/s/ James R. Miller
Name: James R. Miller
Title: SVP

Signature Page to Credit Agreement

Quad/Graphics, Inc.

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Michael Leong
Name: Michael Leong
Title: Senior Vice President

By	/s/ Caroline Stade	/s/ Bill Hines
Name: Caroline Stade		Bill Hines
Title: Senior Vice President		Senior Vice President & Principal Officer

Signature Page to Credit Agreement

Quad/Graphics, Inc.

ROYAL BANK OF CANADA

By	/s/ Gordon C. MacArthur
Name: Gordon C. MacArthur
Title: Authorized Signatory

Signature Page to Credit Agreement

Quad/Graphics, Inc.

SUNTRUST BANK

By	/s/David Fournier
Name: David Fournier
Title: Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

THE TORONTO DOMINION BANK NEW YORK BRANCH

By	/s/ Robyn Zeller
Name: Robyn Zeller
Title: Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

ASSOCIATED BANK

By	/s/ Brian Cota
Name: Brian Cota
Title: Assistant Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

MORGAN STANLEY BANK

By	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

Signature Page to Credit Agreement

Quad/Graphics, Inc.

THE NORTHERN TRUST COMPANY

By	/s/ Patrick Cowan
Name: Patrick Cowan
Title: Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

FIFTH THIRD BANK

By	/s/ Garland F. Robeson IV
Name: Garland F. Robeson IV
Title: Assistant Vice President

Signature Page to Credit Agreement

Quad/Graphics, Inc.

UBS AG CANADA BRANCH

By	/s/ Mary E. Evans	/s/ Irja R. Otsa
Name: Mary E. Evans		Irja R. Otsa
Title: Associate Director		Associate Director

Signature Page to Credit Agreement

Quad/Graphics, Inc.

UBS LOAN FINANCE LLC

By	/s/ Mary E. Evans	/s/ Irja R. Otsa
Name: Mary E. Evans		Irja R. Otsa
Title: Associate Director		Associate Director

Signature Page to Credit Agreement

Quad/Graphics, Inc.

HSBC BANK USA NATIONAL ASSOCIATION

By	/s/ John S. Sneed
Name: John S. Sneed
Title: Relationship Manager

Signature Page to Credit Agreement

Quad/Graphics, Inc.

SCHEDULE 1.01(a)

EFFECTIVE DATE AND FUNDING DATE MATERIAL INDEBTEDNESS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

Unless otherwise indicated below, each item described on this Schedule 1.01(a) represents fully funded Indebtedness and, accordingly, the outstanding principal amount will not be increased.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

1.             Senior Unsecured Revolving Credit Agreement dated October 31, 2008 among Quad/Graphics, Inc. and its Restricted Subsidiaries named therein, U.S. Bank National Association, as a Bank and as Administrative Agent, M&I Marshall & Ilsley Bank as a Bank, and The Northern Trust Company, as a Bank, as amended by the First Amendment to Senior Unsecured Revolving Credit Agreement dated as of October 29, 2009.*

2.             Second Amended and Restated Revolving Credit Agreement dated as of December 7, 2005 by and among Quad/Graphics, Inc. and its Restricted Subsidiaries named therein, the Banks named therein from time to time, U.S. Bank National Association, as Lead Arranger and Administrative Agent, JPMorgan Chase Bank, as Documentation Agent, Wachovia Bank, National Association as Syndication Agent and M&I Marshall & Ilsley Bank as Syndication Agent.*

3.             The Senior Secured Notes

4.             The Polish Subsidiary Credit Facility, together with a Guarantee of the obligations of the Polish Subsidiary thereunder, dated as of December 16, 2008, given by Quad/Graphics, Inc. in favor of the Lenders (as defined in the Polish Subsidiary Credit Facility).

5.             Lease Agreement dated as of November 1, 1995 between Thomaston-Upson County Industrial Development Authority (the “Issuer”) and Quad/Graphics, Inc., as supplemented and amended from time to time, securing payment of: (i) the Issuer’s Industrial Development Revenue Bonds (Quad/Graphics, Inc. Project) Series 1995, in the aggregate outstanding principal amount on the Effective Date of $30,800,000, (ii) the Issuer’s Industrial Development Revenue Bonds (Quad/Graphics, Inc. Project) Series 1999A, in the aggregate outstanding principal amount on the Effective Date of $5,020,000, and (iii) the Issuer’s Industrial Development Revenue Bonds (Quad/Graphics, Inc. Project), Series 1999B, in the aggregate outstanding principal amount on the Effective Date of $10,496,000.†

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6.             Lease Agreement dated as of May 1, 1996 between the West Virginia Economic Development Authority (the “Authority”) and Quad/Graphics, Inc., as supplemented and amended from time to time, securing payment of (i) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1996A, in the aggregate outstanding principal amount on the Effective Date of $26,901,874, (ii) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1996B, in the aggregate outstanding principal amount on the Effective Date of $49,679,385, (iii) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1998A, in the aggregate outstanding principal amount on the Effective Date of $19,328,203, (iv) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1998B, in the aggregate outstanding principal amount on the Effective Date of $77,480,760, (v) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1998C, in the aggregate outstanding principal amount on the Effective Date of $19,328,203 and (vi) the Authority’s Industrial Development Revenue Bond (Quad/Graphics, Inc. Project), Series 1998D, in the aggregate outstanding principal amount on the Effective Date of $24,160,253.†

7.             Indebtedness of a Loan Party to any other Loan Party or any Subsidiary of any Loan Party, and Indebtedness of any Subsidiary of a Loan Party to any Loan Party or any Subsidiary thereof, which Indebtedness is in excess of $25,000,000.

8.             Item number 17 listed on Schedule 6.04 under the heading “INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:”.

*These items constitute Specified Existing Indebtedness and, as such, will be paid off on the Funding Date.

†Quad/Graphics, Inc. is the sole bondholder of each series of Bonds.

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

1.          Term Facility Credit Agreement ($450,000,000), dated July 21, 2009, among World Color Press Inc. and Novink (USA) Corp. (renamed World Color (USA) Corp.), as Borrowers, and the Guarantors Party hereto, and Credit Suisse, General Electric Capital Corporation and GE Canada Finance Holding Company, and Wachovia Bank, National Association, as Co-Administrative Agents as Co-Collateral Agents, and Credit Suisse, as Syndication Agent, and General Electric Capital Corporation and GE Canada Finance Holding Company, and Wachovia Bank, National Association, as Co-Documentation Agents and the Initial Lenders and the Other Lenders Party hereto.*

2.             Credit Agreement ($350,000,000), dated July 21, 2009, among World Color Press Inc. and Novink (USA) Corp. (renamed World Color (USA) Corp.), as Borrowers, and the Guarantors Party hereto, and General Electric Capital Corporation, Wells Fargo Foothill, LLC and Credit Suisse, as Co-Administrative Agents, and GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent, and General Electric Capital Corporation, Wells Fargo Foothill, LLC and Credit Suisse, as Co-Collateral Agents, and GMAC Commercial Finance LLC, as Syndication Agent, and the Initial Lenders and the Other Lenders Party hereto.*

2

3.             Indenture (maximum commitment of $75,000,000, provided that the aggregate amount outstanding may be increased as a result of PIK interest, prepayment premiums not in excess of 5% of the principal amount of such outstandings and amounts deposited in accordance with the Indenture in order to defease and then ultimately redeem all outstanding amounts thereunder, with any overage being returned to the issuers), dated July 21, 2009, and as amended or modified, among Novink (USA) Corp., as Issuer, World Color Press, as Guarantor, and The Bank of New York Mellon, as Trustee, as amended, and the unsecured 10% Senior Guaranteed Notes due July 15, 2013 issued thereunder (as amended or modified).†

4.             Amended and Restated Master Credit Agreement (maximum amount of $337,000,000), dated July 21, 2009, by and among Quebecor World A Islandi EHF (renamed World Color Iceland EHF), as Lender, the entities named as Borrowers and Guarantors on the signature pages thereto, as Initial Borrowers and Initial Guarantors, and Novink (USA) Holding Company (renamed World Color (USA) Holding Company), as Additional Obligor, currently outstanding, as of April 15, 2010 in the amount of $296,3000,000.+

5.             Master Lease Agreement (approximately $49,000,000), dated as of November 30, 2006, between GE Business Financial Services, Inc. (successor to Banc of America Leasing & Capital, LLC) and Quebecor World Lease GP (merged into Novink (USA) Corp, renamed World Color (USA) Corp.).

6.             Master Lease Guaranty (maximum amount of $25,000,000), dated November 30, 2006, executed and delivered by Quebecor World Inc. (renamed World Color Press Inc) and Quebecor World (USA) Inc. (renamed World Color (USA) Corp), together as Guarantors, in favor of GE Business Financial Services, Inc. (successor to Banc of America Leasing & Capital, LLC), as Lessor, guaranteeing the obligations described in Item 5 above.

7.             Industrial Development Lease Agreement (approximately $56,000,000), dated May 31, 1989, between World Color Press, Inc. (with QW Memphis Corp as successor-in-interest) and The Industrial Development Board of Dyer County, Tennessee, as amended, restated and consolidated.

*These items constitute Specified Existing Indebtedness and, as such, will be paid off on the Funding Date.

†The Notes issued under this Indenture will be subject to a covenant defeasance on the Funding Date, in connection with which the Issuer will deposit with the trustee an amount sufficient to satisfy in full its obligations under the Indenture.  Thereafter, the Notes will continue to be deemed outstanding under the Indenture but the Issuer will be released from all material covenants and obligations under the Indenture.

+ This Agreement will be terminated and the obligations thereunder eliminated in connection with the World Color Press Facilitating Transactions.

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SCHEDULE 2.01

COMMITMENTS

REVOLVING COMMITMENTS

LENDER	U.S. TRANCHE REVOLVING COMMITMENT		CANADIAN TRANCHE REVOLVING COMMITMENT

JPMORGAN CHASE BANK, N.A.	U.S. $	37,500,000	U.S. $	37,500,000

U.S. BANK NATIONAL ASSOCIATION	U.S. $	37,500,000	U.S. $	37,500,000

M&I MARSHALL & ILSLEY BANK	U.S. $	25,000,000	U.S. $	25,000,000

PNC BANK, NATIONAL ASSOCIATION	U.S. $	25,000,000	U.S. $	0

PNC BANK CANADA BRANCH	U.S. $	0	U.S. $	25,000,000

ROYAL BANK OF CANADA	U.S. $	25,000,000	U.S. $	25,000,000

SUNTRUST BANK	U.S. $	25,000,000	U.S. $	25,000,000

THE TORONTO DOMINION BANK NEW YORK BRANCH	U.S. $	25,000,000	U.S. $	25,000,000

ASSOCIATED BANK	U.S. $	12,500,000	U.S. $	12,500,000

MORGAN STANLEY BANK	U.S. $	12,500,000	U.S. $	12,500,000

THE NORTHERN TRUST COMPANY	U.S. $	12,500,000	U.S. $	12,500,000

FIFTH THIRD BANK	U.S. $	10,000,000	U.S. $	10,000,000

UBS LOAN FINANCE LLC	U.S. $	10,000,000	U.S. $	0

UBS AG CANADA BRANCH	U.S. $	0	U.S. $	10,000,000

HSBC BANK USA NATIONAL ASSOCIATION	U.S. $	7,500,000	U.S. $	7,500,000

AGGREGATE REVOLVING COMMITMENTS	U.S. $	265,000,000	U.S. $	265,000,000

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TERM LOAN COMMITMENTS

LENDER	TERM LOAN COMMITMENT FOR U.S. BORROWER		TERM LOAN COMMITMENT FOR CANADIAN BORROWER

JPMORGAN CHASE BANK, N.A.	U.S. $	700,000,000	U.S. $	0

AGGREGATE TERM LOAN COMMITMENTS	U.S. $	700,000,000	U.S. $	0

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SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

ISSUING BANK	LC #	AMOUNT	BENEFICIARY	EXPIRY DATE	TRANCHE

JP MORGAN CHASE BANK	S-632968	$100,000	THE HOME INSURANCE COMPANY	6/30/10	U.S.
JP MORGAN CHASE BANK	S-347050	$5,000,000	SENTRY INSURANCE A MUTUAL COMPANY	7/31/10	U.S.
US BANK	SLCMMSP02757	$255,750	INSTINET GLOBAL HOLDINGS INC	8/23/10	U.S.
M&I MARSHALL & ILSLEY BANK	SB 8932	$16,667	HUDSON RETAIL JOINT VENTURE C/O SAATCHI & SAATCHI HOLDINGS INC.	9/22/10	U.S.

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SCHEDULE 3.03

GOVERNMENTAL CONSENTS

1.          The expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); the applicable waiting period under the HSR Act expired on March 29, 2010.

2.          Approval by the Minister under the Investment Canada Act in Canada.*

3.          Approval of the Quebec Superior Court.*

4.          Approval of the Mexican Federal Competition Commission.

5.          Approval under the Argentine Antitrust Act.

6.          Making a notice based filing with the Columbian Superintendence of Industry and Commerce or, if required, receiving the approval of the Columbian Superintendence of Industry and Commerce.

*This item will not appear on the Acceptable Funding Date Schedules, as it is a condition precedent to the Funding Date.

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SCHEDULE 3.05

PROPERTIES; LEASE DISPUTES

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

INFORMATION RELATING TO U.S. BORROWER AND ITS MATERIAL DOMESTIC SUBSIDIARIES:

Part A:  The following sets forth the address of each parcel of real property owned by each Loan Party which has a net book value in excess of US $1,000,000 or is leased or subleased by each Loan Party pursuant to lease or sublease with annual net rent in excess of US $1,000,000:

Owner/Lessee	Address	Owned/Leased

Quad/Graphics, Inc.	3 Times Square, 14th Floor, New York, NY 10154	Leased
Quad/Graphics, Inc.	N58 W15350 Shawn Circle, Menomonee Falls, WI	Leased
Quad/Graphics, Inc.	100 Duplainville Road, The Rock, GA 30285	Owned
Quad/Graphics, Inc.	124 Mill Race Road, Thomaston, GA 30286	Owned
Quad/Graphics, Inc.	119 & 121 Daisy Lane, Thomaston, GA 30286	Owned
Quad/Graphics, Inc.	401 North Townline Road, Greenfield, IA 50849	Owned
Quad/Graphics, Inc.	150 West 51st Street, New York, NY 10019	Owned
Quad/Graphics, Inc.	117 East 57th Street, New York, NY 10022	Owned
Quad/Graphics, Inc.	56 Duplainville Road, Saratoga Springs, NY 12866	Owned
Quad/Graphics, Inc.	605 North Broadway, Saratoga Springs, NY 12866	Owned
Quad/Graphics, Inc.	6801 Sunnyland Road, Oklahoma City, OK 73135	Owned
Quad/Graphics, Inc.	110 Morningside Drive, Falling Waters, WV 25419	Owned
Quad/Graphics, Inc.	855 Caperton Boulevard, Martinsburg, WV 25403	Owned

8

Quad/Graphics, Inc.	N11784 State Hwy. 175, Brownsville, WI 53006	Owned
Quad/Graphics, Inc.	5999 North Hwy. 83, Chenequa, Wisconsin 53029	Owned
Quad/Graphics, Inc.	6885 County Trunk Q, Erin, WI 54017	Owned
Quad/Graphics, Inc.	1900 West Sumner St., Hartford, WI 53027	Owned
Quad/Graphics, Inc.	1951 Constitution Ave. , Hartford, WI 53027	Owned
Quad/Graphics, Inc.	N11896 State Hwy 175, Lomira, WI 53048	Owned
Quad/Graphics, Inc.	Lithostone Drive - Office Apt 4107, Lomira, WI 53048	Owned
Quad/Graphics, Inc.	N11896 State Hwy 175, Lomira, WI 53048	Owned
Quad/Graphics, Inc.	W224 N3322 Duplainville Road, Pewaukee, WI 53072	Owned
Quad/Graphics, Inc.	N63 W23075 Hwy 74, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	N64 W23110 Hwy 74, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	N63 W22777 Hwy 74, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	N61 W23024 Silver Spring Drive, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	N61 W23042 Silver Spring Drive, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	N61 W23058 Silver Spring Drive, Sussex, WI 53089	Owned
Quad/Graphics, Inc.	555 South 108th Street, West Allis, WI 53214	Owned
QGR Real Estate Investment Company, LLC	11005 Stead Boulevard, Reno, NV 89506	Owned

Part B:  Existing Lease Defaults:

1.             Item Number 1 (Anthony Gagliano & Co. Inc. v. Openfirst, LLC et al.) described on Schedule 3.06(a) under the heading “INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:”.

9

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

Part A:  The following sets forth the address of each parcel of real property owned by each Loan Party which has a net book value in excess of US $1,000,000 or is leased or subleased by each Loan Party pursuant to lease or sublease with annual net rent in excess of US $1,000,000:

Owner/Lessee	Address	Owned/Leased
World Color Press Inc.	275 Wellington Street, Aurora, ON, Canada	Leased
World Color Press Inc.	2250 Islington Ave., Etobicoke, ON, Canada	Leased
World Color Press Inc.	800 boul. Industriel, St.-Jean sur Richelieu, QC, Canada	Leased
World Color Printing (USA) Corp.	3101 McCall Dr., Atlanta, GA, USA	Leased
World Color (USA), LLC	2460 Kerper Blvd., Dubuque, IA, USA	Leased
World Color (USA), LLC	380 W. 37th St., Loveland, CO, USA	Leased
World Color Printing (USA) ll, Corp.	871 Baker Rd., Martinsburg, WV, USA	Leased
World Color (USA) Corp.	150 42nd Ave., New York, NY, USA	Leased
World Color Press Inc.	18130-114th Ave., Edmonton, AB, Canada	Owned
World Color Press Inc.	10481 Yonge St., Richmond Hill, ON, Canada	Owned
World Color Press Inc.	445-470, 3e Ave., St. Romuald, QC, Canada	Owned
World Color (USA), LLC	4581 Lower Valley Road, Atglen, PA, USA	Owned
World Color Printing (USA) II Corp	12821 W. Bluemound Road, Brookfield, WI, USA	Owned
World Color (USA), LLC and World Color Printing (USA) Corp	217 Griffith Road, Carroll, IA and 400 Deming Ave., Waukee, IA, USA	Owned
World Color (USA), LLC	451 International Blvd., Clarksville, TN	Owned
World Color Printing (USA) II Corp	2787 South Harper Rd., Corinth, MS, USA	Owned
World Color (USA), LLC	4000 Hwy 51 North, Covington, TN, USA	Owned
World Color Printing (USA) Corp	2475 George Urban Blvd., Depew, NY, USA	Owned
World Color (USA), LLC	1665 Old Columbia Hwy, Dickson, TN, USA	Owned
World Color (USA), LLC	2030 Sylvan Road, Dyersburg, TN, USA	Leased/IDB
World Color (USA), LLC and World Color Mt. Morris II, LLC	1200 Niccum Ave. and 420 West Industrial Ave., Effingham, IL, USA	Owned
World Color Printing (USA) II Corp	96 Phoenix Ave., Enfield, CT, USA	Owned
World Color Printing (USA) II Corp	4301 Evans Lock Rd., Evans, GA, USA	Owned
World Color Printing (USA) II Corp	100 North Miller St., Fairfield, PA, USA	Owned
World Color Printing (USA) Corp	2200 E. Newlands Dr., Fernley, NV, USA	Owned
World Color (USA), LLC	300 Brown Road, Franklin, KY, USA	Owned
World Color (USA), LLC	594 Can-Do Expwy. (RR#1), Hazleton, PA, USA	Owned
World Color Printing (USA) II Corp	4708 Krueger Dr., Jonesboro, AR, USA	Owned
World Color (USA), LLC	760 Fujitec Dr., Cincinnati, OH, USA	Owned
World Color (USA) Corp.	3700 N.W. 12th St. and 1000 W. Commerce Way, Lincoln, NE, USA	Owned
World Color (USA), LLC	828 East Holmes Road, Memphis, TN, USA	Owned
World Color (USA) Corp.	2201 Cooper Ave., Merced, CA, USA	Owned
World Color (USA), LLC	1700 James Savage Road, Midland, MI, USA	Owned
World Color (USA), LLC	235 Artino St., Oberlin, OH, USA	Owned

10

Owner/Lessee	Address	Owned/Leased
World Color (USA) Corp.	8649 Hacks Cross Road, Olive Branch, MS, USA	Owned
World Color (USA), LLC	7400 Impala Dr., Richmond, VA	Owned
World Color (USA), LLC	660 Mayhew Lake Rd. NE, St. Cloud, MN, USA	Owned
World Color (USA), LLC	100 West Airport Rd., Stillwater, OK, USA	Owned
World Color (USA), LLC	1133 County St., Taunton, MA, USA	Owned
World Color (USA), LLC	100 US Bypass 60, Versailles, KY, USA	Owned
World Color Printing (USA) Corp	90 Pleasant St., West Bridgewater, MA, USA	Owned
World Color (USA), LLC	160 Century Lane, Winchester, VA, USA	Owned
World Color Mt. Morris II, LLC	404 N. Wesly Ave., Mt. Morris, IL, USA	Owned

11

SCHEDULE 3.10(a)

U.S. BENEFITS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

The Pension Plans are as follows:  None

The Multiemployer Plans are as follows:  None

The Retiree Welfare Plans are as follows:

1.          Quad/Graphics, Inc. Health and Welfare Plan (including Quad/Gold and Quad/Platinum)

2.             Executive Salary Continuation Plan

3.             Executive Health Reimbursement Plan

The most recent letter for the Quad/Graphics Personal Enrichment Plan was dated September 16, 2003.  On January 20, 2009, an updated letter was requested under cycle C of Revenue Procedure 2007-44.  By letter dated February 3, 2009, the Internal Revenue Service acknowledged receipt of such request but no further communication has been received from the Internal Revenue Service.

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

The Pension Plans are as follows:

1.             World Color Baird-Ward Retirement Plan

2.             World Color Buffalo Retirement Plan for Hourly Employees

3.             World Color Kingsport, LLC Pension Plan for Hourly Bargaining Unit Employees of Kingsport, Hawkins, Sherwood and Distribution

4.             World Color Mt. Morris II, LLC Employees’ Pension Plan

5.             World Color Pension Plan

12

6.             The Pension Plan for Hourly Employees of the Salem Gravure Division of World Color (USA) Corp.

7.             Restated Defined Benefit Retirement Income Plan for Employees of Interstate Book Manufacturers, Inc.

The Multiemployer Plans are as follows:

1.          GCIU-Employer Retirement Fund

2.          Graphic Communication Conference of the International Brotherhood of Teamsters National Pension Fund

3.          International Association of Machinists and Aerospace Workers National Pension Plan

The Retiree Welfare Plans are as follows:

1.          World Color (USA) Corp. Employee Group Health Plan

•                  New Arcata Supplementary Plan

•                  Old World Color Postretirement Benefit Plan

•                  Ringier Postretirement Benefit Plan

•                  Dittler Postretirement Benefit Plan

•                  Johnson & Hardin Postretirement Benefit Plan

•                  Rand McNally & Company Health Plan, including the Rand Postretirement Benefit Plan

•                  Postretirement Benefit Plans for Former Quebecor Divisions

•                  CIGNA HealthCare Comprehensive Indemnity Plan

•                  Quebecor World Network POS Copay Plan

•                  W.A. Krueger Co. Family Protection Plan for Retired Employees

•                  World Color Press Inc. Group Health Plan Salem Division

2.             World Color (USA) Corp. Life, Dependent Life & AD&D

3.             World Color (USA) Corp. Disability Plan

4.             Supplemental unemployment benefits for certain unionized employees pursuant to collective bargaining agreements

13

5.             Supplemental Unemployment Benefit Plan Quebecor World Printing, Inc.

6.             Graphic Communications Union Local 8-M and 96B Health and Welfare Fund

7.             Graphic Communications National Health and Welfare Fund

8.             GCC/IBT Local 518 Alliance Select

Five of the Pension Plans have received recent favorable determination letters from the Internal Revenue Service dated between August 29, 2008 and January 7, 2010.  The Quebecor World (USA) Inc. 401(k) Plan has received a letter dated August 18, 2009.

The Restated Defined Benefit Retirement Income Plan for Employees of Interstate Book Manufacturers, Inc. apparently does not have a recent letter.  The most recent letter that has been provided to the U.S. Borrower is dated August 1986.  According to the actuarial valuation report for the year beginning July 1, 2009, the plan has assets of $727,519 and 16 participants.

A favorable determination letter has been requested for the World Color Pension Plan by submission dated January 31, 2008 under cycle B of Revenue Procedure 2007-44.  A previous determination letter request was submitted on February 27, 2002 but that was subject to the moratorium on hybrid plan determination letter applications.

14

SCHEDULE 3.10(b)

CANADIAN BENEFITS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

None.

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

The Canadian Pension Plans are as follows:

1.             Pension Plan for the Unionized Employees of World Color Press Inc.

2.             Pension Plan for the Non-Unionized Employees of World Color Press Inc.

3.             Régime complémentaire de retraite pour les employés assujettis de World Color Press Inc.

4.             Web Press Graphic Pension Plan

5.             Group Registered Retirement Savings Plan

6.             All plans noted under the heading Canadian Multiemployer Pension Plans

The Canadian Multiemployer Pension Plans are as follows:

1.             Graphic Communications Pension Plan of Canada

2.             CEP of Canada, Local 100G Joint Pension Plan

The Canadian Retiree Benefit Plans are as follows:

1.             All plans noted under the heading Canadian Pension Plans

2.             Great-West Life Assurance Company Policies 51530, 153000, 153000HCSA, 153000 GMRP, 153000GHWP, 153001, 153001-5GHWP, and 153002

3.             Manulife Financial Policy No. 26735

15

4.             Graphic Communications Supplemental Retirement and Disability Fund of Canada

5.             G.C.I.U. Supplemental Retirement Disability Plan

6.             Quebecor Studios Supplemental Unemployment Benefit Plan

7.             Supplemental Unemployment Benefit Plan for members of the Communication, Energy and Paperworkers Union, Local 100G

8.             Caisse fiduciaire de retraite et d’invalidité du T.C.C.G.

9.             Local No. 525-M, Graphic Communications International Union, Educational Training and Retraining Trust Fund

10.           Graphic Communications Benefit Plan of Ontario

11.           Régime de retraite simplifié for members of the Conférence des communications graphiques, Section local 555M employed at the St. Jean plant

12.           Régime de retraite simplifié for members of the Conférence des communications graphiques, Section local 555M employed at the St. Romuald plant

13.           Programme de prévoyance collective for members of the Syndicat Des Communications Graphiques, Local 41M employed at the LaSalle plant

14.           A collective Régime enregistré d’épargne-retraite program for members of the Syndicat Des Communications Graphiques, Local 41M employed at the LaSalle plant

15.           Restoration Pension Plan for the Designated Employees of Quebecor World Inc.

16.           Supplementary Executive Retirement Plans:

•      Hans Nielsen, dated December 21, 2009

•      Christopher Rudge, dated December 22, 1998

•      Claude Hélie, dated February 14, 2003

•      Jacques Mallette

•      Mrs. Jocelyne Lefebvre-Ross, spouse of Lazlo Ross (deceased)

•      Louis Saint-Arnaud, dated July 9, 2001

•      Pierre Karl Péladeau

•      Richard Tremblay

•      David Blair

•      Érik Péladeau

16

•      David Duncan, dated February 21, 1997

•      Gaétan Lussier, dated December 22, 1998

•      Gilbert Martinet, dated December 22, 1998

•      Guy Trahan, dated December 22, 1998

•      Gordon Griffiths, dated June 30, 1994

•      Francois R. Roy, Louis Saint-Arnaud, Jacques Girard, Jean Lamontagne, Ronald Renaud and Jean-Claude L’Abbé dated March 30, 1995 and amendment dated May 7, 1999

17.           Supplemental unemployment benefits for certain unionized employees pursuant to collective agreements

17

SCHEDULE 5.08

SOURCES AND USES

Note:  The amounts listed on this Schedule are subject to change between the Effective Date and Funding Date, pending delivery of Acceptable Funding Date Schedules.

In addition to the other purposes described in Section 5.08, the proceeds of the Term Loans, Revolving Loans and Swingline Loans will be used to repay the Specified Existing Indebtedness, pay a portion of the consideration for the World Color Press Acquisition, pay certain costs, fees and expenses related to the Transactions, and make certain Restricted Payments, estimates of which are shown below:

Refinance Specified Existing Indebtedness	$601,600,000	*
Dividend to Quad/Graphics, Inc. shareholders	$140,000,000
Max Cash consideration to World Color Press Inc. shareholders	$135,000,000
Payment of bankruptcy liabilities	$33,500,000
M&A and financing fees	$114,000,000
Total	$1,024,100,000

*Plus additional temporary amounts necessary to defease the Notes issued under Item 3 listed on Schedule 1.01(a) under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:”.

18

SCHEDULE 6.01(b)

EXISTING INDEBTEDNESS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

Unless a maximum commitment amount is expressly stated below, each item described on this Schedule 6.01(b) represents fully funded Indebtedness and, accordingly, the outstanding principal amount will not be increased.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

1.             Items 5-6 listed on Schedule 1.01(a) under the heading “INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:”.

2.             Items 14-17 listed on Schedule 6.04 under the heading “INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:”.

3.             Vehicle leases between Quad/Winkowski Sp. Zo.o. and Bankowy Fundu SZ Leasing in the outstanding principal amount of PLN 153,711.95 on the Effective Date.

4.             Vehicle leases between Quad/Winkowski Sp. Zo.o. and Raiffeisen Leasing in the outstanding principal amount of PLN 47,039.73 on the Effective Date.

5.             Equipment leases between Quad/Winkowski Sp. Zo.o. and ING Lease in the outstanding principal amount of PLN 897,108.82 on the Effective Date.

6.             Equipment leases between Quad/Winkowski Sp. Zo.o. and BEL (Millenium) Leasing in the outstanding principal amount of PLN 1,075,880.00 on the Effective Date.

7.             Vehicle leases between Quad/Winkowski Sp. Zo.o. and Volkswagen Leasing in the outstanding principal amount of PLN 226,424.02 on the Effective Date.

8.             PLN 22,991,391 EU Grant to Quad/Winkowski, subject to repayment in 2012 if Quad/Winkowksi fails to satisfy requirements of the grant.

9.             Loan from Muller Martini Corp. to Anselmo L. Morvillo S.A. in the outstanding principal amount of approximately CHF 925,764 on the Effective Date, due July 2012, the proceeds of which loan were used the finance the purchase of certain equipment.

10.           Loan from Banco Credicoop Cooperativo Limitado to Anselmo L. Morvillo S.A. for working capital purposes in the outstanding principal amount of approximately AR 1,000,000 on the Effective Date, due July 2010.

19

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

1.             Items 4-7 listed on Schedule 1.01(a) under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:”.

2.             Items 5-21 on Schedule 6.04 under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:”.

3.             Business Development Agreement (approximately $5,847,000), effective November 30, 1988, by and among the West Virginia Economic Development Authority (statutory successor to the West Virginia Industrial and Trade Jobs Development Corporation), Quebecor World Fairfield Inc (successor-in-interest to Arcata Graphics Fairfield Inc, merged into Novink Printing (USA) II Corp, renamed World Color Printing (USA) II Corp, and doing business in the State of West Virginia as World Color Martinsburg) and Quebecor World Inc (successor to Arcata Graphics Company, renamed World Color Press Inc), as guarantor, as amended and restated.

4.             Amended and Restated Lease Agreement (approximately $4,583,000), dated July 21, 2009 among Novink (USA) Corp. (renamed World Color (USA) Corp.) and General Electric Capital Corporation, amending and restating, among other things, the Lease Agreement, dated July 1, 1998, between Quebecor World (USA) Inc. (renamed World Color (USA) Corp) and U.S. Bank National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association and State Street Bank and Trust Company of California, N.A.).

5.             Guaranty, dated July 21, 2009, by World Color Press Inc. to and in favor of General Electric Capital Corporation and each other Indemnitee, guaranteeing the obligations described in Item 4 above.

6.             Lease Agreement (approximately $770,000), dated December 21, 2009, between Xerox Corporation and World Color (USA) LLC (doing business as World Color Dubuque).

7.             Master Lease Agreement (approximately $11,000,000), dated as of April 30, 2008, between Banco de Chile and Quebecor World Chile S.A., as amended.

8.             Credit Agreement (maximum commitment of $6,000,000), dated September 3, 2008, between HSBC Colombia S.A and Quebecor World Bogota S.A (renamed World Color Colombia S.A), currently outstanding in the approximate principal amount of $4,400,000.

9.             Credit Agreement (maximum commitment of $8,000,000), dated January 9, 2009, between Banco de Credito Del Peru and Quebecor World Peru S.A (renamed World Color Peru S.A), currently outstanding in the approximate principal amount of $2,000,000.

10.           Credit Agreement (maximum commitment of $2,000,000), dated March 3, 2009, between Banco de Chile and Quebecor World Chile S.A (renamed World Color Chile S.A); there is currently no outstanding principal balance under this Credit Agreement.

20

11.           Credit Agreement (maximum commitment of $1,325,000), dated March 20, 2009, between Banco Security and Quebecor World Chile S.A (renamed World Color Chile S.A); there is currently no outstanding principal balance under this Credit Agreement.

12.           Credit Agreement (maximum commitment of $2,400,000), dated December 1, 2008, between HSBC Peru and Quebecor World Peru S.A (renamed World Color Peru S.A); there is currently no outstanding principal balance under this Credit Agreement.

13.           Credit Agreement (maximum commitment of $1,000,000), dated December 20, 2007, between Itau Unibanco Banco Multiplo S.A. (successor of Unibanco — União de Bancos Brasileiros S.A.) and Quebecor World Recife Ltda; there is currently no outstanding principal balance under this Credit Agreement.

14.           Credit Agreement (maximum commitment of $1,500,000), dated December 27, 2007, between Itau Unibanco Banco Multiplo S.A. (successor of Banco Itau Holding Financeira S.A.) and Quebecor World Recife Ltda; there is currently no outstanding principal balance under this Credit Agreement.

15.           Credit Agreement (maximum commitment of $2,000,000), dated July 8, 2009, between Banco de Galicia and Quebecor World Pilar S.A; there is currently no outstanding principal balance under this Credit Agreement.

16.           Credit Agreement (maximum commitment of $3,500,000), dated April 15, 2008, between Expocredit Colombia S.A and Quebecor World Bogota S.A (renamed World Color Colombia S.A); there is currently no outstanding principal balance under this Credit Agreement.

17.           Credit and Security Agreement (maximum commitment of $5,000,000), dated July 21, 2009, between Quebecor World Litigation Trust u/a dated July 21, 2009, Eugene Davis, Trustee and World Color Press Inc.

18.           Guaranty of Lease, dated May 3, 2002, by Quebecor World Inc. to Space Center Sycamore Canyon LLC.

19.           Guaranty, dated December 28, 2006, between Quebecor World (USA) Inc. and Bolingbrook Investors, LLC (with respect to Office Lease, dated December 28, 2006, as amended).

20.           Guaranty, dated April 10, 2008, between Quebecor World (USA) Inc. and Headlands Realty Corp. (with respect to Lease Agreement, dated April 8, 2008).

21.           Guaranty, dated January 2, 2007, between Quebecor World Inc. and Pfizer Inc. (with respect to Sublease date January 2, 2007, as amended).

22.           Guaranty, dated October 15, 2001, between Quebecor World (USA) Inc. and The McGraw-Hill Companies, Inc. (with respect to Lease dated October 15, 1996, as amended).

21

23.           Guaranty and Suretyship Agreement, dated July 20, 2009, between World Color Press Inc. and Corporate Property Associated 9, L.P. (with respect to Lease Agreement dated May 1, 1996, as amended).

24.           Guaranty, between World Color Press Inc. and One Directory Place, LLC (with respect to Lease dated July 21, 1995, as amended).

25.           Guaranty, between World Color (USA) Corp. and Selig Enterprises, Inc. (with respect to Commercial Lease Agreement dated July 7, 2002, as amended).

26.           Guaranty of Lease dated February 3, 2005, by Quebecor World Inc. to and for the benefit of CF Capital, LLC, as successor in interest to MLRP Kupperud Phase 1, LLC (with respect to Industrial Building Lease of even date, as amended).

27.           Guaranty of Payment and Performance dated November 13, 2000, by Quebecor World Inc. for the benefit of CR-Wiley, LLC, successor in interest to Plumwood I-1, Limited Partnership (with respect to Lease dated November 15, 1996, as amended).

28.           Guaranty by Quebecor World (USA) Inc. in favor of Twenty-Seven Nashua Street Realty Trust (only with respect to tenant’s obligation under Section 4.1.5 of the Lease dated January 1, 2002, as amended).

29.           Irrevocable Standby Letter of Credit No TS-07004701 ($2,500,000) dated June 20, 2008 issued by Credit Suisse for the account of Quebecor World Insurance S.A., with The Travelers Indemnity Company as the beneficiary, which letter of credit is secured by cash collateral.

30.           Irrevocable Standby Letter of Credit ($10,000,000) issued by Citibank for the account of Quebecor World Insurance S.A. with The Travelers Indemnity Company as the beneficiary, which letter of credit is secured by cash collateral.

31.           Irrevocable Standby Letter of Credit No NZS646580 (US$1,250,000) dated September 1, 2009 issued by WellsFargo for the account of World Color (USA) Corp., with Atmos Energy Marketing LLC as the beneficiary.

32.           Irrevocable Standby Letter of Credit No NZS644994 (US$5,500,000) dated August 4, 2009 issued by WellsFargo for the account of World Color (USA) Corp., with Cellmark Paper Inc. as the beneficiary.

33.           Irrevocable Standby Letter of Credit No NZS645524 (US$3,094,447.37) dated August 13, 2009 issued by WellsFargo for the account of World Color (USA) LLC, with One Directory Place LLC c/o DPC Development Company as the beneficiary.

34.           Irrevocable Standby Letter of Credit No NZS648025 (US$1,558,333) dated September 28 , 2009 issued by WellsFargo for the account of World Color Logistics LLC., with Headlands Realty Corp. c/o AMB Property Corporation as the beneficiary.

22

35.           Irrevocable Standby Letter of Credit No G196993 (CA$2,000,000) dated August 28, 2009 issued by Toronto Dominion for the account of World Color Press Inc., with Optrust Office Inc. as the beneficiary.

36.           Irrevocable Standby Letter of Credit No NZS650695 (US$5,000,000) dated November 16, 2009 issued by WellsFargo for the account of World Color (USA) Corp., with Scholastic Inc as the beneficiary.

37.           Irrevocable Standby Letter of Credit No NZS656865 (US$4,825,000) dated March 8, 2010 issued by WellsFargo for the account of World Color (USA) Corp., with The Travelers Indemnity Company as the beneficiary.

38.           S.W.I.F.T Message for Documentary Letter of Credit No I574973 (EUR4,071,560) dated March 12, 2010 issued by Toronto Dominion for the account of World Color Press Inc., with Manroland AG. as the beneficiary.

39.           S.W.I.F.T Message for Documentary Letter of Credit No I572877 (US$3,220,655) dated August 19, 2009 issued by Toronto Dominion for the account of World Color Press Inc., with Manroland Inc. as the beneficiary.

40.           S.W.I.F.T Message for Documentary Letter of Credit No I573442 (US$2,488,280) dated October 26, 2009 issued by Toronto Dominion for the account of World Color Press Inc., with Manroland Inc. as the beneficiary.

41.           S.W.I.F.T Message for Documentary Letter of Credit No I573441 (US$4,157,916) dated October 19, 2009 issued by Toronto Dominion for the account of World Color Press Inc., with Manroland Inc. as the beneficiary.

23

SCHEDULE 6.02

LIENS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

Part A:

1.             Each item listed in Part B of Schedule 3.01 under the heading “INFORMATION RELATING TO U.S. BORROWER:”, with respect to subsection (c) in the definition of Liens.

2.             Security interest of Muller Martini Corp. in the equipment purchased with the proceeds of the Loan from Muller Martini Corp to Anselmo L. Morvillo S.A. in the outstanding principal amount of approximately CHF 925,764 on the Effective Date, due July 2012, the proceeds of which loan were used the finance the purchase of certain equipment.

3.             Liens securing Specified Existing Indebtedness, to be terminated on or prior to the Funding Date.

4.             Cash collateral in an amount not to exceed $55,125,000 deposited on or around the Funding Date to secure the letters of credit listed as Items 31-41 on Schedule 6.01(b) under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” and other outstanding letters of credit issued for the account of World Color Press Inc. and/or its subsidiaries.

Part B:  See attached additional liens

24

Jurisdiction	Debtor	Secured Party	File Number	Date Filed	Summary Collateral Description and Subsequent Filings
Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Muller Martini Corp.	080015594226	11/11/2008	3675 Orbit Three Knife Trimmer, s/n FE1508055 3520/1055-1255 MM Telescope Conveyor, s/n FE1508055

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Wisconsin Lift Truck Corp.	060004475929	03/27/2006	One used Power Boss PB32 walk behind automatic scrubber s/n: XPB32036QP08 Purchaser hereby grants seller a security interest in the above listed equipment until the full purchase price has been paid.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Wisconsin Lift Truck Corp.	060002618623	02/19/2006	One used Power Boss PB32 walk behind scrubber s/n: XPB32036QP08 Purchaser hereby grants seller a security interest in the above listed equipment until the full purchase price has been paid.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	PrimeSource Corp.	07501834734 040001619320 090001935927	03/29/1999 Continuation: 01/29/2004 Continuation: 02/13/2009

All debtors rights, title and interest now owned or hereafter acquired in lithographic plates, film, prepress materials and miscellaneous lithographic supplies provided by PrimeSource or ordered from PrimeSource, regardless of the deliveror.  But does not constitute any security interest in any of the assets of the debtor names.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Goss International Americas, Inc.	100000994830	01/26/2010

One (1) new Goss model S200 Six Unit One Web, Web Offset Printing Press engineered and manufactured per the Purchase and Security Agreement dated January 19, 2010 between Goss International Americas, Inc and Quad/Graphics, Inc. now referred to as CSO# C301413.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	The Boelter Companies, Inc.	090013841320	11/24/2009

All of the following wherever located, whether presently owned, existing, or hereafter created or acquired:

All inventory and equipment acquired by the Debtor from the Secured Party on credit or for which the Secured Party provided the Debtor with value to enable the Debtor to acquire rights in such inventory

25

Jurisdiction	Debtor	Secured Party	File Number	Date Filed	Summary Collateral Description and Subsequent Filings

and/or equipment; and all accessories, additions, and accessions thereto, and substitutions therefor; insurance proceeds; all books of account and other records pertaining to said inventory and/or equipment; and any and all proceeds of any of the foregoing.

The collateral includes, but is not limited to, the following equipment:

1 IEI FRONT COUNTER “Front Counter with 14ga stainless steel top, backsplash at walls, standard turn down edges, (1) drip trough, 14ga ribbed trayslide, 18ga cabinet base with middle/bottom shelving, plate shelf and ½”” thick white poly cutting board at dropins, lift-off plam panels at front, (8)  plam doors at front, (11) 18ga stainless steel doors, (1) cash drawer, and 14ga galvanized curb base.  Approx 48”” wide x 7’-6 3/4”” long, 48”” wide x 12’-8 3/4”” long, 48”” wide x 8’-11 3/8”” long, 48”” wide x 9’-3 5/16”” long, 48”” wide x 7’-1 13/16”” long, and 48”” wide x 4’-0 13/16”” long.  Faucets, drains, drop-ins, sneezeguards, u/c equipment, plumbing and electrical by others.”

1 IEI CONDIMENT COUNTR “Condiment Counter with 14ga stainless steel top, backsplash at wall, standard turn down edges, 18ga cabinet base with middle/bottom shelving, plam doors at front, and 14ga galvanized curb base.  Approx 28”” wide x 6’ long.  Plumbing and electrical by others.”

1 Vollrath 3640670 4-WELL HOT MOD DROP-IN W/THERMOSTATIC CONTROL & MANIFOLD DRAINS, drip-free flange, ind drain shutoff, 6-3/8” deep wells operate moist or dry, dial controls, 625W per well, 120V, 20.8A, 5-30P plug, OA 54-3/4”x26”, cutout 54”x25-1/4”, 7/8” corner radius

2 Vollrath 3646210 SOUP WELL, MODULAR DROP-IN W/THERMOSTATIC CONTROL, holds one 7-1/4 qt inset, sis. well, 3/4” drain, power cord,

26

Jurisdiction	Debtor	Secured Party	File Number	Date Filed	Summary Collateral Description and Subsequent Filings

control cord for remote installation, dia. over flange 11-3/16”, cutout dia. 10-9/16”, well outer dia. 10-5/16”, 120V, 720W, 6.0A, 5-15P, UL, CUL, NSF4, USA made

1 Hatco GRSDS-36D Glo-Ray® Merchandising Warmer, counter model, 14 rods, pass thru design, with 2-tier, forward-slanted shelves, stainless/aluminum construction, 36” long, 1810 watts, w/4” legs

1 ADM A-475 As per plans & specs

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Goss International Americas, Inc.	090013185927	11/05/2009

New Echochill system for existing eight unit M3000 57’ press (M-104) manufactured and engineered in accordance with the Purchase and Security Agreement dated 9/1/2009 between Quad/Graphics, Inc. and Goss International Americas, Inc. now referred to as CSO#C301344.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Goss International Americas, Inc.	090013184825	11/05/2009

New Echochill system for existing eight unit 40’ press (MR-5) manufactured and engineered in accordance with the Purchase and Security Agreement dated 9/1/2009 between Quad/Graphics, Inc. and Goss International Americas, Inc. now referred to as CSO#C301343.

Wisconsin DFI (UCCs)	Quad/Graphics, Inc.	Air Liquide Industrial U.S. LP	090001093417	01/26/2009	3000 Gal Lin Vessel (serial #2096) Vaporizer Final Line Equipment located-Lomira, WI 6000 Gal Lin Vessel (serial #C-053684) Vaporizer Telemetry Equipment located-Hartford, WI

27

Jurisdiction	Debtor	Secured Party	File Number	Date Filed	Summary Collateral Description and Subsequent Filings
Wisconsin DFI (UCCs)	QuadSystems, LLC	Toyota Material Handling, U.S.A., Inc.	090001158823	1/27/2009

Inventory of all new Toyota, manufactured industrial, construction and agricultural equipment and all similar used equipment, whether now owned or hereafter acquired and wherever located, including all transit trucks that have been delivered by or on behalf of Toyota Material Handling, USA, Inc. and that have not yet been paid for in whole.

Delaware Department of State (UCCs)	OpenFirst	Quad/Graphics, Inc.	62353167	07/10/2006

“Collateral” shall mean and include all equipment, fixtures, inventory, documents, general intangibles, account, deposit accounts, contract rights, chattel paper, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), instruments, letter of credit rights and investment property, now owned or hereafter acquired by Debtor and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, software used in, all returned or repossessed goods, the sale of which gave rise to and all proceeds, supporting obligations and products of the foregoing, wherever located.

Delaware Department of State (UCCs)	New Diversified Mailing Services	Quad/Graphics, Inc.	62353449	07/10/2006

“Collateral” shall mean and include all equipment, fixtures, inventory, documents, general intangibles, account, deposit accounts, contract rights, chattel paper, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), instruments, letter of credit rights and investment property, now owned or hereafter acquired by Debtor and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, software used in, all returned or repossessed goods, the sale of which gave rise to and all proceeds, supporting obligations and products of the foregoing, wherever located.

Delaware Department of State (UCCs)	New Electronic Printing Systems	Quad/Graphics, Inc.	62353258	07/10/2006	“Collateral” shall mean and include all equipment, fixtures, inventory, documents, general intangibles, account, deposit accounts, contract rights, chattel

28

Jurisdiction	Debtor	Secured Party	File Number	Date Filed	Summary Collateral Description and Subsequent Filings

paper, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), instruments, letter of credit rights and investment property, now owned or hereafter acquired by Debtor and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, software used in, all returned or repossessed goods, the sale of which gave rise to and all proceeds, supporting obligations and products of the foregoing, wherever located.

Delaware Department of State (UCCs)	New Electronic Printing Systems, LLC	Hewlett-Packard Financial Services Company	61314715	04/06/2006

All equipment and software now or hereafter acquired, which Secured Party has leased to or financed for Debtor, including, but not limited to, computers, printing, imaging, copying, scanning, projection and storage equipment, any and all related peripherals, attachments, accessions, additions, general intangibles, substitutions, supplies, replacements, and any right, title or interest in any license for any software used to operate or otherwise installed in any of the foregoing, and products and proceeds of all of the foregoing (including insurance proceeds).

Delaware Department of State (UCCs)	New Electronic Printing Systems, LLC	Recycle America Alliance, L.L.C.	51230011	04/21/2005

One (1) new PTR 2300HD baler together with all substitutions and replacements for and products of the foregoing and all additions and accessions thereto, all spare and repair parts and proceeds and products thereof as defined in Article 9 of the UCC as it may be amended, reenacted or otherwise in effect from time to time and all Debtor’s wastepaper.  This is a purchase money security interest.

Delaware Department of State (UCCs)	New Electronic Printing Systems, LLC	Wells Fargo Equipment Finance, Inc.	51359778	05/03/2005	(2) MCS Perfect Match Systems (4) Additional Cameras (2) MCS 4600 Array Imaging Systems includes Inkjet s/n: A-20593, A-20595 and 715 Bases s/n: A-20492 and A-20493 Contract # 139749-401.

29

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

Part A:

1.          Equipment Purchase Agreement, dated [August 11, 2009], between World Color (USA), LLC, as Purchaser, and Press Tech Company, Inc., as Seller.

2.             Equipment Purchase Agreement, dated August 19, 2009, between Quebecor World Merced Inc. (n/k/a World Color (USA) Corp.), as Purchaser, and Press Tech Company, Inc., as Seller.

3.             Sublease Agreement (Press #2), dated January 15, 2008, between Quebecor World Lease GP, as Lessee, and Quebecor World (USA) Inc., as Sublessee.

4.             Liens securing Specified Existing Indebtedness, as well as other Liens of record to be terminated on or prior to the Funding Date.

5.             Liens in favor of Merrill Lynch Capital, AIG Commercial Equipment Finance, Inc., GATX Financial Corporation, General Electric Capital Corporation and Hewlett-Packard Financial Services Company, as the secured parties and in their capacity as leasing intermediaries pursuant to the Master Lease Agreement listed as Item 5 on Schedule 1.01(a).

6.             Lien in favor of General Electric Capital Corporation as secured party and as lessor pursuant to the Amended and Restated Lease Agreement listed as Item 4 on Schedule 6.01(b).

Part B:  See attached additional liens

30

JURISDICTION	DEBTOR	SECURED PARTY	DATE FILED	Description
California-Secretary of State	Quebecor World (USA) Inc.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World (USA) Inc.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/11/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/21/05	Lien on purchased equipment.
Delaware-Secretary of State	Quebecor World Book Services LLC	U.S. Bank National Association	9/13/07	Lien on purchased equipment
Kentucky-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/14/05	Lien on purchased equipment
Massachusetts-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Atglen Inc.	Hell Gravoure, GMBH & Co. KG	1/21/08	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Atglen Inc.	Maschinenfabrik K. Walter GMBH & Co. KG	2/1/08	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/11/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/21/05	Lien on purchased equipment
Kentucky-Secretary of State	Quebecor World Book Services LLC	Man Roland Inc.	3/14/05	Lien on purchased equipment
Massachusetts-Secretary of the Commonwealth	Quebecor World Book Services LLC	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	QW Memphis Corp.	Man Roland Inc.	3/3/05	Lien on purchased equipment
Delaware-Secretary of State	QW Memphis Corp.	Man Roland Inc.	3/11/05	Lien on purchased equipment
Delaware-Secretary of State	QW Memphis Corp.	Man Roland Inc.	7/14/05	Lien on purchased equipment
Delaware-Secretary of State	QW Memphis Corp.	Man Roland Inc.	7/14/05	Lien on purchased equipment
Delaware-Secretary of State	QW Memphis Corp.	Man Roland Inc.	7/14/05	Lien on purchased equipment

31

JURISDICTION	DEBTOR	SECURED PARTY	DATE FILED	Description
Minnesota-Secretary of State	QW Memphis Corp.	Man Roland Inc.	7/18/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Dallas, L.P.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Texas-Secretary of State, Statutory Filings Division	Quebecor World Dallas, L.P.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Mount Morris II LLC	Hell Gravoure Systems, GMBH & Co. KG	1/21/08	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Mount Morris II LLC	Hell Gravoure Systems, GMBH & Co. KG	1/21/08	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Nevada II LLC	Maschinenfabrik K. Walter GMBH & Co. KG	2/1/08	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Fairfield Inc.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Delaware-Secretary of State	Quebecor World Fairfield Inc.	Man Roland Inc.	7/14/05	Lien on purchased equipment
Pennsylvania-Department of State Uniform Commercial Code Section	Quebecor World Fairfield Inc.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Pennsylvania-Department of State Uniform Commercial Code Section	Quebecor World Fairfield Inc.	Muller Martini Corporation	8/22/07	Lien on purchased equipment
Pennsylvania-Department of State Uniform Commercial Code Section	Quebecor World Fairfield Inc.	Muller Martini Corporation	9/28/07	Lien on purchased equipment
West Virginia-Secretary of State	Quebecor World Fairfield Inc.	Man Roland Inc.	6/23/09	Lien on purchased equipment
Arkansas-Secretary	Quebecor World RAI Inc.	Man Roland Inc.	3/23/05	Lien on purchased equipment

32

JURISDICTION	DEBTOR	SECURED PARTY	DATE FILED	Description
of State
Arkansas-Secretary of State	Quebecor World RAI Inc.	Man Roland Inc.	7/18/05	Lien on purchased equipment
Wisconsin-Secretary of State	Quebecor World RAI Inc.	Man Roland Inc.	3/21/05	Lien on purchased equipment
Wisconsin-Secretary of State	Quebecor World RAI Inc.	Man Roland Inc.	7/15/05	Lien on purchased equipment
Tennessee-Dyer County Register of Deeds	The Industrial Development Board of Dyer County, Tennessee	QW Memphis Corp.	3/8/07	Lien on equipment
Tennessee-Dyer County Register of Deeds	Novink (USA) LLC	U.S. Bank National Association, as Owner Trustee	9/25/07	Lien on equipment
Tennessee-Dyer County Register of Deeds	Novink (USA) LLC	U.S. Bank National Association, as Owner Trustee	9/28/07	Lien on equipment
Tennessee-Dyer County Register of Deeds	The Industrial Development Board of Dyer County, Tennessee	QW Memphis Corp.	1/30/09	Lien on equipment
Tennessee-Davidson County Register of Deeds	Quebecor World Mid-South Press Corporation	People’s Capital Corporation	4/28/01	Lien on equipment
Tennessee- -Secretary of State and Davidson County Register of Deeds	Quebecor World Mid-South Press Corporation	People’s Capital Corporation	4/20/01	Lien on equipment
Massachusetts-Bristol Northern District County Registry	Quebecor World Retail Printing Corporation	Wells Fargo Equipment Finance, Inc. People’s Capital and Leasing Corp.	3/27/01	Lien on equipment

33

SCHEDULE 6.08

RESTRICTIVE AGREEMENTS

Note:  All information appearing under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:” is provided for informational purposes only because neither World Color Press Inc. nor its subsidiaries will be subsidiaries of the U.S. Borrower until the Funding Date.

INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:

1.                                       All items listed on Schedule 1.01(a) under the heading “INFORMATION RELATING TO U.S. BORROWER AND ITS SUBSIDIARIES:”.

2.                                       Items 1-8 listed on Part B of Schedule 3.01 under the heading “INFORMATION RELATING TO U.S. BORROWER:”, with respect to Section 6.08(a) and subsection (c) in the definition of Liens.

3.                                       Arrangement Agreement, dated as of January 25, 2010, between Quad/Graphics, Inc. and World Color Press, Inc., together with the Plan of Arrangement to be submitted to the Quebec Superior Court and all exhibits, schedules and disclosure letters thereto, as the same may be amended or modified.*

INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:

1.                                       All items listed on Schedule 1.01(a) under the heading “INFORMATION RECEIVED TO DATE FROM WORLD COLOR PRESS INC. AND ITS SUBSIDIARIES:”.

2.                                       Arrangement Agreement, dated as of January 25, 2010, between Quad/Graphics, Inc. and World Color Press, Inc., together with the Plan of Arrangement to be submitted to the Quebec Superior Court and all exhibits, schedules and disclosure letters thereto, as the same may be amended or modified.*

*This item will not appear on the Acceptable Funding Date Schedules.

34

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrowers:	Quad/Graphics, Inc. and [7345933 Canada Inc.][World Color Press Inc.]

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of April 23, 2010 among Quad/Graphics, Inc. and [7345933 Canada Inc.][World Color Press Inc.], the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and the other agents parties thereto

(1) Select as applicable.

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Canadian Tranche Revolving Commitment	$	$		%
U.S. Tranche Revolving Commitment	$	$		%
Term Loan (U.S. Borrower)	$	$		%
Term Loan (Canadian Borrower)	$	$		%

Effective Date:                           , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates on or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](3) Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent

By
Title:

[Consented to:

QUAD/GRAPHICS, INC.

By
Title: ] (4)

[Consented to:

JPMORGAN CHASE BANK, N.A., as
an Issuing Bank

By
Title:

Consented to:

[ ], as
an Issuing Bank

By
Title:] (5)

(3) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4) To be added only if the consent of the U.S. Borrower is required by the terms of the Credit Agreement.

(5) To be added only if the consent of each Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including, in the case of any assignment of any Canadian Tranche Revolving Commitment, that the Assignee is able to fund in Canadian Dollars as and when required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated               , 20        (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 23, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quad/Graphics, Inc., a Wisconsin corporation (the “U.S. Borrower”), [7345933 Canada Inc.][World Color Press Inc.], a Canadian corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment;

WHEREAS, the Borrowers have given notice to the Administrative Agent of its intention to request an increase the aggregate Revolving Commitments pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its [U.S.] [Canadian] Tranche Revolving Commitment under the Credit Agreement by executing and delivering to the Borrowers and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.  The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its [U.S.] [Canadian] Tranche Revolving Commitment increased by $[             ], thereby making the aggregate amount of its total [U.S.] [Canadian] Tranche Revolving Commitment equal to $[              ].

2.  The Borrowers hereby represent and warrant (a) the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct in all material respects as of the date hereof and (b) that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

INCREASING LENDER:

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

QUAD/GRAPHICS, INC., as the U.S. Borrower

By:
Name:
Title:

AND

[7345933 CANADA INC.][WORLD COLOR PRESS INC.], as the Canadian Borrower

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20      (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 23, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quad/Graphics, Inc., a Wisconsin corporation (the “U.S. Borrower”), [7345933 Canada Inc.][World Color Press Inc.], a Canadian corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend Revolving Commitments under the Credit Agreement subject to the approval of the Borrowers and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.  The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [U.S.] [Canadian] Tranche Revolving Commitment of $[                   ].

2.  The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, [and] (f) represents and warrants that if it is a Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Augmenting Lender [, and (g) confirms that it is able to fund in Canadian Dollars as and when required under the Credit Agreement.] (1)

3.  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                  ]

4. The Augmenting Lender agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Augmenting Lender designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Augmenting Lender’s compliance procedures and applicable laws, including Federal and state securities laws.

5.  The Borrowers hereby represent and warrant (a) the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct in all material respects as of the date hereof and (b) that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

6.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

7.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

(1) To be added only if the Augmenting Lender will hold a Canadian Tranche Revolving Commitment.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

AUGMENTING LENDER:

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

QUAD/GRAPHICS, INC., as the U.S. Borrower

By:
Name:
Title:

AND

[7345933 CANADA INC.][WORLD COLOR PRESS INC.], as the Canadian Borrower

By:
Name:
Title:

Acknowledged and agreed to as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

See attached.

LIST OF CLOSING DOCUMENTS

QUAD/GRAPHICS, INC.

U.S.$1,230,000,000

SENIOR SECURED CREDIT FACILITIES

APRIL 23, 2010

LIST OF CLOSING DOCUMENTS(1)

I. Effective Date Closing Documents(2)

A.                                   LOAN DOCUMENTS

1.                   Credit Agreement (the “Credit Agreement”) by and among Quad/Graphics, Inc. (the “U.S. Borrower”), 7345933 Canada Inc. (the “Canadian Borrower” and collectively with U.S. Borrower, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as Administrative Agent for itself and the other Lenders (in such capacity, the “Administrative Agent”) and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (in such capacity, the “Canadian Administrative Agent”), evidencing senior secured credit facilities in an initial aggregate principal amount of U.S.$1,230,000,000.

SCHEDULES:

Schedule 1.01(a) — Effective Date and Funding Date Material Indebtedness

Schedule 1.01(b) — Senior Secured Note Collateral

Schedule 1.01(c) — Existing Leveraged Leases; Existing Leveraged Lease Collateral

Schedule 1.01(d) — Funding Date Mortgage Properties

Schedule 2.01 — Commitments

Schedule 2.06 — Existing LCs

Schedule 3.01 — Subsidiaries

Schedule 3.03 — Governmental Consents

Schedule 3.05 — Properties

Schedule 3.06(a) — Litigation

(1) Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.  Items appearing in bold and italics shall be prepared and/or provided by the Borrowers and/or Borrowers’ counsel.

(2) The documents listed in this Part I are those contemplated by the condition precedent set forth in Section 4.01(c) of the Credit Agreement.

Schedule 3.06(b) — Environmental

Schedule 3.10(a) — US Benefits

Schedule 3.10(b) — Canadian Benefits

Schedule 3.10(c) — ERISA Event

Schedule 3.15 — Insurance

Schedule 5.08 — Sources and Uses

Schedule 6.01(b) — Existing Indebtedness

Schedule 6.02 — Liens

Schedule 6.04 — Investments

Schedule 6.08 — Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B-1 — Form of Opinion of Loan Parties’ Counsel (Foley & Lardner LLP)

Exhibit B-2 — Form of Opinion of Loan Parties’ Canadian Counsel (Torys LLP)

Exhibit C — Form of Increasing Lender Supplement

Exhibit D — Form of Augmenting Lender Supplement

Exhibit E — List of Closing Documents

Exhibit F — Form of Compliance Certificate

Exhibit G — Auction Procedures

Exhibit H — Form(s) of Note(s)

B.                                     CORPORATE DOCUMENTS

2.                   Certificate of a Director, Secretary, Assistant Secretary or other duly appointed and authorized officer of each of the Borrowers certifying (a) that there have been no changes in (i) the Certificate of Incorporation or Amalgamation or other charter document of such Borrower, as attached thereto and, with respect to the U.S. Borrower, as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its incorporation or organization, since the date of the certification thereof and, (ii) the By-Laws or other applicable organizational or constitutional document, as attached thereto, of such Borrower as in effect on the date of such certification, (b) confirming no restrictions on the power to borrow, grant liens or guaranty, (c) resolutions of the Board of Directors or other governing body of such Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (d) the names and true signatures of the incumbent officers of each Borrower authorized to sign the Loan Documents to which it is a party and authorized to request a Borrowing under the Credit Agreement.

3.                   Good Standing Certificate (or equivalent certificate) for each Borrower from the Secretary of State, principal Ministry or analogous governmental entity of the jurisdiction of its organization.

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C.                                     LEGAL OPINIONS

4.                   Opinion letter of Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

5.                   Opinion letter of Torys LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

D.                                    CLOSING CERTIFICATES AND MISCELLANEOUS

6.                   Fully executed and effective Purchase Agreement, together with all exhibits and schedules thereto.

7.                   Certificate of a Financial Officer of the Borrowers in form and substance satisfactory to the Administrative Agent that (a) the Effective and Funding Date Representations of the Borrowers are true and correct in all material respects on and as of the date of the certificate (except where such representation or warranty is qualified by materiality or where such representations apply solely to the Funding Date); provided, however, that if any such representation or warranty is qualified by Material Adverse Effect, material adverse change, materially and adversely, or similar language, then, such representation or warranty shall be deemed to be qualified by Funding Date Material Adverse Effect and (b) no Default has occurred and is continuing.

II. Funding Date Closing Documents(3)

A.                                   LOAN DOCUMENTS

8.                   Acceptable Funding Date Schedules to the Credit Agreement.

9.                   Notes executed by each Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

10.             Loan Party Guaranty (the “U.S. Guaranty”) executed by the U.S. Borrower and the Material Domestic Subsidiaries of the U.S. Borrower (collectively, the “Initial U.S. Loan Parties”) in favor of the Administrative Agent.

11.             Loan Party Guaranty (the “Canadian Guaranty”) executed by the Material Canadian Subsidiaries of the U.S. Borrower (the “Initial Canadian Loan Parties” and, collectively with the Initial U.S. Loan Parties, the “Initial Loan Parties”) (other than the Canadian Borrower) in favor of the Canadian Administrative Agent.

12.             Pledge and Security Agreement (the “Security Agreement”) executed by the Initial U.S. Loan Parties in favor of the Administrative Agent, together with pledged instruments and

(3) The documents listed in this Part II are those contemplated by the condition precedent set forth in Section 4.02(j) of the Credit Agreement.  Pursuant to Section 4.02(e) of the Credit Agreement, the Funding Date Perfection Requirements may be satisfied, waived or extended at the sole discretion of the Applicable Agent.

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allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	—	Legal Name and Principal Place of Business; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations
Exhibit B	—	Equipment Covered by Certificates of Title; Patents, Copyrights, Trademarks Protected under Federal Law and Industrial Designs
Exhibit C	—	List of Properties where Fixtures are located
Exhibit D	—	Instruments, Pledged Securities and other Investment Property
Exhibit E	—	UCC Financing Statement Filing Locations
Exhibit F	—	Commercial Tort Claims
Exhibit G	—	Deposit Accounts

13.             Charge and Security Agreements (the “Canadian Security Agreement”) executed by the Initial Canadian Loan Parties in favor of the Canadian Administrative Agent.

Schedule A	—	Description of Lands
Schedule B	—	Permitted Encumbrances
Schedule C	—	Equipment
Schedule D	—	Offices in which PPSA Filings have been Filed
Schedule E	—	Loan Parties’ Places of Business and Asset Locations
Schedule F(A)	—	Equipment Covered by Certificates of Title
Schedule F(B)	—	Patents, Copyrights, Trademarks, Industrial Designs
Schedule G	—	Deposit Accounts
Schedule H	—	Litigation Claims

14.             Pledges of Investment Collateral executed by certain Initial Loan Parties, together with share certificates, stock transfer powers and resolutions of issuers consenting to pledge.(4)

15.             Confirmatory Grant of Security Interest in United States Copyrights made by certain of the Initial Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Copyrights; Copyright Applications; Other Copyrights

16.             Confirmatory Grant of Security Interest in United States Patents made by certain Initial Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Patents; Patent Applications; Other Patents

(4) Separate agreement required for each Canadian Subsidiary the Equity Interests of which are required to be pledged.  Each pledge agreement, governed by Ontario law, will assume delivery of the share certificates  in Toronto for time of closing.  To include pledge by U.S. Loan Parties of first-tier Canadian Subsidiaries in accordance with the Funding Date Perfection Requirements.

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17.             Confirmatory Grant of Security Interest in United States Trademarks made by certain Initial Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

18.             Confirmatory Grant of Security Interest in Canadian Intellectual Property made by certain Initial Loan Parties in favor of the Applicable Agent.

Schedule A	—	Registered Copyrights; Copyright Applications; Other Copyrights
Schedule B	—	Registered Patents; Patent Applications; Other Patents
Schedule C	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

19.             Certificates of Insurance listing (a) the Administrative Agent as lender loss payee for the property and casualty insurance policies and business interruption insurance policies of the Initial  Loan Parties, together with a long-form lender loss payable endorsement, and (b) the Administrative Agent as an additional insured with respect to the liability insurance of the Initial Loan Parties, together with additional insured endorsements, in each case to the extent required by Section 5.05 of the Credit Agreement.

B.                                     UCC, PPSA, AND OTHER COLLATERAL-RELATED DELIVERIES

20.             UCC, tax lien, judgment and name variation search reports naming each Initial Loan Party from the appropriate offices in relevant jurisdictions.

21.             Personal Property Security Act (“PPSA”), litigation, bankruptcy and Bank Act searches for each applicable Initial Loan Party from the appropriate offices in relevant jurisdictions.

22.             UCC-1 financing statements naming each Initial Loan Party as debtor and the Applicable Agent as secured party as filed with the appropriate offices in each applicable jurisdiction.

23.             PPSA filings and, if relevant, Quebec hypothec registration naming certain Initial Loan Parties as debtors and the Applicable Agent as secured party as filed with the appropriate offices in each applicable jurisdiction.

24.             Search reports naming each Initial Loan Party from the United States Patent and Trademark Office, U.S. Copyright Office and the Canadian Intellectual Property Office.

C.                                     CORPORATE DOCUMENTS

25.             Certificate of a Director, Secretary, Assistant Secretary or other duly appointed and authorized officer of each Initial Loan Party certifying (a) that there have been no changes in (i) the Certificate of Incorporation or Amalgamation or other charter document of such Initial Loan Party, as attached thereto and, with respect to the Initial U.S. Loan Parties, as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its incorporation or organization, since the date

5

of the certification thereof and (ii) the By-Laws or other applicable organizational or constitutional document, as attached thereto, of such Initial Loan Party as in effect on the date of such certification, (b) confirming no restrictions on the power to borrow, grant liens or guaranty, (c) resolutions of the Board of Directors or other governing body of such Initial Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and in case of the Initial Canadian Loan Parties that are private company issuers of pledged shares, consents to such pledges and to future transfers upon enforcement, and (d) the names and true signatures of the incumbent officers of each Initial Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrowers) authorized to request a Borrowing under the Credit Agreement.

26.             Good Standing Certificate (or equivalent certificate) for each Initial Loan Party from the Secretary of State, principal Ministry or analogous governmental entity of the jurisdiction of its organization.

D.                                    LEGAL OPINIONS

27.             Opinion letter of Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the  Canadian Administrative Agent and the Lenders.

28.             Opinion letter of Torys LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

E.                                      MORTGAGE DOCUMENTS

29.             Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases executed by the applicable Initial U.S. Loan Party in favor of the Administrative Agent with respect to the properties of the Initial U.S. Loan Parties specified on Schedule 1.01(d) to the Credit Agreement.

30.             Title Commitments (with Policies or “marked-up” title commitments at recording), the required endorsements thereto (to the extent available in the applicable jurisdiction), including gap coverage, and copies of all of the title exceptions.

31.             ALTA Surveys.

32.             Environmental Indemnity Agreement by and among the Borrowers, each of the mortgagors, and the Administrative Agent.

33.             Flood Certifications and Insurance, as applicable.

34.             Mortgage tax forms, if applicable.

35.             Local counsel opinions.

36.             Documents required to issue the title Policies and required endorsements.

6

F.                                      CLOSING CERTIFICATES AND MISCELLANEOUS

37.             Funding Indemnity Letter, in form and substance acceptable to the Administrative Agent, with respect to Eurodollar Loans or BA Rate Loans on the Funding Date, entered into by the Borrowers and the Administrative Agent no less than three (3) Business Days before the Funding Date.

38.             Payoff Letter(s) evidencing the repayment, cancellation and termination of the Specified Existing Indebtedness or the placing of sufficient funds in escrow for that purpose (or, in the case of the Claimant Notes, the termination of the related indenture or the termination or inapplicability of the covenants of World Color Press Inc. and its Affiliates), accompanied by appropriate releases and terminations requested by the Administrative Agent.

(a)                                 UCC-3 termination statements with respect to the Specified Existing Indebtedness.

(b)                                 PPSA terminations and Quebec discharges with respect to the Specified Existing Indebtedness.

(c)                                  Real property releases with respect to the Specified Existing Indebtedness.

39.             Certificate of a Financial Officer of the Borrowers in form and substance satisfactory to the Administrative Agent that (a) the Effective and Funding Date Representations are true and correct in all material respects on and as of the date of the certificate (except where such representation or warranty is qualified by materiality then in all respects or where such representations apply solely to the Effective Date); provided, however, that if any such representation or warranty is qualified by Material Adverse Effect, material adverse change, materially and adversely or similar language, then such representation or warranty shall be deemed to be qualified by Funding Date Material Adverse Effect, (b) no Default has occurred and is continuing or shall result from the funding of any Loan or the issuance of any Letter of Credit on the Funding Date, (c) no Funding Date Material Adverse Effect has occurred, and (d) no injunction or temporary restraining order exists and no litigation has commenced or is otherwise pending which would prohibit the effectiveness of the Credit Agreement or the extension of any Loan or issuance of any Letter of Credit.

40.             Solvency Certificate of the Chief Financial Officer for the Loan Parties.

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III. Amalgamation Date Documents(5)

A.                                   LOAN DOCUMENTS

41.             Reaffirmation of Loan Documents executed by the Canadian Borrower (successor by amalgamation to 7345933 Canada Inc. and World Color Press Inc.).

42.             Joinder to U.S. Guaranty executed by the Material Domestic Subsidiaries of Canadian Borrower (successor by amalgamation to 7345933 Canada Inc. and World Color Press Inc.) (the “WCP U.S. Loan Parties”) in favor of the Administrative Agent.

43.             Joinder to Canadian Guaranty executed by the Material Canadian Subsidiaries of Canadian Borrower (successor by amalgamation to 7345933 Canada Inc. and World Color Press Inc.) (the “WCP Canadian Subsidiaries” and, collectively with the Canadian Borrower, the “WCP Canadian Loan Parties”; the WCP U.S. Loan Parties and the WCP Canadian Loan Parties, collectively, the “WCP Loan Parties”) in favor of the Canadian Administrative Agent.

44.             Joinder to Security Agreement executed by the WCP U.S. Loan Parties, together with pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	—	Legal Name and Principal Place of Business; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations
Exhibit B	—	Equipment Covered by Certificates of Title; Patents, Copyrights, Trademarks Protected under Federal Law and Industrial Designs
Exhibit C	—	List of Properties where Fixtures are located
Exhibit D	—	Instruments, Pledged Securities and other Investment Property
Exhibit E	—	UCC Financing Statement Filing Locations
Exhibit F	—	Commercial Tort Claims
Exhibit G	—	Deposit Accounts

45.               Joinder to Canadian Security Agreement executed by the WCP Canadian Subsidiaries.

Schedule A	—	Description of Lands
Schedule B	—	Permitted Encumbrances
Schedule C	—	Equipment
Schedule D	—	Offices in which PPSA Filings have been Filed
Schedule E	—	Loan Parties’ Places of Business and Asset Locations
Schedule F(A)	—	Equipment Covered by Certificates of Title
Schedule F(B)	—	Patents, Copyrights, Trademarks, Industrial Designs
Schedule G	—	Deposit Accounts

(5) The documents listed in this Part III are those contemplated by clause (iii) of the definition of “Amalgamation Date Requirements” in the Credit Agreement.

8

Schedule H	—	Litigation Claims

46.             Pledges of Investment Collateral executed by certain WCP Loan Parties, together with share certificates, stock transfer powers and resolutions of issuers consenting to pledge.(6)

47.             Confirmatory Grant of Security Interest in United States Copyrights made by certain of the WCP Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Copyrights; Copyright Applications; Other Copyrights

48.             Confirmatory Grant of Security Interest in United States Patents made by certain of the WCP Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Patents; Patent Applications; Other Patents

49.             Confirmatory Grant of Security Interest in United States Trademarks made by certain of the WCP Loan Parties in favor of the Administrative Agent.

Schedule A	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

50.             Confirmatory Grant of Security Interest in Canadian Intellectual Property made by certain of the WCP Loan Parties in favor of the Canadian Administrative Agent.

Schedule A	—	Registered Copyrights; Copyright Applications; Other Copyrights
Schedule B	—	Registered Patents; Patent Applications; Other Patents
Schedule C	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

51.             Deed of Hypothec and Issue of Bonds naming JPMorgan Chase Bank, N.A., Toronto Branch, as “fondé de pouvoir” in the Province of Québec, made by certain of the WCP Loan Parties.

52.             Delivery Order made in connection with the Deed of Hypothec and Issue of Bonds made by certain of the WCP Loan Parties.

53.             Pledge of Bond Agreement made in connection with the Deed of Hypothec and Issue of Bonds, pledging the Bond to JPMorgan Chase Bank, N.A., Toronto Branch, made by certain of the WCP Loan Parties.

(6) Separate agreement required for each Canadian Subsidiary the Equity Interests of which are required to be pledged.  Each pledge agreement, governed by Ontario law, will assume delivery of the share certificates in Toronto for time of closing.

9

B.                                     UCC, PPSA, AND OTHER COLLATERAL-RELATED DELIVERIES

54.             UCC, tax lien and name variation search reports naming each WCP Loan Party from the appropriate offices in relevant jurisdictions.

55.             PPSA, litigation, bankruptcy and Bank Act searches for each applicable WCP Loan Party from the appropriate offices in relevant jurisdictions.

56.             UCC-1 financing statements naming each WCP Loan Party as debtor and the Applicable Agent as secured party as filed with the appropriate offices in each applicable jurisdiction.

57.             PPSA filings and, to the extent available, Quebec hypothec registration naming certain WCP Loan Parties as debtors and the Applicable Agent as secured party as filed with the appropriate offices in each applicable jurisdiction.

58.             Search reports naming each WCP Loan Party from the United States Patent and Trademark Office, U.S. Copyright Office and the Canadian Intellectual Property Office.

C.                                     CORPORATE DOCUMENTS

59.             Certificate of a Director, Secretary, Assistant Secretary or other duly appointed and authorized officer of each WCP Loan Party certifying (a) that there have been no changes in (i) the Certificate of Incorporation or Amalgamation or other charter document of such WCP Loan Party, as attached thereto and, with respect to the WCP U.S. Loan Parties, as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its incorporation or organization, since the date of the certification thereof and (ii) the By-Laws or other applicable organizational or constitutional document, as attached thereto, of such WCP Loan Party as in effect on the date of such certification, (b) confirming no restrictions on the power to borrow, grant liens or guaranty, (c) resolutions of the Board of Directors or other governing body of such WCP Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and in case of WCP Canadian Loan Parties that are private company issuers of pledged shares, consents to such pledges and to future transfers upon enforcement, and (d) the names and true signatures of the incumbent officers of each WCP Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Canadian Borrower) authorized to request a Borrowing under the Credit Agreement.

60.             Certificate of a Director, Secretary, Assistant Secretary or other duly appointed and authorized officer of the U.S. Borrower certifying (a) a true, correct and complete copy of the final Order of Superior Court of Quebec (Commercial Division) approving the Plan of Arrangement, as attached thereto, (b) a true, correct and complete copy of the March 25, 2010 letter confirming “no action” and waiver of filing requirement under Canada’s Competition Act, as attached thereto, and (c) a true, correct and complete copy of the approval of the acquisition of World Color Press, Inc. by the U.S. Borrower by the Minister under the Investment Canada Act, as attached thereto.

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61.             The Certificate of Arrangement issued by the Director under the Canada Business Corporations Act with respect to the amalgamation of 7345933 Canada Inc. and World Color Press Inc.(7)

62.             Good Standing Certificate (or equivalent certificate) for each WCP Loan Party from the Secretary of State, principal Ministry or analogous governmental entity of the jurisdiction of its organization.

D.                                    LEGAL OPINIONS

63.             Opinion letter of Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

64.             Opinion letter of Torys LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

65.             Opinion letter of Lavery, de Billy, L.L.P., Quebec counsel to the Loan Parties, addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders.

E.                                      MORTGAGE DOCUMENTS

66.             Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases executed by the applicable WCP U.S. Loan Party in favor of the Administrative Agent with respect to the U.S. properties of the WCP U.S. Loan Parties specified on Schedule 1.01(d) to the Credit Agreement.

67.             Charge and Security Agreement executed by the applicable WCP Canadian Loan Parties with respect to the Canadian properties of the WCP Canadian Loan Parties specified on Schedule 1.01(d) to the Credit Agreement.

(7) The U.S. Borrower shall take or cause to be taken all action necessary to obtain the Certificate of Arrangement immediately following the opening of business at Industry Canada on the date of funding. If the Certificate of Arrangement is not available immediately following the opening of business at Industry Canada on such date despite the U. S. Borrower and the parties to the arrangement having taken all action necessary to obtain the Certificate of Arrangement on the date of funding, the U.S. Borrower may, in the alternative, deliver to the Agents a certificate of a duly appointed and authorized officer of the U.S. Borrower certifying that  (i) attached thereto are copies of the articles of arrangement and all documents required to be submitted to the Director appointed under the CBCA together with the articles of arrangement and that such documents have been pre-cleared with the Director, (ii) attached thereto are the final signed versions of all such documents in the same form as such pre-cleared documents and that such final signed versions have been filed with the Director with a request for the Certificate of Arrangement to be issued dated as of the date of funding, and (iii) attached thereto is a time-stamped receipt of the Director confirming receipt of all such required documents (if such a receipt is provided by the Director as part of its procedure for receipt of arrangement documents).  If such an officer’s certificate is delivered, the U.S. Borrower shall provide its undertaking to forthwith take or to cause to be taken all such further action as may be necessary to obtain the Certificate of Arrangement on the date of funding and dated as of the date of funding and shall immediately deliver a copy of the Certificate of Arrangement to the Agents upon receipt.

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68.             Title Commitments (with Policies or “marked-up” title commitments at recording), the required endorsements thereto (to the extent available in the applicable jurisdiction), including gap coverage, and copies of all of the title exceptions.

69.             ALTA Surveys, or the Canadian equivalent, as applicable.

70.             Environmental Indemnity Agreement (U.S.) by and among the Borrowers, each of the mortgagors and the Administrative Agent.

71.             Environmental Indemnity Agreement (Canadian) by and among the Borrowers, each of the mortgagors and the Canadian Administrative Agent.

72.             Flood Certifications and Insurance, as applicable.

73.             Mortgage tax forms, if applicable.

74.             Local counsel opinions.

75.             Documents required to issue the title Policies and required endorsements.

IV.                                Post Closing Items

76.             Post-filing UCC search reports confirming that each of the UCC financing statements referenced in items 22 and 56 have been filed and are of record in the applicable jurisdictions.

77.             Post-filing PPSA/Quebec search reports confirming that each of the PPSA filings referenced in items 23 and 57 have been filed and are of record in the applicable jurisdictions.

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EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

To:                             The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of

April 23, 2010, (as amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”) among Quad/Graphics, Inc., a Wisconsin corporation (the “U.S. Borrower”), [7345933 Canada Inc.][World Color Press Inc.], a Canadian corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.              I am the duly elected                       , a Financial Officer of Quad/Graphics, Inc.;

2.              I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the U.S. Borrower and its consolidated Subsidiaries during the accounting period covered by the attached consolidated financial statements and such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the (i) U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) include financial information for all Consolidated Financial Covenant Entities.

3.              The examinations described in paragraph 2 did not disclose, except as set forth below in detail (along with any action taken or proposed to be taken with respect thereto), and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement which has had a material effect on such financial statements;

4.              I hereby certify that no Loan Party has changed (i) its name, (ii) its place of business (if it has only one) or its chief executive office (if it has more than one place of business), (iii) the type of entity it is or (iv) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.1.7 of the Pledge and Security Agreement;

5.              Schedules I(A) and I(B) attached hereto set forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct; and

6.              Schedule II(A) attached hereto sets forth the Material Domestic Subsidiaries (including those Subsidiaries designated by the U.S. Borrower as Material Domestic Subsidiaries, and constituting Loan Party Guarantors), as of             ,      .  During the four Fiscal Quarter period ended as of such date, the aggregate amount of that portion of Consolidated EBITDA of all Domestic Subsidiaries that are not Material Domestic Subsidiaries was equal to or less than 10% of Consolidated EBITDA. As of such date, the aggregate amount of that portion of Consolidated Total Assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries was equal to or less than 10% of Consolidated Total Assets.  The following Subsidiaries set forth on Schedule II(A) have not been specified as Material Domestic Subsidiaries on a previous Compliance Certificate:

7.              Schedule II(B) attached hereto sets forth the Material Canadian Subsidiaries (including those Subsidiaries designated by the U.S. Borrower as Material Canadian Subsidiaries, and constituting Loan Party Guarantors), as of             ,      .  During the four Fiscal Quarter period ended as of such date, the aggregate amount of that portion of Consolidated EBITDA of all Canadian Subsidiaries that are not Material Canadian Subsidiaries was equal to or less than 10% of Consolidated EBITDA. As of such date, the aggregate amount of that portion of Consolidated Total Assets of all Canadian Subsidiaries that are not Material Canadian Subsidiaries was equal to or less than 10% of Consolidated Total Assets.  The following Subsidiaries set forth on Schedule II(B) have not been specified as Material Canadian Subsidiaries on a previous Compliance Certificate:

8.              Schedule II(C) attached hereto sets forth the Material Foreign Subsidiaries (including those Subsidiaries designated by the U.S. Borrower as Material Foreign Subsidiaries, and which Subsidiaries’ Equity Interests are pledged to the Applicable Agent to the extent required by the Credit Agreement), as of             ,      .  During the four Fiscal Quarter period ended as of such date,  the aggregate amount of that portion of Consolidated EBITDA of all non-Canadian Foreign Subsidiaries that are not Material Foreign Subsidiaries was equal to or less than 10% of Consolidated EBITDA. As of such date, the aggregate amount of that portion of Consolidated Total Assets of all non-Canadian Foreign Subsidiaries that are not Material Foreign Subsidiaries was equal to or less than 10% of Consolidated Total Assets.  The following Subsidiaries set forth on Schedule II(C) are First Tier Foreign Subsidiaries that have not been specified as Material Foreign Subsidiaries on a previous Compliance Certificate:

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

QUAD/GRAPHICS, INC.

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of           ,

with certain provisions of the Credit Agreement

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Credit Agreement relating to the information set forth in the Company’s consolidated financial statements delivered with this Certificate.  The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control.  In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Credit Agreement.  For purposes of this Schedule I, the “Measurement Quarter” shall be the fiscal quarter of the Company ending on the date set forth above.  As set forth in the Credit Agreement, calculations pursuant to Section I of this Certificate shall be based on the Consolidated Financial Covenant Entities.

I.	FINANCIAL COVENANTS

A.	CONSOLIDATED EBITDA (for the four consecutive Fiscal Quarters ending as of the end of the Measurement Quarter (the “Reference Period”) (See Schedule I(B))				$

B.	MAXIMUM TOTAL LEVERAGE RATIO (Section 6.11(a))

	1.	Consolidated Total Indebtedness (as of the end of the Measurement Quarter)

		a.	outstanding Indebtedness of the Consolidated Financial Covenant Entities (including all Attributable Receivables Indebtedness but excluding Pension and Post-Employment Benefits Amounts)		$

		b.	plus aggregate amount of Indebtedness of the Consolidated Financial Covenant Entities relating to the maximum drawing amount of all letters of credit outstanding and to all bankers’ acceptances	+	$

		c.	plus all Indebtedness described in 1(a) and 1(b) of another Person guaranteed by the Consolidated Financial Covenant Entities	+	$

		d.	Consolidated Total Indebtedness	=	$

	2.	Consolidated EBITDA (for the Reference Period) (from Item I.A)			$

	3.	Total Leverage Ratio (Ratio of Item I.B.1.d. to Item I.B.2)			to 1.00

	4.	Maximum Total Leverage Ratio(1)			to 1.00

The Total Leverage Ratio in Item I.B.3. shall not exceed the Maximum Total Leverage Ratio in Item I.B.4.

	5.	In compliance?			Yes/No

C.	MINIMUM INTEREST COVERAGE RATIO (Section 6.11(b))

	1.	Consolidated EBITDA (From Item I.A above)		=	$

	2.	Cash Consolidated Interest Expense (for the four consecutive fiscal quarters ending as of the end of the Measurement Quarter) (2)		=	$

	3.	Interest Coverage Ratio (Ratio of Item I.C.1 to Item I.C.2)			to 1.00

	4.	Minimum Interest Coverage Ratio(3)			to 1.00

The Interest Coverage Ratio in Item I.C.3. shall not be less than the Minimum Interest Coverage Ratio in Item I.C.4.

	5.	In compliance?			Yes/No

D.	MINIMUM CONSOLIDATED NET WORTH (Section 6.11(c))(4)

	1.	Consolidated Net Worth (as of the end of the Measurement Quarter)			$

	2.	Minimum Consolidated Net Worth (as of the end of the Measurement Quarter)

		a.	Base		$745,800,000

(1)	Period	Maximum Total Leverage Ratio
	September 30,2010 through September 30, 2012	3.75 to 1.00
	December 31, 2012 through September 30, 2013	3.50 to 1.00
	December 31, 2013 and thereafter	3.25 to 1.00

(2) For the first four Fiscal Quarters beginning with the Fiscal Quarter ending September 30, 2010, cash Consolidated Interest Expense shall be determined on an annualized basis, with each test period beginning with the Fiscal Quarter ending September 30, 2010 and ending on the last day of the applicable Fiscal Quarter.

(3)	Period	Maximum Total Leverage Ratio
	September 30, 2010 through September 30, 2011	3.00 to 1.00
	December 31, 2011 through September 30, 2012	3.25 to 1.00
	December 31, 2012 and thereafter	3.50 to 1.00

(4) No portion of Consolidated Net Income corresponding with a Consolidated Financial Covenant Entity that is not a Loan Party or a Subsidiary thereof shall be included in a computation of minimum Consolidated Net Worth in either Item D.1 or Item D.2.b, other than any amount thereof that is distributed to a Loan Party or Subsidiary as a result of its ownership of Equity Interests in such other Person, which distributed amount shall be included therein.

	b.	plus 40% of positive Consolidated Net Income for each Fiscal Year on a cumulative basis, commencing with the Fiscal Year ending December, 31, 2010	+	$

	c.	Minimum Consolidated Net Worth	=	$

3.	The Consolidated Net Worth in Item I.D.1.b shall not be less than Minimum Consolidated Net Worth in Item I.D.2.c.

4.	In compliance?			Yes/No

SCHEDULE I(B)

Consolidated EBITDA Worksheet

See attached.

CONSOLIDATED EBITDA WORKSHEET

For Reference Period ended		Quarter ended	Quarter ended	Quarter ended	Quarter ended	Reference Period Total

Consolidated Net Income

plus to the extent deducted from revenues in determining Consolidated Net Income:

a. Consolidated Interest Expense	+

b. expense for taxes paid or accrued	+

c. depreciation	+

d. amortization	+

e. extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, including any writedown of goodwill, long-lived asset or intangible asset impairment

+

f. non-cash expenses related to stock based compensation	+

g. Transaction and Restructuring Charges	+

h. amounts paid with respect to MEPP Exit Expenses	+

minus to the extent included in Consolidated Net Income:*

i. interest income	-

j. income tax credits and refunds (to the extent not netted from tax expense)	-

* No non-cash gain shall be deducted to the extent it represents reversal of or accrual or reserve for a potential cash item that reduced Consolidated EBITDA for a prior period.

		Quarter ended	Quarter ended	Quarter ended	Quarter ended	Reference Period Total

k. extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business (except as otherwise provided in the definition of Transaction and Restructuring Charges)	-

l. Cash payments made with respect to non-cash charges added back to Consolidated EBITDA	-

Consolidated EBITDA	=

NOTE: If a Material Disposition has occurred during the applicable Reference Period, the following amount should be subtracted from Consolidated EBITDA:

NOTE: If a Material Acquisition has occurred during the applicable Reference Period, the following amount should be given effect to Consolidated EBITDA on a pro forma basis:

SCHEDULE II(A) TO COMPLIANCE CERTIFICATE

Material Domestic Subsidiaries

SCHEDULE II(B) TO COMPLIANCE CERTIFICATE

Material Canadian Subsidiaries

SCHEDULE II(C) TO COMPLIANCE CERTIFICATE

Material Foreign Subsidiaries

EXHIBIT G

LOAN AUCTION PROCEDURES

This Exhibit G is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.24 of the Credit Agreement, of which this Exhibit G is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Administrative Agent, the Auction Manager, or any of its Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrowers pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their Affiliates) in its capacity as a Lender to sell its Term Loans to the Borrowers be deemed to constitute such a recommendation.  Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Purchase Offer and the relevant offering documents.  Capitalized terms not otherwise defined in this Exhibit G have the meanings assigned to them in the Credit Agreement.

I.             Notice Procedures.  In connection with each Purchase Offer, a Borrower (the “Purchasing Borrower”) will provide notification to the Auction Manager (for distribution to the Lenders of the Term Loans of the Purchasing Borrower (as determined by the Purchasing Borrower in its sole discretion) that will be the subject of such Purchase Offer (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of its Term Loans that the Purchasing Borrower offers to purchase in such Purchase Offer (the “Auction Amount”), which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which the Purchasing Borrower would be willing to purchase its Term Loans in such Purchase Offer; and (iii) the date on which such Purchase Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York time (as such date and time may be extended by the Auction Manager, the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Purchasing Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted.  A Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the Purchasing Borrower withdraws such Purchase Offer in accordance with the terms hereof or as set forth in Section 2.24(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed purchase offer, no Borrower shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, no Borrower shall initiate any Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Purchase Offer or the occurrence of the Expiration Time of such previous Purchase Offer.

II.            Reply Procedures.  In connection with any Purchase Offer, each Lender wishing to participate in such Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the Purchasing Borrower held by such Lender.  Lenders may only submit one Return Bid per Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).  The Purchasing Borrower will not purchase any of its Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

III.          Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchasing Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Purchase Offer within the Discount Range for such Purchase Offer that will allow the Purchasing Borrower to complete the Purchase Offer by purchasing the full Auction Amount (or such lesser amount of its Term Loans for which the Purchasing Borrower has received Qualifying Bids).  The Purchasing Borrower shall purchase its Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

IV.          Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Purchasing Borrower shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

V.            Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the Business Day during which the Expiration Time occurs.  The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

VI.          Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrowers:

“No Default or Event of Default has occurred and is continuing, or would result from this Purchase Offer.

The representations and warranties of the Borrowers and each other Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, are true and correct in all material respects.

As of the date hereof, the Borrowers represent and warrant that no Loan Party has any material non-public information that (a) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to participate in the Purchase Offer.”

VII.         Additional Procedures.  Once initiated by an Auction Notice, the Purchasing Borrower may withdraw a Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender.  However, a Purchase Offer may become void if the conditions to the purchase set forth in Section 2.24 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Purchasing Borrower is required in accordance with the foregoing provisions shall be paid directly by the Purchasing Borrower to the respective assigning Lender on a settlement date as determined jointly by the Purchasing Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due).  The Purchasing Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and eligibility of Term Loans that are the subject of a Purchase Offer will be determined by the Auction Manager, in consultation with the Purchasing Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit G.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Purchasing Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit G.  None of the Administrative Agent, the Auction Manager or any of its Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrowers, the Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Exhibit G shall not require the Borrowers to initiate any Purchase Offer.

EXHIBIT H

FORM OF REVOLVING LOAN NOTE

[ ] [ ], [ ]

FOR VALUE RECEIVED, the undersigned, QUAD/GRAPHICS, INC., a Wisconsin corporation (the “U.S. Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”) the aggregate unpaid principal amount of all [U.S.] [Canadian] Tranche Revolving Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement (as defined below) on the Revolving Loan Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned U.S. Borrower promises to pay interest on the unpaid principal amount of each [U.S.] [Canadian] Tranche Revolving Loan made to it from the date of such [U.S.] [Canadian] Tranche Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each [U.S.] [Canadian] Tranche Revolving Loan, and upon each payment or prepayment of principal of each [U.S.] [Canadian] Tranche Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof (in the case of Eurodollar Borrowing) or the amount of principal paid or prepaid with respect to such [U.S.] [Canadian] Tranche Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Secured Obligations of the undersigned U.S. Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of April 23, 2010 by and among the U.S. Borrower, [7345933 Canada Inc.][World Color Press Inc.], the financial institutions from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of [U.S.] [Canadian] Tranche Revolving Loans by the Lender to the undersigned U.S. Borrower from time to time not to exceed an amount at any time outstanding of such Lender’s [U.S.][Canadian] Tranche Revolving Commitment, the indebtedness of the undersigned U.S. Borrower resulting from each such Revolving Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the rights of the Agents in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest is hereby waived by the U.S. Borrower.

Whenever in this Note reference is made to Agents, the Lender or the U.S. Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns.  The U.S. Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the U.S. Borrower.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

QUAD/GRAPHICS, INC.

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

FORM OF REVOLVING LOAN NOTE

[ ] [ ], [ ]

FOR VALUE RECEIVED, the undersigned, [7345933 CANADA INC.][WORLD COLOR PRESS INC.], a Canadian corporation (the “Canadian Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”) the aggregate unpaid principal amount of all Canadian Tranche Revolving Loans made by the Lender to the Canadian Borrower pursuant to the Credit Agreement (as defined below) on the Revolving Loan Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Canadian Borrower promise to pay interest on the unpaid principal amount of each Canadian Tranche Revolving Loan made to it from the date of such Canadian Tranche Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Canadian Tranche Revolving Loan, and upon each payment or prepayment of principal of each Canadian Tranche Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Canadian Tranche Revolving Loan, the respective Interest Period thereof (in the case of Eurodollar Borrowing or BA Rate Borrowing) or the amount of principal paid or prepaid with respect to such Canadian Tranche Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Secured Obligations of the undersigned Canadian Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of April 23, 2010 by and among Quad/Graphics, Inc., the Canadian Borrower, the financial institutions from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Canadian Tranche Revolving Loans by the Lender to the undersigned Canadian Borrower from time to time not to exceed an amount at any time outstanding of such Lender’s Canadian Tranche Revolving Commitment, the indebtedness of the undersigned Canadian Borrower resulting from each such Revolving Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the rights of the Agents in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest is hereby waived by the Canadian Borrower.

Whenever in this Note reference is made to Agents, the Lender or the Canadian Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns.  The Canadian Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Canadian Borrower.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

[7345933 CANADA INC.][WORLD COLOR PRESS INC.]

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

FORM OF TERM LOAN NOTE

[ ] [ ], [ ]

FOR VALUE RECEIVED the undersigned, QUAD/GRAPHICS, INC., a Wisconsin corporation (the “U.S. Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”)  the aggregate unpaid principal amount of all Term Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement (as defined below) on the Term Loan Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned U.S. Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Term Loan, the respective Interest Period thereof (in the case of Eurodollar Borrowing) or the amount of principal paid or prepaid with respect to such Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Secured Obligations of the undersigned U.S. Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of April 23, 2010 by and among the U.S. Borrower, [7345933 Canada Inc.][World Color Press Inc.], the financial institutions from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the undersigned U.S. Borrower on the Funding Date in an aggregate amount equal to such Lender’s Term Loan Commitment in respect of the U.S. Borrower, the indebtedness of the undersigned U.S. Borrower resulting from each such Term Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the rights of the Agents in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the U.S. Borrower.

Whenever in this Note reference is made to Agents, the Lender or the U.S. Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns.  The U.S. Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the U.S. Borrower.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

QUAD/GRAPHICS, INC.

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

FORM OF TERM LOAN NOTE

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FOR VALUE RECEIVED the undersigned, [7345933 CANADA INC.][WORLD COLOR PRESS INC.], a Canadian corporation (the “Canadian Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”)  the aggregate unpaid principal amount of all Term Loans made by the Lender to the Canadian Borrower pursuant to the Credit Agreement (as defined below) on the Term Loan Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Canadian Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Term Loan, the respective Interest Period thereof (in the case of Eurodollar Borrowing) or the amount of principal paid or prepaid with respect to such Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Secured Obligations of the undersigned Canadian Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of April 23, 2010 by and among Quad/Graphics, Inc., the Canadian Borrower, the financial institutions from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the undersigned Canadian Borrower on the Funding Date in an aggregate amount equal to such Lender’s Term Loan Commitment in respect of the Borrower, the indebtedness of the undersigned Canadian Borrower resulting from each such Term Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the rights of the Agents in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest is hereby waived by the Canadian Borrower.

Whenever in this Note reference is made to Agents, the Lender or the Canadian Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns.  The Canadian Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Canadian Borrower.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

[7345933 CANADA INC.][WORLD COLOR PRESS INC.]

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By